Exhibit 4.1

Execution Version

StoneMor Inc.,

as the Issuer

and the Guarantors party hereto

$400,000,000

aggregate principal amount of

8.500% SENIOR SECURED NOTES DUE 2029

INDENTURE

Dated as of May 11, 2021

Wilmington Trust, National Association

as Trustee and Collateral Agent

i

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Certificate from Acquiring Accredited Investor
Exhibit E	Form of Supplemental Indenture
Exhibit F	Form of Intercreditor Agreement

INDENTURE dated as of May 11, 2021, among StoneMor Inc., a Delaware corporation (the “Issuer” or the “Company”), each of the Guarantors (as defined herein) from time to time party hereto and Wilmington Trust, National Association, as Trustee (in such capacity, the “Trustee”) and Collateral Agent (in such capacity, the “Collateral Agent”).

The Issuer, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 8.500% Senior Secured Notes due 2029 (the “Notes,” including the $400,000,000 aggregate principal amount of Notes to be issued on the date hereof (the “Initial Notes”) and any Additional Notes (as defined herein) that may be issued from time to time):

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions. The terms defined in this Section 1.01 have the meanings assigned to them in this Section 1.01.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Accession Agreement” means an accession agreement, if any, to the Collateral Documents, in substantially the form provided therein, entered into by the Company, the Guarantors, the trustee, the agent or other representative for the holders of any Other Second Priority Obligations and the Collateral Agent from time to time.

“Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act, which is not also a QIB.

“Acquired Debt” means with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, including Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person at the time such asset is acquired by such specified Person.

“Additional Notes” means any Notes issued after the date of this Indenture from time to time in accordance with the terms of this Indenture including the provisions of Sections 2.02 and 5.09.

“Administrative Agent” means, with respect to any Credit Facility, any administrative agent, trustee or other designated representative of the lenders, bondholders or other creditors under such Credit Facility.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that (i) beneficial ownership of 15% or more of the voting stock of a Person will be deemed to be control and (ii) each Permitted Holder shall be deemed to be an Affiliate of the Company and its Restricted Subsidiaries for purposes of this Indenture.

“Agent” means any Registrar, Paying Agent, any co-Registrar, any additional Paying Agent or Collateral Agent.

“AI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Accredited Investors.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note redeemed and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on May 15, 2024 (such redemption price being set forth in subsection (a) of Section 3.07 exclusive of any accrued interest, if any) plus (2) all required remaining scheduled interest payments due on such Note (in respect of the portion redeemed) through May 15, 2024 (but excluding accrued and unpaid interest, if any, to the redemption date), computed using a discount rate equal to the Treasury Rate plus 0.50%, over (B) the principal amount of such Note on such redemption date.

“Applicable Procedures” means, with respect to any tender, payment, transfer or exchange of beneficial interests in a Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that are applicable to such tender, payment, transfer or exchange.

“Archdiocese” means the Archdiocese of Philadelphia, an archdiocese organized and existing under and governed by Canon Law of the Roman Catholic Church and recognized by the Commonwealth of Pennsylvania as a nonprofit religious organization.

“Archdiocese Holdco” means Philadelphia Catholic Cemeteries, LLC, a Delaware limited liability company.

“Archdiocese Lease” means that certain Lease Agreement, dated as of September 26, 2013, among the Archdiocese and the Operating Company, StoneMor Pennsylvania LLC, StoneMor Pennsylvania Subsidiary LLC and the Partnership (as amended by Amendment No. 1 to Lease Agreement, dated as of March 20, 2014, and Amendment No. 2 to Lease Agreement

dated as of May 28, 2014, and as further amended, restated, modified or supplemented from time to time).

“Archdiocese Operating Agreement” means the Operating Agreement of Philadelphia Catholic Cemeteries, LLC, dated as of May 28, 2014, between the Archdiocese and StoneMor Pennsylvania Subsidiary LLC (as amended, restated, modified or supplemented from time to time, in each case in a manner which could not reasonably be expected to be adverse in any material respect to the interests of the holders of the Notes).

“Asset Sale” means:

(1) the sale, lease, transfer, conveyance or other disposition of any assets; provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 5.14 and/or the provisions of Section 6.01 and not by the provisions of Section 5.10;

(2) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company’s Restricted Subsidiaries; and

(3) an Event of Loss,

in the case of either clause (1), (2) or (3), whether in a single transaction or a series of related transactions:

(A) that have a Fair Market Value in excess of $5.0 million; or

(B) for Net Proceeds in excess of $5.0 million.

Notwithstanding the foregoing, none of the following will be deemed to be an Asset Sale:

(1) a transfer (including the sale, lease, licensing or other disposition) of assets (a) to the Issuer or any Guarantor, (b) by a Foreign Subsidiary to another Foreign Subsidiary, (c) by any other Restricted Subsidiary that is not a Guarantor to another Restricted Subsidiary that is not a Guarantor or (d) in the ordinary course of business consistent with past practice;

(2) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Restricted Subsidiary of the Company;

(3) for purposes of Section 5.10 only, a Restricted Payment that is permitted by Section 5.07 or a Permitted Investment;

(4) the Incurrence of Permitted Liens and the disposition of assets subject to such Liens by or on behalf of the Person holding such Liens;

(5) the sale, transfer or other disposition of overdue and delinquent accounts in the ordinary course of business consistent with past practice;

(6) any disposition of cash or Cash Equivalents in the ordinary course of business;

(7) the lease, assignment or sub-lease of any property in the ordinary course of business;

(8) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(9) sales of assets that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any of its Restricted Subsidiaries;

(10) the license of patents, trademarks, copyrights, trade secrets and know-how to third Persons in the ordinary course of business; and

(11) Permitted Asset Swaps.

“Axar” means Axar Capital Management, LP.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar legal requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors or other governing body of the general partner of the partnership;

(3) with respect to a limited liability company, the board of directors, managers or other governing body, and in the absence of the same, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person or other individual or entity serving a similar function.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York, in the city of the Corporate Trust Office or in the jurisdiction of the place of payment are authorized or obligated by law or executive order to close.

“Capital Expenditures” means, for any period, the sum of

(1) the aggregate amount of all expenditures of the Company and its Restricted Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and

(2) the aggregate amount of all payments in respect of Capital Lease Obligations of the Company and its Restricted Subsidiaries during such period.

“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property which are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person determined in accordance with GAAP and the amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease or other arrangement prior to the first date upon which such lease or other arrangement may be terminated by the lessee without payment of a penalty; provided that any type of obligations of the Company and any Restricted Subsidiary of the Company that are currently characterized as “operating leases” but are subsequently recharacterized as capital leases for any reason after the initial issuance of the Notes shall not be treated as Capital Lease Obligations or Indebtedness for any purposes hereunder and shall be treated as operating leases for all purposes and in no event will an operating lease or a lease that would have been an operating lease prior to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic (842) be treated as Capital Lease Obligations.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity (subject to clause (3) below) other than a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally Guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

(2) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or banker’s acceptances having maturities of six months or less from the date of acquisition issued by any lender to the Company or any Subsidiary or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000;

(3) commercial paper of an issuer rated at least A-1 by S&P Global Ratings or any successor or successors thereto (“S&P”) or P-1 by Moody’s Investors Service, Inc. or any successor or successors thereto (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition;

(4) repurchase obligations of any financial institution satisfying the requirements of clause (2) of this definition, having a term of not more than 30 days, with respect to securities issued or fully Guaranteed or insured by the United States government;

(5) securities with maturities of one year or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) have the highest rating obtainable from either S&P or Moody’s;

(6) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any financial institution satisfying the requirements of clause (2) of this definition;

(7) money market, mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (1) through (6) of this definition; and

(8) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated “AAA” by S&P and “Aaa” by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Management Obligations” means, with respect to any Person, all obligations of such Person incurred in the ordinary course of business in respect of overdrafts and liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions.

“Cemetery Non-Profit” means a person which (i) is organized as a non-profit entity, whether pursuant to Section 501 of the Code or otherwise and (ii) has contracted with any of the Issuer or any Guarantor for the provision of services under a Cemetery Non-Profit Management Agreement. For the sake of clarity, no Cemetery Non-Profit is, or shall be required to become, a Guarantor.

“Cemetery Non-Profit Management Agreement” means an agreement (including a lease) pursuant to which the Issuer or a Guarantor agrees to manage the operations of any Cemetery Non-Profit in the business of providing cemetery services and/or cemetery property or to operate such cemetery property.

“CFC” means a controlled foreign corporation within the meaning of Section 957(a) of the Code and any entity that wholly-owns the stock of a CFC and which is disregarded for United States federal income purposes as an entity that is separate from its owner.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” or “group” (as defined above) other than a Permitted Holder, becomes the “beneficial owner” (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (3) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting stock or voting shares of the Company;

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5) the Company ceases to own, directly or indirectly, 100% of the partnership interests in the Partnership;

For purposes of clause (3) of this definition, any direct or indirect holding company of the Company shall not itself be considered a “person” or “group”; provided that no “person” or “group” beneficially owns, directly or indirectly, more than 50% of the total voting stock or voting shares of such holding company.

“Clearstream” means Clearstream Banking, societe anonyme, Luxembourg (or any successor thereto).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all cash, Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments, Intellectual Property, Inventory, Investment Property, letters of credit, Letter-of-Credit Rights, Material Real Property, Pledged Collateral, Pledged Deposits, Securities and Supporting Obligations (including, without limitation, all cash on hand, letters of credit or any other deposits (general or special, time or demand, provisional or final) with any bank or other financial institution), wherever located, in which any Grantor now has or hereafter acquires any right or interest, and the proceeds (including Pledged Collateral Rights), insurance proceeds and products thereof, and all collateral security and guarantees given by any person with respect to any of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto, it being intended that the Collateral include all real and personal property of the Issuer and each Guarantor; provided, however, that in no case shall “Collateral” include any Excluded Property. Capitalized terms used in this definition of “Collateral” and not otherwise defined herein have the respective meanings given to them in the UCC.

“Collateral Agent” means Wilmington Trust, National Association, in its capacity as Collateral Agent under the Indenture, the Collateral Documents and the Intercreditor Agreement, if any (in such capacity, the “Second Priority Collateral Agent”), together with its successors in such capacity.

“Collateral Documents” means the Security Agreement, the Mortgages and any other agreement, document or instrument pursuant to which a Lien is granted by the Issuer or a Guarantor to secure any Indenture Obligations or under which rights or remedies with respect to any such Lien are governed.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus:

(1) an amount equal to any extraordinary or non-recurring loss, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(2) an amount equal to any net loss realized in connection with an Asset Sale, the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness by such Person or its Restricted Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(3) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(4) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

(5) depreciation, amortization (including amortization of cemetery property, goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) to the extent deducted in computing such Consolidated Net Income; plus

(6) any net increase in deferred cemetery revenues and any increase in deferred merchandise trust revenues; provided, however, that the effects of realized gains or losses in connection with a material change to the composition of the assets in the perpetual trusts funds or the merchandise trusts funds shall be ignored for purposes of this clause (6), and for the avoidance of doubt a net increase can be negative; plus

(7) the cost of lots sold and any change in deferred selling or obtaining costs; plus

(8) the amount of pro forma “run rate” cost savings, operating expense reductions, operating improvements and synergies resulting from any acquisition, Investments, dispositions or any cost savings initiative or other restructuring initiative and projected by a responsible financial or accounting officer in good faith to be reasonably anticipated to be realizable within 12 months after the Issue Date or the date of such transaction or event, as the case may be; provided that, in each such case, such cost savings, operating expense reductions operating improvements and synergies (i) shall be limited to those that are factually supportable and reasonably identifiable in the good faith judgment of a responsible financial or accounting officer, (ii) shall be calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period relating to such specified transaction, net of the amount of actual benefits realized during such period from such actions and (iii) shall not exceed an aggregate amount for any such period equal to 15% of Consolidated Cash Flow for such period (prior to giving effect to this clause (8)); plus

(9) write offs, write downs or impairment of goodwill or other intangible assets, unrealized mark-to-market losses, and other non-cash charges (excluding any such other non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent deducted in computing such Consolidated Net Income; plus

(10) costs, charges or expenses relating to severance, legal settlements, equity offerings, restructuring, terminations, integration, systems implementation, and similar costs, charges or expenses; minus

(11) all non-cash items to the extent that such non-cash items increased Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

Notwithstanding the foregoing, the provision for taxes based on income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Free Cash Flow” means, with respect to any Person for any period, the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period, minus (a) the aggregate amount of Capital Expenditures made in cash (other than any such Capital Expenditures made with Asset Sale proceeds (without giving effect to the thresholds set forth in the definition thereof)) by such Person and its Restricted Subsidiaries during such period, (b) the cash portion of Consolidated Interest Expense paid by the Company and its Restricted Subsidiaries during such period, (c) the effect of clauses (1) and (9) of the definition of

Consolidated Cash Flow to the extent paid in cash and (d) the effect of clauses (3) and (6) of the definition of Consolidated Cash Flow.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations); plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person to the extent that such Indebtedness is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on the assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon);

provided that, (1) to the extent directly related to the Transactions, amortization of debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded and (2) to the extent directly related to any offering of Additional Notes, expenses (including legal and advisory fees) shall be excluded.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary of such Person, or that is accounted for by the equity method of accounting shall be included, but only to the extent of the amount of dividends or distributions that have been distributed in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction has been legally waived; and

(3) the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (1) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur minus Unrestricted Cash to (2) the Company’s Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as of any date of determination, without duplication, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Capital Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (for the avoidance of doubt, excluding any (A) Hedging Obligations and (B) performance bonds or any similar instruments) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Preferred Stock of its Restricted Subsidiaries (except to the extent any such Preferred Stock is held directly or indirectly by the Company) on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For the purpose hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of this Indenture, (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or (3) was elected to such Board of Directors by or with the approval of Permitted Holders.

“Corporate Trust Office” shall be the address of the Trustee or the Collateral Agent, as applicable, specified in Section 12.01 or such other address as to which the Trustee or the Collateral Agent, as applicable, may give notice to the Company.

“Credit Facility” and “Credit Facilities” means one or more debt facilities or other financing arrangements (including commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other current or long-term indebtedness, including any notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, extended, renewed, restated, supplemented, replaced (whether or not upon termination and whether with the original lenders, institutional investors or otherwise), refinanced (including through the issuance of debt securities), restructured or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under any such Credit Facility or a successor Credit Facility, whether by the same or any other agent, lender or group of lenders (or institutional investors).

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Sections 2.02 and 2.06, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means a clearing agency registered under the Exchange Act that is designated to act as Depositary for the Notes until a successor Depositary shall have been appointed and become such pursuant to the applicable provisions of this Indenture, and, thereafter, “Depositary” shall mean or include such successor Depositary. The Depositary initially is DTC.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Subsidiary; provided that any such conversion or exchange will be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring on or prior to the 91st day after the Stated Maturity of the Notes will not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than Sections 5.10 and 5.14 are to the holders.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company, a New York corporation.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for Capital Stock).

“Equity Offering” means a sale for cash of either (1) common equity securities (other than to a Subsidiary of the Company) or (2) common equity securities of a Parent Entity (other than to the Company or a Subsidiary of the Company) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Company.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System (or any successor thereto).

“Event of Loss” means, with respect to any property or asset, any (i) loss or destruction of, or damage to, such property or asset or (ii) condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Accounts” shall mean any cash deposited in (i) Trust Accounts, (ii) zero-balance accounts for the purpose of managing local disbursements, (iii) payroll, employee benefits, withholding tax and other fiduciary accounts, (iv) Deposit Accounts and Securities Accounts with a balance or value of less than or equal to $1.0 million (based on the closing account balances of the end of each Business Day) in the aggregate and (v) cash collateral accounts (A) supporting letters of credit, cash management services, surety bonds or similar instruments permitted by this Indenture for so long as such accounts are supporting obligations under outstanding letters of credit, cash management services, surety bonds or similar instruments or (B) that are the subject of Permitted Liens under clause (5) of the definition thereof.

“Excluded Contribution” means net cash proceeds or marketable securities received by the Company from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by the principal financial officer of the Company within ten Business Days of the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in Section 5.07(a)(iv)(C).

“Excluded Property” any of the following:

(1) all Trust Accounts, together with any proceeds of the Issuer and each Guarantor’s Receivables that are required by law to be placed into a Trust Account for the benefit of the applicable account debtors and all such funds held in Trust Accounts from time to time (but excluding, in any case, such funds that the Issuer or any Guarantor has a right to demand payment of, or is otherwise entitled to a distribution, or any rights of the Issuer or any Guarantor in respect thereof, whether the corpus, income or proceeds of a Trust Account, in each case, in accordance with applicable law, and such right shall not be deemed to be Excluded Property, but shall instead be treated for all purposes hereunder as a General Intangible or Account, as applicable);

(2) Excluded Securities;

(3) assets (including rights) that may not be pledged as a matter of law or without prior approval of any Governmental Authorities (unless such approval has been obtained and except to the extent such law would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions)); provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the legal prohibitions described in this clause (3) shall no longer be applicable;

(4) motor vehicles and similar assets subject to a certificate of title in the United States;

(5) Excluded Real Property;

(6) United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(7) any lease, license, contract, permit, authorization or agreement to which the Issuer or any Guarantor is a party or any of its rights or interests thereunder if and to the extent and for so long as the grant of a security interest therein or in any assets or rights which are the subject thereof, shall constitute or result in (1) the abandonment, invalidation or unenforceability of any right, title or interest of the Issuer or any Guarantor therein, or (2) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, permit, authorization or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law; provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibitions described in this clause (7) shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract, permit, authorization or agreement not subject to the prohibitions specified above without further action of any party; and

(8) Excluded Accounts;

provided that notwithstanding anything to the contrary, to the extent that the Issuer or a Guarantor grants a Lien on any asset or right described in clauses (1) through (8) above to secure any Obligations under any Credit Facility or any other First Priority Obligations, such asset or right shall not constitute Excluded Property.

“Excluded Real Property” means (a) owned and leased real property (including real property operated, or to be operated, as a cemetery, crematory or funeral home) that may not be pledged as a matter of law or without prior approval of any Governmental Authorities or third person (unless such approval has been obtained), (b) owned and leased real property that is not operated, and is not intended to be operated, as a cemetery, crematory or funeral home (including corporate and sales offices that are not located at a cemetery, crematory or funeral home property) and (c) owned and leased real property with a Fair Market Value of less than $3.0 million.

“Excluded Securities” means any of the following:

(1) any Equity Interests or Indebtedness to the extent the pledge thereof would be prohibited by applicable law;

(2) any Equity Interests of any Foreign Subsidiary that is a CFC (other than Equity Interests of Subsidiaries formed under the laws of or domiciled in Puerto Rico) or any FSHCO in excess of 65% of the outstanding Equity Interests of such Foreign Subsidiary or FSHCO;

(3) any Margin Stock; and

(4) any Equity Interests of any person that is not a Wholly-Owned Subsidiary to the extent any organizational documents, constitutional documents, joint venture agreement, shareholder agreement, or similar agreement prohibits such a pledge without the consent of any other party or would give any other party (other than the Issuer or any Guarantor or a Wholly-Owned Subsidiary) to any organizational documents, constitutional documents, joint venture agreement, shareholder agreement or similar agreement governing such Equity Interests the right to terminate its obligations thereunder; provided that this clause (4) shall not apply if (1) such other party is the Issuer or any Guarantor or a Wholly-Owned Subsidiary of the Issuer, (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Partnership or any Subsidiary to obtain any such consent) and for so long as such organizational documents, constitutional documents, joint venture agreement, shareholder agreement or similar agreement or replacement or renewal thereof is in effect, or (3) such prohibition would be rendered ineffective pursuant to the UCC of any applicable jurisdiction or any other applicable law or principles of equity and shall not apply to any proceeds or receivables thereof, the assignment of which is expressly deemed effective under the UCC of any applicable jurisdiction notwithstanding such prohibition.

“Excluded Subsidiary” means any of the following:

(1) any Foreign Subsidiary (other than Subsidiaries formed under the laws of or domiciled in Puerto Rico);

(2) any Subsidiary of a Foreign Subsidiary that is a CFC (other than a Foreign Subsidiary formed under the laws of or domiciled in Puerto Rico);

(3) each Subsidiary that is prohibited from Guaranteeing or granting Liens to secure the Indenture Obligations by applicable law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Indenture Obligations (unless such consent, approval, license or authorization has been received);

(4) any Cemetery Non-Profit;

(5) Immaterial Subsidiaries; and

(6) Unrestricted Subsidiaries.

“Excluded Swap Obligations” means, with respect to the Issuer or any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of the Issuer or any Guarantor of, or the grant by the Issuer or any Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the failure of the Issuer or any Guarantor for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of the Issuer or any Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Existing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries outstanding on the date of this Indenture until such Indebtedness is repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an officer of the Company or determined by the Board of Directors; provided, however, that, except in the case of determining the Fair Market Value of assets in connection with an Asset Sale not involving the sale of assets to an Affiliate, the determination must be made by the Board of Directors if the Fair Market Value exceeds $15.0 million.

“First Priority Agent” means the agent designated as such under the Intercreditor Agreement, if any, together with its successors and permitted assigns in such capacity.

“First Priority Cap Amount” means the maximum principal amount of Indebtedness permitted to be incurred at the time of incurrence thereof pursuant to clause (xiii) and/or (xiv) of the definition of the term “Permitted Debt.”

“First Priority Claimholders” means, with respect to any First Priority Obligations (without giving effect to clause (c) of the definition thereof), the First Priority Agent, the Administrative Agent and all lenders or other holders of such First Priority Obligations.

“First Priority Hedging Obligations” means any Hedging Obligations that are permitted to be incurred under clause (vi) of the definition of the term “Permitted Debt” and that are secured (or purported to be secured) by any collateral under the First Priority Security Documents.

“First Priority Loan Documents” means the agreements, documents and instruments providing for or evidencing any other First Priority Obligation (including each First Priority Hedging Obligation), and any other document or instrument executed or delivered at any time in connection with any First Priority Obligations, including any intercreditor or joinder agreement among holders of First Priority Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of the Intercreditor Agreement, if any.

“First Priority Obligations” means, subject to clause (c) hereof, the following:

(a) all obligations of the Issuer and the Guarantors from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including any Post-Petition Interest) on the loans made pursuant to and under any Credit Facility pursuant to clauses (xiii) and/or (xiv) of the definition of the term “Permitted Debt,” when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Issuer and the Guarantors under any Credit Facility pursuant to clauses (xiii) and/or (xiv) of the definition of the term “Permitted Debt” in respect of any letter of credit, when and as due, including payments in respect of reimbursement obligations, interest thereon and obligations to provide cash collateral, (iii) all Cash Management Obligations and (iv) all other monetary obligations and liabilities of any kind, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accrued or incurred during the pendency of any Insolvency or Liquidation Proceeding (or would have accrued but for such Insolvency or Liquidation Proceeding) regardless of whether allowed or allowable in any such Insolvency or Liquidation Proceeding) of the Issuer and the Guarantors under the First Priority Loan Documents (including each First Priority Hedging Obligation);

(b) to the extent any payment with respect to any First Priority Obligation (whether by or on behalf of the Issuer or any Guarantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Second Priority Claimholders, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Claimholders and the Second Priority Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the First Priority Loan Documents are disallowed by order of any court, including, without limitation, by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the First Priority Claimholders and the Second Priority Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “First Priority Obligations”; and

(c) notwithstanding the foregoing, if the sum of: (1) Indebtedness for borrowed money constituting principal outstanding under the First Priority Loan Documents (but excluding, for the avoidance of doubt, any First Priority Hedging Obligations); plus (2) the aggregate face amount of any letters of credit issued but not reimbursed under any First Priority Loan Document, is in excess of the First Priority Cap Amount, then only that portion of such Indebtedness and such aggregate face amount of letters of credit up to the First Priority Cap Amount shall be included in First Priority Obligations and interest and reimbursement obligations with respect to such Indebtedness and letters of credit shall only constitute First Priority Obligations to the extent related to such Indebtedness and face amounts of letters of credit included in the First Priority Obligations.

“First Priority Security Documents” means any agreement, document or instrument pursuant to which a Lien is granted securing any First Priority Obligations or under which rights or remedies with respect to such Liens are governed.

“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock (including the application of any proceeds therefrom), as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above:

(1) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities (adjusted to exclude (A) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the acquired entities to the extent such costs are eliminated and not replaced and (B) the amount of any reduction in general, administrative or overhead costs of the acquired entities, in each case, as determined in good faith by an officer of the Company);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(7) with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of this Indenture that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of this Indenture that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that, for purposes of this Indenture, the Fixed Amounts under such section shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

(2) the product of (A) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of Preferred Stock of such Person, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company incorporated or organized in a jurisdiction other than the United States or any FSHCO.

“FSHCO” means any Subsidiary that has no material assets other than stock or debt of one or more Foreign Subsidiaries (other than a Foreign Subsidiary formed under the laws of or domiciled in Puerto Rico) that are CFCs.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect on December 31, 2020, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) the statements and pronouncements of the Financial Accounting Standards Board; and

(3) such other statements by such other entity as have been approved by a significant segment of the accounting profession.

In addition, at any time after the Issue Date, the Issuer may elect to establish that GAAP shall mean GAAP as in effect on or prior to the date of such election, and such election shall supersede the prior meaning of GAAP; provided that any such election, once made, shall be irrevocable. The Issuer shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of the Notes.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.02, 2.06(b)(3), 2.06(b)(4) or 2.06(d).

“Global Note Legend” means the legend set forth in Section 2.06(f)(2), which is required to be placed on all Global Notes issued under this Indenture.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person to:

(1) purchase or pay (or advance or supply funds for the purchase or payment) of such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness;

(2) purchase property, securities or services for the purposes of assuring the holder of such Indebtedness of the payment of such Indebtedness; or

(3) maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness;

provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means each Domestic Subsidiary (other than any Excluded Subsidiaries) and any other Restricted Subsidiary that executes a Note Guarantee in accordance with the provisions of this Indenture.

“Holder” means a Person in whose name a Note is registered.

“Immaterial Subsidiary” means any Subsidiary with assets having a Fair Market Value of less than $2.5 million for any one Subsidiary or $5.0 million in the aggregate for all Immaterial Subsidiaries.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume (pursuant to a merger, consolidation, acquisition or other transaction), Guarantee or otherwise become liable in respect of such Indebtedness or other obligation (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided, further, that none of the following shall be deemed to be an Incurrence of Indebtedness: (i) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security; (ii) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and (iii) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness. Indebtedness otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to have been Incurred at the time it becomes such a Subsidiary.

“Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

(1) obligations of such Person in respect of principal for money borrowed;

(2) obligations of such Person in respect of principal evidenced by bonds (other than surety or similar bonds), debentures, notes or other similar instruments;

(3) every reimbursement obligation of such Person with respect to letters of credit, banker’s acceptances or similar facilities issued for the account of such Person, other than obligations with respect to letters of credit securing obligations, other than obligations referred to in clauses (1), (2) and (5), entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 10th day following payment on the letter of credit;

(4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade payables, credit on open account, earn-out obligations, provisional credit, accrued liabilities or similar terms arising in the ordinary course of business which are not overdue by more than ninety (90) days or which are being contested in good faith);

(5) every Capital Lease Obligation of such Person;

(6) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination plus accrued but unpaid dividends;

(7) every net payment obligation of such Person under interest rate swap, cap, collar or similar agreements or foreign currency hedge, exchange or similar agreements of such Person (collectively, “Hedging Obligations”); and

(8) every obligation of the type referred to in clauses (1) through (7) of this definition of another Person the payment of which, in either case, such Person has Guaranteed or is liable, directly or indirectly, as obligor, guarantor or otherwise, to the extent of such Guarantee or other liability.

Notwithstanding the foregoing, Indebtedness shall not include (A) trade and other ordinary-course payables, accrued expenses, and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations (to the extent permitted hereunder) until such obligations become a liability on the balance sheet of such person in accordance with GAAP, (E) obligations in respect of Third Party Funds incurred in the ordinary course of business, (F) any Trust Funds and (G) for the avoidance of doubt, real property operating leases. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness limits the liability of such person in respect thereof. The obligations of the applicable Guarantors under the Archdiocese Lease, as in effect on the Closing Date, shall not constitute Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indenture Documents” means the Notes, this Indenture, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement.

“Indenture Obligations” means all Obligations in respect of the Notes or arising under the Indenture Documents. Indenture Obligations shall include all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Indenture Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding.

“Insolvency or Liquidation Proceeding” means (i) any case, action or proceeding before any court or other governmental authority (whether voluntary or involuntary) relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States legal requirements, including the Bankruptcy Code.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Intercreditor Agreement” means an intercreditor agreement to be entered into by and among the Company, the Guarantors, the Collateral Agent and the First Priority Agent, in substantially the same form as set forth in Exhibit F.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commissions, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities; provided that an acquisition of assets, Equity Interests or other securities by the Company or a Restricted Subsidiary for consideration consisting of common equity securities of the Company or such Restricted Subsidiary shall not be deemed to be an Investment. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of. For purposes of the definition of “Unrestricted Subsidiary” and Section 5.07:

(1) Investments shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means the first date on which the Notes are issued under this Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrance or hypothecation of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest in and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Landlord/Bailee Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Collateral Agent, between the Collateral Agent and any third party (including any bailee, consignee, customs broker, or other similar person) in possession of any Collateral or any landlord of any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Material Real Property” means any parcel or parcels of Real Property now or hereafter owned or leased by the Issuer or any Guarantor; provided that “Material Real Property” shall not include any Excluded Property.

“Maximum Other Second Priority Obligations Amount” means the maximum aggregate amount of Indebtedness provided under a Supplement to the Intercreditor Agreement, if any, which is permitted under any Credit Facility at the time of the execution and delivery of such Supplement to the Intercreditor Agreement.

“Merchandise Trust” means a trust fund, pre-need trust, pre-construction trust or other reserve, trust, escrow or any similar arrangement established and administered by the Issuer or any Guarantor as required in accordance with applicable law to receive and administer the aggregate of all amounts required by applicable law derived from the sale of services and personal property, such as foundations, markers, memorials, memorial bases, monuments, urns, vases, vaults and caskets, used in connection with the final disposition, memorialization, interment, entombment, or inurnment of human remains.

“Mortgages” means a collective reference to each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on real property owned by the Issuer or any Guarantor is granted to secure any Indenture Obligations or under which rights or remedies with respect to any such Liens are governed.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, (1) any net gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (A) any Asset Sale or

(B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions) and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Custodian” means the Trustee, as custodian for the Depositary with respect to the Notes in global form, or any successor entity thereto.

“Note Guarantees” means, collectively, the Guarantees of the Guarantors set forth in Article 11.

“Obligations” means all obligations of every nature of the Company and each Guarantor from time to time owed to the First Priority Claimholders, the Second Priority Claimholders or any of them or their respective Affiliates under the First Priority Loan Documents or the Second Priority Documents, whether for principal, premium, reimbursements for letters of credit (or obligations to cash collateralize letters of credit), interest or payments for early termination of Hedging Obligations, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing and including any Post-Petition Interest that accrues after the commencement of any Insolvency or Liquidation Proceeding (or would have accrued but for such Insolvency or Liquidation Proceeding) naming such Person as the debtor in such Insolvency or Liquidation Proceeding, regardless of whether such interest and fees are allowed claims in such Insolvency or Liquidation Proceeding; provided, however, the term “Obligations” shall not include any Excluded Swap Obligations.

“Offering Memorandum” means the Issuer’s offering memorandum, dated April 23, 2021, relating to the initial offering of the Notes.

“Officer” means, with respect to any Person, the chairman of the board, chief executive officer, chief financial officer, president, any executive vice president, senior vice president or vice president, the treasurer, principal accounting officer or the secretary of such Person.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board, the President, a Vice President or the Chief Financial Officer and by the Treasurer or the Secretary of the Company (or, if delivered pursuant to Section 6.01(b), the relevant Guarantor) (with the certifications therein made by any such signer being made on behalf of the Company (and/or the relevant Guarantor, as applicable) and not in the signer’s individual capacity) and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company (or, if delivered pursuant to Section 6.01(b), the relevant Guarantor).

“Other Second Priority Obligations” means any Indebtedness (1) that is permitted to be Incurred under the covenant described in Section 5.09, (2) that is secured on a pari passu (and for the avoidance of doubt, not a junior or subordinated) basis with the Notes and the Note Guarantees, as applicable, by a Permitted Lien described in clause (18) or (21) of the definition of Permitted Liens, and (3) the aggregate principal amount of which does not at any time exceed the Maximum Other Second Priority Obligations Amount; provided that (i) such Indebtedness is so designated as Other Second Priority Obligations in an Officers’ Certificate delivered to the Collateral Agent and (ii) an authorized representative of the holders of such Indebtedness shall have executed and delivered a Supplement to the Intercreditor Agreement and an Accession Agreement.

“Other Second Priority Documents” means any loan agreement relating to the Other Second Priority Obligations and related documents identified in a Supplement to the Intercreditor Agreement, if any.

“Parent Entity” means any Person that is a direct or indirect parent of the Issuer.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Partnership” means StoneMor Partners L.P., a Delaware limited partnership.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of assets used in a Similar Business or a combination of assets used in a Similar Business and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person, or any transaction pursuant to Section 1031 of the Code; provided that if the assets being exchanged primarily consist of assets constituting Collateral, then the assets received shall primarily consist of assets constituting Collateral.

“Permitted Holder” means Axar and its controlled Affiliates (other than any portfolio company).

“Permitted Investments” means:

(1) any Investment (a) in the Issuer or a Guarantor, (b) by a Foreign Subsidiary in another Foreign Subsidiary or (c) by any other Restricted Subsidiary that is not a Guarantor in another Restricted Subsidiary that is not a Guarantor;;

(2) any Investment in cash or Cash Equivalents or the Notes;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (A) such Person becomes a Guarantor or (B) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Guarantor;

(4) any Investment existing on the date of this Indenture or made pursuant to binding commitments in effect on the date of this Indenture or an Investment consisting of any extension, modification or renewal of any Investment existing on the date of this Indenture; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the date of this Indenture or (y) as otherwise permitted under this Indenture;

(5) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5.10;

(6) Hedging Obligations that are permitted by the terms of this Indenture to be outstanding;

(7) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(8) loans and advances to, or guarantees of Indebtedness of, employees of the Company and its Restricted Subsidiaries in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding;

(9) any Investment consisting of a Guarantee permitted by Section 5.09;

(10) Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of obsolete or worn out assets permitted pursuant to this Indenture;

(11) Investments received in settlement of bona fide disputes or as distributions in bankruptcy, insolvency or similar proceedings;

(12) Investments in Foreign Subsidiaries not to exceed the greater of (x) $15.0 million (or its foreign currency equivalent) and (y) 20.0% of Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available in the aggregate at any one time outstanding;

(13) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of (x) $25.0 million and (y) 35.0% of Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available;

(14) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices;

(15) Investments of Trust Funds, and interest and other earnings thereon, in accordance with the covenant described under Section 5.21;

(16) non-economic Equity Interests in the Archdiocese Holdco, on the terms set forth in the Archdiocese Operating Agreement;

(17) Investments consisting of Receivables, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses of intellectual property or leases, in each case, in the ordinary course of business;

(18) any acquisition of assets or Capital Stock solely in exchange for, or out of the net cash proceeds received from, the issuance of Equity Interests (other than Disqualified Stock) of the Company or any contribution to the common equity of the Company; provided that the amount of any such net cash proceeds that are utilized for any such Investment pursuant to this clause (18) (x) will be excluded from Section 5.07(a)(iv)(C)(2), (y) shall not permit an Incurrence of Indebtedness under Section 5.09(b)(xv) and (z) to the extent such net cash proceeds are or become designated as an Excluded Contribution, may not be used to make a Restricted Payment pursuant to Section 5.07(b)(x) until such time, in the case of the clauses (y) and (z) immediately above, as the Company or Restricted Subsidiary making such Investment have received cash in respect of such Investment in the form of a dividend, distribution, interest payment, return of capital, repayment or other return on such Investment (and such Excluded Contribution, or availability under Section 5.09(b)(xv), as the case may be, shall be deemed to be in an amount equal to the cash so received in respect of such Investment);

(19) Investments in Unrestricted Subsidiaries and joint ventures not to exceed the greater of (x) $10.0 million and (y) 15.0% of Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available in the aggregate at any one time outstanding;

(20) Investments at any time when, on a pro forma basis after giving effect thereto, (x) no Event of Default shall have occurred and be continuing and (y) the Consolidated Secured Debt Ratio on a pro forma basis is not greater than 3.5 to 1.0; and

(21) Investments consisting of Guarantees or payments, directly or indirectly, in respect of (a) real property leases in respect of death care facilities or of (b) obligations that do not constitute Indebtedness, in each case entered into the ordinary course of business and consistent with past practice or industry practices.

“Permitted Liens” means:

(1) Liens securing First Priority Obligations;

(2) Liens in favor of the Issuer or a Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Restricted Subsidiary; provided that such Liens were not created in connection with, or in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or a Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company (including Liens securing Acquired Debt); provided that such Liens were not created in connection with, or in contemplation of, such acquisition and do not extend to any assets other than those subject to such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, workmen’s compensation or unemployment obligations or other obligations of a like nature, or to secure letters of credit issued with respect to such obligations, Incurred in the ordinary course of business;

(6) Liens consisting of deposits in connection with leases or other similar obligations, or securing letters of credit issued in lieu of such deposits, incurred in the ordinary course of business;

(7) Liens securing Indebtedness (including Capital Lease Obligations) permitted by Section 5.09(b)(ii) covering only the assets acquired with such Indebtedness and directly related assets such as proceeds (including insurance proceeds), products, replacements, substitutions and accessions thereto; provided, however, that individual financing of assets provided by one lender or lessor, as the case may be, may be cross-collateralized to other individual financings of assets provided by such lender or lessor, respectively;

(8) Liens existing on the date of this Indenture and replacement Liens that do not encumber additional assets, unless such encumbrance is otherwise permitted;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent for more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10) Liens securing Permitted Refinancing Debt; provided that the Issuer and any Restricted Subsidiaries were permitted to Incur such Liens with respect to the Indebtedness so refinanced under this Indenture and:

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Debt; and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(11) statutory and common-law Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business with respect to amounts that are not yet delinquent for more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(12) Liens arising out of judgments or awards against such Person (a) with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor or (b) that do not cause, or with the passage of time or notice, would not constitute an Event of Default;

(13) Liens arising from filings of Uniform Commercial Code financing statements or similar documents regarding leases or otherwise for precautionary purposes relating to arrangements not constituting Indebtedness;

(14) Liens that are contractual rights of set-off or similar Liens (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of the Restricted Subsidiaries in the ordinary course of business;

(15) Liens securing Indenture Obligations (other than any Additional Notes);

(16) Liens securing Cash Management Obligations;

(17) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(18) Liens of the Company or any Subsidiary of the Company with respect to obligations in an aggregate principal amount that does not exceed the greater of (x) $20.0 million and (y) 27.5% of Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available at any one time outstanding;

(19) Liens securing Indebtedness of Foreign Subsidiaries to the extent such Indebtedness is permitted under Section 5.09(b)(x); provided, however, that no asset of the Company or any Domestic Subsidiary shall be subject to any such Lien;

(20) any Lien or other restriction on the use of property (including cash) deposited in any Trust Fund, to the extent imposed by law or by the terms of the agreement governing such Trust Fund;

(21) Liens securing any Additional Notes or any Other Second Priority Obligations incurred pursuant to paragraph (a) of Section 5.09; provided, however, that, at the time of incurrence of such Liens securing such Additional Notes or Other Second Priority Obligations under this clause (21) and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.0 to 1.0; provided, further, however, that the authorized representative of such Other Second Priority Obligations shall deliver a Supplement to the Intercreditor Agreement and an Accession Agreement;

(22) Liens solely on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets otherwise permitted under this Indenture;

(23) Liens on cash and Cash Equivalents to the extent deposited in connection with the defeasance, discharge or redemption of the Notes; provided that no Default or Event of Default shall occur as a result thereof or has occurred and is continuing;

(24) leases, subleases, licenses or sublicenses (including licenses or sublicenses of software and other technology or intellectual property) in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(25) deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(26) Liens solely on any cash advances or cash earnest money deposits made by the Company or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted under this Indenture;

(27) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance in the ordinary course of business and consistent with past practice or industry practices; provided that such Lien secures only obligations in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 5.09;

(28) any Liens or other title exceptions set forth in any of the lender’s title insurance policies insuring the Mortgages and not objected to by the Collateral Agent;

(29) Liens in favor of customs and revenue authorities arising as a matter of applicable law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and consistent with past practice or industry practice;

(30) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments;

(31) Liens on cash or Permitted Investments securing letters of credit and obligations owed to credit card companies permitted by the Indenture in the ordinary course of business and consistent with past practice;

(32) Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums; and

(33) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Company or any Subsidiary in the ordinary course of business and consistent with past practice or industry practices.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest, fees, expenses and all other amounts owing in connection with or in respect of any referenced Indebtedness.

“Permitted Refinancing Debt” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or such Restricted Subsidiaries; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount and premium, if any, plus accrued interest (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any fees and expenses incurred in connection therewith);

(2) such Permitted Refinancing Debt has a final scheduled maturity date later than the final scheduled maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or would otherwise be permitted to Incur such Indebtedness.

“Perpetual Care Trust” means a trust fund or other reserve, trust, escrow or any similar arrangement established and administered by the Issuer or any Guarantor as required in accordance with applicable law for the purpose of receiving the aggregate of all amounts required by applicable law derived from the sale of interests in real property, or fixtures, including, without limitation, mausoleums, niches, columbaria, urns, or crypts, used in connection with the final disposition, memorialization, interment, entombment, or inurnment of human remains and set aside in reserve, trust, escrow or any similar arrangement and administering such amounts for the perpetual care and maintenance of cemetery lots, graves, grounds, landscaping, roads, paths, parking lots, fences, mausoleums, columbaria, vaults, crypts, utilities, and other improvements, structures and embellishments.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock corporation, trust, unincorporated organization or government or agency or political subdivision thereof or any other entity.

“Pledged Collateral” means all Equity Interests, Indebtedness owed to the Issuer or any Guarantor, promissory notes, other Instruments, Securities and other Investment Property of the Issuer and any Guarantor constituting, or intending to constitute, Collateral, whether or not physically delivered to the Collateral Agent pursuant to the Security Agreement. Capitalized terms used in this definition of “Pledged Collateral” and not otherwise defined herein have the respective meanings given to them in the UCC.

“Pledged Collateral Rights” means any payments of principal or interest, securities, dividends, instruments or other distributions and any other right or property which the Issuer or any Guarantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for or on the conversion of any Pledged Collateral, any right to receive an Equity Interest, any right to receive earnings, in which the Issuer or any Guarantor now has or hereafter acquires any right, or any rights or privileges issued by an issuer of such Pledged Collateral.

“Pledged Deposits” means all time deposits of money (other than Deposit Accounts and Instruments), whether or not evidenced by certificates, which the Issuer or any Guarantor may from time to time designate as pledged to the Collateral Agent as security for any Second Priority Obligations, and all rights to receive interest on said deposits.

“Post-Petition Interest” means interest, fees, expenses and other charges that, pursuant to the First Priority Loan Documents or the Second Priority Documents, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding (or would have accrued but for such Insolvency or Liquidation Proceeding), whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1).

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by the Issuer or any Guarantor, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments or Pledged Deposits, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral. Capitalized terms used in this definition of “Receivables” and not otherwise defined herein have the respective meanings given to them in the UCC.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “refinancing” shall have correlative meanings.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend, each as set forth in Section 2.06(f), deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Responsible Officer” when used with respect to the Trustee or the Collateral Agent, means any officer or employee within the Corporate Trust Office of the Trustee or the Collateral Agent, as applicable, (or any successor group of the Trustee or the Collateral Agent, as applicable) or any other officer of the Trustee or the Collateral Agent, as applicable, customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter relating to this Indenture, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject, and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“SEC” means the Securities and Exchange Commission, or any successor agency thereto.

“Second Priority Cap Amount” means the sum of the aggregate amount of Notes issued on the Issue Date plus the aggregate amount of any Additional Notes issued after the Issue Date plus the aggregate amount of any other issuances of notes or other Indebtedness under the Second Priority Documents that are expressly permitted under each Credit Facility then in effect at the time of the incurrence of such other notes or other Indebtedness and this Indenture.

“Second Priority Claimholders” means the Collateral Agent, the Trustee, the holders of the Notes (including any Additional Notes), the holders of any Other Second Priority Obligations and the representatives of such holders of such Other Second Priority Obligations.

“Second Priority Documents” means the Indenture Documents and the Other Second Priority Documents.

“Second Priority Obligations” means:

(1) all Obligations (including Post-Petition Interest) outstanding under the Second Priority Documents; and

(2) notwithstanding the foregoing, if Indebtedness for borrowed money constituting principal outstanding under the Second Priority Documents is in excess of the Second Priority Cap Amount,

then only that portion of such Indebtedness less than or equal to the Second Priority Cap Amount shall be included in Second Priority Obligations and interest with respect to such Indebtedness shall only constitute Second Priority Obligations to the extent related to such Indebtedness included in the Second Priority Obligations.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, to be dated as of the date of this Indenture, among the Issuer and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the date of this Indenture.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the date of this Indenture or any business that is similar, reasonably related, incidental, complementary or ancillary thereto, or a reasonable extension or expansion thereof.

“Stated Maturity” when used with respect to any security or any installment of interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or a combination thereof) and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Supplement to the Intercreditor Agreement” means a supplement, if any, to the Intercreditor Agreement, in substantially the form provided therein, entered into by the Collateral Agent and the First Priority Agent.

“Swap Obligation” means, with respect to any Guarantor, any Hedging Obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Third Party Funds” means any accounts or funds, or any portion thereof, received by the Issuer or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Issuer or one or more of its Subsidiaries to collect and remit those funds to such third parties.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.0 §§ 77aaa-77bbbb), as in force at the date as of which this instrument was executed; provided, however, that in the event that the Trust Indenture Act of 1939 is amended after such date, “TIA” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

“Transactions” means the issuance of the Notes offered by the Offering Memorandum (including the grant of the security interests and Liens pursuant to the Collateral Documents) and all transactions (including the payment of fees and expenses) related to the foregoing (excluding the entry into the Credit Facility).

“Treasury Rate” means, at any redemption date, the yield to maturity as of such redemption date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to May 15, 2024; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided, further, however, that if the period from such redemption date to May 15, 2024, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Accounts” means, collectively, the Perpetual Care Trusts and Merchandise Trusts.

“Trust Funds” means, as of any date of determination in connection with the Trust Accounts, the aggregate of all amounts required by applicable law to be set aside in reserve, trust or escrow or any similar arrangement.

“Trustee” means Wilmington Trust, National Association, in its capacity as Trustee under this Indenture, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” means, as of any date of determination, the sum of (x) unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries plus (y) cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries that are subject to Liens in favor of the obligations under any Credit Facility or in respect of Indenture Obligations, in each case of clauses (x) and (y) as determined as of such date, on a consolidated basis and in accordance with GAAP.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 5.11, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“U.S. Government Obligation” means:

(1) any security which is a direct obligation of the United States of America the payment of which the full faith and credit of the United States of America is pledged or an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America which, in either case, is not callable or redeemable at the option of the issuer thereof; and

(2) any depository receipt issued by a bank (as defined in the Securities Act) as custodian with respect to any U.S. Government Obligation and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depository receipt.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) under the Securities Act.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person (or any combination thereof).

Section 1.02 Other Definitions.

Term	Defined in Section
Acceptable Commitment	5.10	(b)
Action	13.10
Affiliate Transaction	5.11
Alternate Offer	5.14	(d)
Alternate Offer Price	5.14	(d)
Asset Sale Offer	3.09
Authentication Order	2.02
Change of Control Offer	5.14	(a)
Change of Control Payment	5.14	(a)
Change of Control Payment Date	5.14	(b)
Collateral Agent	Preamble
Company	Preamble
Covenant Defeasance	9.03
Custodian	7.01	(j)
DTC	2.06	(f)(2)
Event of Default	7.01
Excess Proceeds	5.10	(d)
Initial Notes	Preamble
Issuer	Preamble
Legal Defeasance	9.02
Limited Condition Transaction	5.24
Limited Condition Transaction Election	5.24
Limited Condition Transaction Test Date	5.24
New Guarantor	11.02
Notes	Preamble
Offer Amount	3.09
Offer Period	3.09
Paying Agent	2.03
Payment Default	7.01	(e)
Permitted Debt	5.09	(b)
Premises	5.20
Purchase Date	3.09
Registrar	2.03
Restricted Payments	5.07	(a)
Second Commitment	5.10	(b)
Trust Committee	5.21
Trustee	9.05, Preamble

Section 1.03 Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural, and in the plural include the singular;

(6) provisions apply to successive events and transactions;

(7) “will” shall be interpreted to express a command;

(8) references to rules under the Securities Act, Exchange Act or TIA shall be deemed to include substitute, replacement or successor rules adopted by the SEC from time to time;

(9) references to any statute, law or regulation shall be deemed to refer to the same as from time to time amended and in effect and to any successor statute, law or regulation;

(10) references to the date the Notes were originally issued shall refer to the date of this Indenture;

(11) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(12) all references to Articles, Sections or subdivisions refer to Articles, Sections or subdivisions of this Indenture unless otherwise indicated; and

(13) unless otherwise provided in this Indenture, the Notes or in any Collateral Document, the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, the Notes or any Collateral Document or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) will be deemed to include electronic signatures and the keeping of records in electronic form, each of which will be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act, provided that, notwithstanding anything herein to the contrary, the Trustee and the Collateral Agent are not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or the Collateral Agent, as applicable, pursuant to reasonable procedures approved by the Trustee or the Collateral Agent, as the case may be.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors, the Trustee and the Collateral Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” of Euroclear and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

(d) 144A Global Notes and Al Global Notes. Global Notes offered and sold in reliance on Rule 144A will be issued initially in the form of 144A Global Notes numbered from A-1 upward, which will be deposited on behalf of the Holders represented thereby with the Note Custodian, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of such Holders, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. Global Notes transferred to Accredited Investors will be issued initially in the form of AI Global Notes numbered from AI-1 upward, which will be deposited on behalf of the Holders represented thereby with the Note Custodian, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of such Holders, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Section 2.02 Execution and Authentication. At least one Officer of the Issuer must sign the Notes for the Issuer by manual, facsimile or electronic signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Issuer signed by an Officer of the Issuer (an “Authentication Order”), authenticate Notes for original issue up to the aggregate principal amount of the Notes that may be validly issued under this Indenture including (i) Initial Notes for original issuance in an aggregate principal amount of $400,000,000 and (ii) subject to compliance with Sections 5.09 and 5.12, any Additional Notes for original issuance from time to time after the date hereof.

All Notes issued under this Indenture (including Additional Notes) shall be treated as a single class of securities under this Indenture, including for purposes of any vote, consent, waiver or other act of Holders.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent. The Issuer will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer will notify the Trustee in writing of the name and address of any Paying Agent not a party to this Indenture. Until the Trustee receives notice of the Issuer’s appointment of another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Note Custodian.

Section 2.04 Paying Agent to Hold Money in Trust. The Issuer will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest, if any, on the Notes, and will notify the Trustee in writing of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) will have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists. The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuer will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Issuer will otherwise comply with TIA § 312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. The Trustee shall not have any responsibility for actions taken or not taken by the Depositary. Any Global Note will be exchanged by the Issuer for Definitive Notes if:

(1) the Depositary (a) notifies the Issuer that it is unwilling or unable to continue as Depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a duly qualified successor depositary within 90 days thereafter;

(2) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes and the Depositary has requested that Definitive Notes be issued.

Upon the occurrence of any of the preceding events described in subparagraphs (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in

Sections 2.07. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c), or (h).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1), the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (i) above.

All transferors shall provide Trustee with all information necessary to allow Trustee to comply with applicable tax reporting obligations and Trustee may rely on such information. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the AI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) and the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this clause (4) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this clause (4).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events described in paragraph (1), (2) or (3) of Section 2.06(a) and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with

Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Issuer shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events described in paragraph (1), (2) or (3) of Section 2.06(a) and only if the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events described in paragraph (1), (2) or (3) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(2), the Trustee will cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Issuer will execute and the Trustee will, upon receipt of an Authentication Order, authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the AI Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(i) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (2), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clause (2) above or this clause (3) at a time when an Unrestricted Global Note has not yet been issued, the Issuer will issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(i) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (B) IT IS A NON-U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF

REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO SUCH PURCHASER IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, OR (C) IT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT, ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO IT IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, (D) TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S, OR REGISTRAR’S, AS APPLICABLE, RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE OR REGISTRAR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE

TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.10 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Cancellation or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.10. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.06, 3.09, 5.10, 5.14, 5.16, 5.17 and 10.04).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Issuer will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02.

(8) All Officers’ Certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(9) The Trustee and the Registrar shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(10) The transferor shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including, without limitation, any cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(11) Neither the Trustee nor the Collateral Agent shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner, or other Person (other than the Depositary) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. The Trustee and Collateral Agent may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants, and any beneficial owners. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by DTC.

Section 2.07 Replacement Notes. If any mutilated Note is surrendered to the Trustee or the Issuer or if the Trustee receives credible evidence of the destruction, loss or theft of any Note, the Issuer will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s standard requirements are met. If required by the Trustee or the Issuer, an indemnity must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee has actual knowledge are so owned will be so disregarded.

Section 2.10 Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of canceled Notes in accordance with the Trustee’s standard procedures (subject to the record retention requirement of the Exchange Act). Certification of such cancellation will be delivered to the Issuer upon request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.11 Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 5.01. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or cause to be mailed to Holders a notice prepared by the Issuer that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.12 CUSIP Numbers. The Issuer in issuing the Notes may use CUSIP, ISIN or other numbers, if then generally in use, and thereafter the Issuer and the Trustee may use such numbers in any notice issued pursuant to this Indenture, including any notice of redemption; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or other notice and that reliance may be placed only on the other identification numbers printed on the Notes, and any such notice or notice of redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee in writing of any change in the CUSIP, ISIN or other numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, it shall furnish to the Trustee, at least 10 days (or such shorter period as shall be acceptable to the Trustee) but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (i) the subsection of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. If the redemption price is not known at the time such notice is to be given, the actual redemption price, calculated as described in this Indenture or the terms of the Notes to be redeemed, will be set forth in an additional Officers’ Certificate of the Issuer delivered to the Trustee no later than two Business Days prior to the redemption date.

Section 3.02 Selection of Notes to be Redeemed. If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption shall be made by the Trustee by lot (or, in the case of Global Notes, in accordance with the procedures of DTC) or by such method as the Trustee shall deem fair and appropriate, subject to the Applicable Procedures; provided that no Notes in minimum denominations of $2,000 or less shall be redeemed in part. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in minimum principal amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, unless the Issuer defaults in the payment of the redemption price, interest, if any, shall cease to accrue on the principal amount of the Notes or portions thereof called for redemption. Except as provided in this Section 3.02, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03 Notice of Redemption. Subject to the provisions of Sections 3.09 and 5.14, at least 10 but not more than 60 days before the redemption date, the Issuer shall mail or cause to be mailed, by first class mail (or, in the case of Global Notes, sent in accordance with the procedures of DTC), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, with a copy to the Trustee, except that redemption notices may be delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or satisfaction and discharge of this Indenture.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price (subject to Section 3.01 where the redemption price is not known at such time, in which case, the redemption price will be set forth in a supplemental notice at least two Business Days prior to the redemption date);

(c) if any Note is to be redeemed in part only, the portion of the principal amount thereof to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) the CUSIP number; provided that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall have delivered to the Trustee, at least 10 days (or such shorter period as shall be acceptable to the Trustee) prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

If any of the Notes to be redeemed are in the form of a Global Note, then the Issuer may modify such notice to the extent necessary to comply with the Applicable Procedures of the Depositary.

Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the completion of a transaction (including an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

Section 3.04 Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.

Section 3.05 Deposit of Redemption Price. Prior to 11:00 a.m., New York City time, on the redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of and accrued interest on all Notes to be redeemed.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption date, interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 5.01.

Section 3.06 Notes Redeemed in Part. If any Note is to be redeemed in part only, the notice of redemption sent pursuant to Section 3.03 that relates to such Note shall state the portion of the principal amount of that Note to be redeemed. Upon the Issuer’s written request, the Trustee shall (i) cancel the original Note and (ii) authenticate for the Holder, at the expense of the Issuer, a new Note in principal amount equal to the unredeemed portion of the original Note in the name of the Holder thereof, or in the case of a Global Note make such notation on the schedule of exchanges to such Global Note.

Section 3.07 Optional Redemption. (a) On and after May 15, 2024, the Issuer may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount redeemed) set forth below, plus accrued and unpaid interest on the amount redeemed, if any, to, but excluding, the redemption date (subject to the right of Holders on the relevant record date to receive interest, if any, due on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 15 of each of the years set forth below.

Year	Percentage
2024	104.250%
2025	102.125%
2026 and thereafter	100.000%

(b) Prior to May 15, 2024, the Issuer may redeem up to 40% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under this Indenture at a redemption price of 108.500% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date (subject to the right of Holders on the relevant record date to receive interest, if any, due on the relevant interest payment date) if:

(1) such redemption is made with the net proceeds of one or more Equity Offerings;

(2) at least 50% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under this Indenture remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or any of its Subsidiaries); and

(3) the redemption occurs within 120 days of the Issuer’s receipt of the proceeds of such Equity Offering.

(c) Prior to May 15, 2024, during any consecutive 12-month period ending on the day immediately preceding the first, second or third anniversary of the Issue Date, the Issuer may redeem a portion of the Notes at a redemption price equal to 103% of the principal amount of the Notes redeemed plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date (subject to the right of Holders on the relevant record date to receive interest, if any, due on the relevant interest payment date); provided that the aggregate principal amount of the Notes that may be redeemed during any such 12-month period shall not exceed 10% of the aggregate principal amount of the Notes (including any Additional Notes) originally issued under this Indenture.

(d) Prior to May 15, 2024, the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but excluding, the redemption date (subject to the right of Holders on the relevant record date to receive interest, if any, due on the relevant interest payment date). The Issuer shall calculate or cause the calculation of the Applicable Premium and the Trustee shall have no duty to calculate or verify the Issuer’s calculations thereof.

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06.

Section 3.08 Mandatory Redemption. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Offer to Purchase by Application of Excess Proceeds. In the event that, pursuant to Section 5.10, the Issuer shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified in this Section 3.09.

The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall purchase the principal amount of Notes required to be purchased pursuant to this Section 3.09 and Section 5.10 (the “Offer Amount”). Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date.

Upon the commencement of an Asset Sale Offer, the Issuer shall send, by first class mail (or, in the case of Global Notes, sent in accordance with the procedures of DTC), a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 5.10 and the length of time the Asset Sale Offer shall remain open;

(b) the Offer Amount, the purchase price and the Purchase Date;

(c) that any Note not tendered or accepted for payment shall continue to accrue interest, if any;

(d) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest, if any, after the Purchase Date;

(e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess thereof (unless such amount represents the entire principal amount of Notes held by such Holder), purchased;

(f) that Holders electing to have any Notes purchased pursuant to any Asset Sale Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent or the Depositary, as applicable, at the address specified in the notice prior to the close of business on the third Business Day preceding the Purchase Date, subject to the Applicable Procedures;

(g) that Holders shall be entitled to withdraw their election if the Paying Agent or the Depositary, as applicable, receives, not later than the close of business on the third Business Day preceding the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased, subject to the Applicable Procedures;

(h) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased), subject to the Applicable Procedures; and

(i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

If any of the Notes subject to the Asset Sale Offer are in the form of a Global Note, then the Issuer may modify such notice to the extent necessary to comply with the Applicable Procedures of the Depositary.

On or before the Purchase Date, subject to the Applicable Procedures, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer (and not withdrawn), or, if less than the Offer Amount has been validly tendered, all Notes tendered (and not withdrawn), and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.09. The Paying Agent shall promptly (but in any case not later than five Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount received from the Issuer equal to the purchase price of the Notes validly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon written request from the Issuer shall authenticate and mail (or cause to be transferred by book-entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed (or caused to be transferred by book-entry) by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer promptly after the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

Section 3.10 Issuer May Acquire Notes. The Issuer or its Affiliates (or any Person acting on behalf of the Issuer or its Affiliates) may at any time and from time to time acquire the Notes by means other than redemption, including by tender offer, open market purchases, negotiated transactions or otherwise, so long as such acquisition is not prohibited by applicable securities laws or regulations or the terms of this Indenture. In accordance with, and subject to, Section 2.10, the Issuer may deliver such acquired Notes to the Trustee for cancellation.

ARTICLE 4

SATISFACTION AND DISCHARGE

Section 4.01 Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect as to all outstanding Notes issued hereunder (except Sections 2.06, 2.07, 2.08, 8.01, 8.02, 8.07, 12.08, 12.17 and 13.11), and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture if:

(a) either:

(i) the Issuer shall have paid or caused to be paid the principal of, premium, if any, and interest, if any, on the Notes as and when the same will have become due and payable;

(ii) all outstanding Notes (other than Notes which have been lost, stolen or destroyed and which have been replaced or paid as provided in Section 2.07) have been delivered to the Trustee for cancellation; or

(iii) all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the mailing of a notice of redemption or (ii) (A) shall become due and payable at their Stated Maturity within one (1) year or (B) are to be called for redemption within one (1) year under arrangements reasonably satisfactory to the Trustee, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in trust of cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof in an amount sufficient to pay and discharge the principal, premium, if any, and interest, if any, on the Notes to the date of Stated Maturity or such redemption, as the case may be;

(b) the Issuer has paid all other sums payable by it under the Indenture Documents (other than contingent indemnification obligations for which no claim has been asserted); and

(c) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions for the satisfaction and discharge have been met.

Section 4.02 Application of Trust Money. Subject to the provisions of the last paragraph of Section 9.05, all money deposited with the Trustee pursuant to Section 4.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent), to the Persons entitled thereto, of the principal (and premium, if any) and interest on the Notes for whose payment such money has been deposited with the Trustee; but such funds need not be segregated from other funds except to the extent required by law.

ARTICLE 5

COVENANTS

Section 5.01 Payment of Notes. The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 11:00 a.m. Eastern

Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuer shall pay interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue principal and installments of interest (without regard to any applicable grace period) at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful.

The Issuer will be responsible for making calculations called for under the Notes and the Indenture, including, but not limited to, determination of redemption price, premium, if any, and other amounts payable on the Notes, if any. The Issuer will make the calculations in good faith and, absent manifest error, their calculations will be final and binding on the Holders. The Issuer will provide a schedule of their calculations to the Trustee when applicable, and the Trustee and any Agent is entitled to rely conclusively on the accuracy of the Issuer’s calculations without independent verification.

Section 5.02 Maintenance of Office or Agency. The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer (for all purposes set forth in this Section 5.02). No office of the Trustee shall be an office or agency of the Issuer or any Guarantor for the purposes of service of legal process against the Issuer or any Guarantor.

Section 5.03 Reports. Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will:

(1) if the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, furnish to the holders of the Notes and the Trustee within the time periods specified in the SEC’s rules and regulations, to the extent not available on EDGAR or any successor system of the SEC:

(A) all quarterly and annual reports on Forms 10-Q and 10-K, beginning with the quarterly report on Form 10-Q for the three months ended March 31,

2021, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by the Company’s certified independent accountants, and

(B) all current reports on Form 8-K;

(2) if the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, furnish to the holders of the Notes and the Trustee:

(A) not later than 100 days following the end of each fiscal year of the Company, an audited consolidated balance sheet, a statement of operations and comprehensive income and a statement of cash flows (including notes thereto and consistent in form with the financial statements contained or incorporated by reference in the Offering Memorandum) of the Company for such fiscal year, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and a report thereon by the Company’s certified independent accountants;

(B) not later than 50 days following the end of each of the first three fiscal quarters of the Company, a consolidated balance sheet, a statement of operations and comprehensive income and a statement of cash flows (including notes thereto and consistent in form with the financial statements contained in the Offering Memorandum) of the Company for such fiscal quarter, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any); and

(C) all current reports under Items 1.01, 1.02, 1.03, 2.01, 2.03, 2.04, 2.06, 3.03, 4.01, 4.02, 5.01, 5.02 or 5.03 of Form 8-K that would be required to be filed with or furnished to the SEC on Form 8-K if the Company were required to file or furnish such reports;

in the case of clauses (2)(A), (B) and (C) above, prepared on a basis substantially consistent with, and with the same level of detail as, the corresponding information included in the offering memorandum; provided, however, with respect to the information and reports required by clauses (2)(A), (B) and (C) above, (a) such information and reports will not be required to comply with Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, Item 10(e) of Regulation S-K under the Securities Act or Regulation G under the Exchange Act (or any successor sections or regulations) with respect to any non-GAAP financial measures contained therein; (b) such information and reports will not be required to include any segment or business unit level financial information; (c) no consolidating financial information or separate financial statements of Subsidiaries shall be required to the extent such obligation arises under Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X (or any successor Rules); (d) the schedules identified in Section 5-04 of Regulation S-X under the Securities Act (or any successor Section) will not be required; (e) no exhibits pursuant to Item 601 of Regulation S-K (or any successor Item) under the Securities Act will be required (other than financial statements and pro forma financial information as the chief financial officer or principal financial or accounting officer reasonably determines to be material to Holders or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole, if such information would be required pursuant to clauses (a) and (b) of Item 9.01 of Form 8-K (in each case relating to transactions required to be reported pursuant to Item 2.01 of Form 8-K to the extent available (as reasonably determined by the Issuer)); (f) no information required by Item 402 of Regulation S-K need be provided; and (g) financial statements need not be in interactive data format using extensible Business Reporting Language.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

The Company will, unless such information and reports have been filed with the SEC, post such information and reports on a website no later than the date the Company is required to provide those reports to the Trustee and the holders of the Notes and maintain such posting for so long as any Notes remain outstanding. Access to such information and reports on such website may be subject to a confidentiality acknowledgment; provided that no other conditions (except for password protection) may be imposed on access to such information and reports other than a representation by the Person accessing such information and reports that it is a holder of the Notes, a beneficial owner of the Notes, a bona fide prospective investor, a securities analyst or a market maker.

The Company will, for so long as any Notes remain outstanding, use its commercially reasonable efforts to hold and participate in quarterly conference calls with the holders of the Notes and securities analysts to discuss such financial information no later than ten Business Days after distribution of such financial information commencing with respect to the fiscal quarter in which the Issue Date occurs; provided that to the extent the Company hosts a quarterly conference call for the holders of its equity securities, the Company’s participation in such conference call shall satisfy this requirement so long as the holders of the Notes are provided notice of such conference call.

The Company will also, for so long as any Notes remain outstanding, furnish or cause to be furnished to the holders of the Notes, securities analysts and prospective investors upon request any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 5.04 Compliance Certificate. (a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate that need not comply with Section 12.04 or 12.05, one signer of which shall be the principal executive officer, principal financial officer, principal accounting officer or vice president of finance of the Company, stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer and the Guarantors have kept, observed, performed and fulfilled their obligations under the Indenture Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuer and each Guarantor during the preceding fiscal year has kept, observed, performed and fulfilled each and every covenant contained in the Indenture Documents and is not in Default at the date of such certificate in the performance or observance of any of the terms, provisions and conditions of the Indenture Documents (or, if a Default or Event of Default shall have occurred and is continuing, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company or Guarantor is taking or proposes to take with respect thereto).

(b) The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee, within ten Business Days of any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

Section 5.05 Taxes. The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 5.06 [Reserved].

Section 5.07 Restricted Payments. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend on, except as described below, or make any other payment or distribution in respect of, its Equity Interests (including any dividend or distribution payable in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) or similar payment to the direct or indirect holders thereof in their capacity as such (other than any dividends or distributions payable solely in its Equity Interests (other than Disqualified Stock) and dividends or distributions payable to the

Company or any Restricted Subsidiary (and, if such Restricted Subsidiary has stockholders other than the Company or other Restricted Subsidiaries, to its other stockholders on no more than a pro rata basis));

(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company held by any Person or any Equity Interests of any Restricted Subsidiary held by any Affiliate of the Company (in each case other than held by the Company or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interests (other than into Equity Interests of the Company that are not Disqualified Stock);

(iii) make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, more than 30 days prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Indebtedness that is contractually subordinated in right of payment to the Notes or any Note Guarantee thereof (other than the purchase, repurchase or other acquisition of such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 5.09(a); and

(C) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of this Indenture (excluding Restricted Payments permitted by clauses (ii) through (ix) and (xi) through (xiii) of subsection (b) below), is, at the time of determination, less than the sum of:

(1) 50% of the Consolidated Free Cash Flow of the Company for the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately preceding the date of this Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Free Cash Flow for such period is a deficit, less 100% of such deficit); plus

(2) 100% of the aggregate net cash proceeds received by the Company from the issuance or sale of its Equity Interests (other than Excluded Contributions) subsequent to the date of this Indenture (other than an issuance or sale to a Subsidiary of the Company) and 100% of any cash capital contribution and the Fair Market Value of marketable securities or other property received by the Company from its shareholders subsequent to the date of this Indenture; plus

(3) the amount by which the principal amount of any Indebtedness of the Company or a Restricted Subsidiary is reduced upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the date of this Indenture of any Indebtedness of the Company or a Restricted Subsidiary convertible or exchangeable for Equity Interests (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company or a Restricted Subsidiary upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding net cash proceeds from sales to a Restricted Subsidiary); plus

(4) the amount equal to the sum of (x) the net reduction in the Restricted Investments made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale or other disposition of such Investment and proceeds representing the return of capital (excluding dividends and distributions to the extent included in Consolidated Free Cash Flow), in each case realized by the Company or any Restricted Subsidiary, and (y) in the event that any Unrestricted Subsidiary is re-designated as a Restricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum will not exceed, in the case of any such Person, the amount of Restricted Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The foregoing provisions shall not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture;

(ii) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, any Restricted Payment made in exchange for, or with the net cash proceeds from, the substantially concurrent sale of Equity Interests of the Company (other than any Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of the

Company) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from clause (C)(2) of subsection (a) above;

(iii) the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness of the Issuer or any Guarantor that is contractually subordinated in right of payment to the Notes or to any Note Guarantee in exchange for, or with the net cash proceeds from, an Incurrence of Permitted Refinancing Debt;

(iv) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the redemption, repurchase, retirement or other acquisition for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by employees, former employees, managers, former managers, consultants or former consultants of the Company (or any of its Subsidiaries); provided that the aggregate amount of such repurchases and other acquisitions (excluding amounts representing cancellation of Indebtedness) shall not exceed $2.5 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following parenthetical) of $5.0 million in any calendar year) (in each case plus the amount of net cash and proceeds received by the Company and its Restricted Subsidiaries (a) in respect of “key-man” life insurance and (b) from the issuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries, to the extent that those amounts did not provide the basis for any previous Restricted Payment);

(v) payments of dividends on Disqualified Stock issued pursuant to Section 5.09;

(vi) repurchases of Capital Stock deemed to occur (a) upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options or (b) for purposes of satisfying any required tax withholding obligation upon the exercise or vesting of a grant or award that was granted or awarded to an employee;

(vii) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 5.07 (as determined in good faith by the Board of Directors);

(viii) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (iv) of Section 5.09(b);

(ix) the repurchase, redemption or other acquisition or retirement for value of any Indebtedness of the Issuer or any Guarantor that is contractually subordinated in right of payment to the Notes or to any Note Guarantee pursuant to provisions similar to Section 5.14; provided that all Notes tendered by holders in connection with a Change of Control Offer have first been repurchased, redeemed or acquired for value;

(x) Restricted Payments in an amount equal to the unused amount of Excluded Contributions received since the date of this Indenture;

(xi) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries;

(xii) Restricted Payments in an amount which, when taken together with all Restricted Payments previously made pursuant to this clause (xii) and then outstanding, does not exceed the greater of (x) $15.0 million and (y) 25.0% of Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available; and

(xiii) Restricted Payments at any time when, on a pro forma basis after giving effect thereto, (x) no Event of Default shall have occurred and be continuing and (y) the Consolidated Secured Debt Ratio on a pro forma basis is not greater than 3.25 to 1.0.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the assets proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For purposes of determining compliance with this covenant, in the event that a Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments as described in clauses (i) through (xii) above or of the definition of “Permitted Investments” (other than clause (20) thereof) or is permitted pursuant to the first paragraph of this covenant, the Issuer shall classify and may reclassify, in its sole discretion, such Restricted Payment or Investment (or a portion thereof) and may divide, classify and reclassify such Restricted Payment or Investment (or a portion thereof) in more than one of the types of Restricted Payments described above or such clauses of the definition of “Permitted Investments.”

Section 5.08 Dividend and Other Payment Restrictions Affecting Subsidiaries. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries with respect to its Capital Stock or any other interest or participation in, or measured by, its profits;

(ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(iii) make any loans or advances to the Company or any of its Restricted Subsidiaries; or

(iv) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) However, the foregoing restrictions shall not apply to Permitted Liens or to encumbrances or restrictions existing under or by reason of:

(i) any agreements in effect or entered into on the date of this Indenture, including agreements governing Existing Indebtedness as in effect on the date of this Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing such Indebtedness as in effect on the date of this Indenture as reasonably determined by the Company in good faith;

(ii) the Indenture Documents;

(iii) applicable law and any applicable rule, regulation or order;

(iv) customary non-assignment provisions in leases, licenses or other agreements entered into in the ordinary course of business;

(v) purchase money obligations that impose restrictions of the nature described in clause (a)(iv) above on the property so acquired;

(vi) any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition thereof;

(vii) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any

Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(viii) Liens that limit the right of Company or any of its Subsidiaries to dispose of the asset or assets subject to such Lien;

(ix) customary provisions limiting the disposition or distribution of assets or property in partnership, joint venture, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;

(x) Permitted Refinancing Debt; provided that the restrictions subject to the limitations of this provision and contained in the agreements governing such Permitted Refinancing Debt are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced as reasonably determined by the Company in good faith;

(xi) any such encumbrance or restriction with respect to any Foreign Subsidiary pursuant to an agreement governing Indebtedness incurred by such Foreign Subsidiary, (a) if the encumbrances and restrictions subject to the limitations of this provision and contained in any such agreement or instrument taken as a whole are not materially more restrictive to the holders of the Notes than the encumbrances and restrictions contained in the agreements described in clause (i) above (as determined in good faith by the Company), or (b) if such encumbrance or restriction is not materially more restrictive to the holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Issuer’s ability to make the principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(xii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xiii) customary provisions contained in leases or non-exclusive licenses of intellectual property and other similar agreements entered into in the ordinary course of business and consistent with past practice or industry practice; and

(xiv) any Credit Facilities permitted under this Indenture; provided that the Company determines in good faith at the time of entry into such agreement that such encumbrances or restrictions contained in any such Credit Facility (subject to the provisions of the Intercreditor Agreement) will not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes.

Nothing contained in this Section 5.08 shall prevent the Issuer or any Restricted Subsidiary from creating, incurring or suffering to exist any Permitted Lien.

Section 5.09 Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt) and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer and any Guarantor may Incur Indebtedness (including Acquired Debt) and the Company may issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock are issued would have been not less than 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net cash proceeds therefrom, including the effect of acquisitions or repayments or redemptions of Indebtedness to be funded by such proceeds), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The foregoing provisions will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes (other than Additional Notes) and the related Note Guarantees (including any future Note Guarantees);

(ii) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations, mortgage financings or purchase money obligations) Incurred for the purpose of financing (or refinancing) all or any part of the purchase price or cost of construction or improvement of property (real or personal), plant or equipment used in the business of the Company or such Restricted Subsidiary that, added to all other Indebtedness Incurred pursuant to this clause (ii) and then outstanding, will not exceed the sum of (A) the greater of (x) $15.0 million and (y) 20.0% of the Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available plus (B) the amount of any fees and expenses incurred in connection with any financing or refinancing;

(iii) the Incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was Incurred pursuant to subsection (a) above or pursuant to clauses (i), (iii) or (vii) of this paragraph (b);

(iv) the Incurrence of (a) intercompany Indebtedness of the Company, a Guarantor or any other Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Issuer or a Guarantor; provided that (i) such Indebtedness shall be unsecured and if owing by the Issuer or any Guarantor, contractually subordinated in all respects (other than with respect to the maturity thereof) to the obligations of the Issuer under the Notes or such Guarantor under its Note Guarantee, as the case may be, and (ii) if as of any date any Person other than the Issuer or a Guarantor owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than Permitted Liens of the type described in clause (1) of the definition thereof that secure First Priority Obligations that are permitted under the Indenture or a Permitted Lien securing Indenture Obligations), such date shall be deemed the incurrence of Indebtedness not permitted under this clause (iv) by the issuer of such Indebtedness and (b) intercompany Indebtedness of the Issuer, any Guarantor or any Foreign Subsidiary for so long as such Indebtedness is held by a Foreign Subsidiary; provided that (i) if such Indebtedness is owing by the Issuer or any Guarantor, such Indebtedness shall be unsecured and contractually subordinated in all respects (other than with respect to the maturity thereof) to the obligations of the Issuer under the Notes or such Guarantor under its Note Guarantee, as the case may be, and (ii) if as of any date any Person other than such other Foreign Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than Permitted Liens of the type described in clause (19) of the definition thereof), such date shall be deemed the incurrence of Indebtedness not constituting Indebtedness permitted under this clause (iv) by the issuer of such Indebtedness;

(v) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary of the Company otherwise permitted hereunder so long as the Person giving such Guarantee could have Incurred the Indebtedness or other obligations that are being Guaranteed; provided that if the Indebtedness being guaranteed (x) is subordinated to the Notes or a Note Guarantee, then the Guarantee must be subordinated to the same extent as the Indebtedness being guaranteed or (y) is owed by any Restricted Subsidiary that is not a Guarantor, such Guarantee shall be subordinated to the prior payment in full of the Notes in the case of the Issuer or the Note Guarantees in the case of a Guarantor;

(vi) the Incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(vii) the Incurrence of Existing Indebtedness (other than Indebtedness described in clause (i) or (iv) of this paragraph (b));

(viii) the Incurrence of obligations in respect of letters of credit, bank guarantees, performance, bid and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(ix) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(x) Indebtedness of Foreign Subsidiaries that, when added together with any other Indebtedness Incurred under this clause (x) and then outstanding, will not exceed the greater of (x) $10.0 million (or its foreign currency equivalent) and (y) 15.0% of Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available;

(xi) Indebtedness of the Company or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(xii) Indebtedness consisting of promissory notes or similar Indebtedness issued by the Company or any Restricted Subsidiary to current, future or former officers, managers, and employees thereof, or to their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or a Restricted Subsidiary to the extent described in clause (iv) of paragraph (b) of Section 5.07;

(xiii) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness, or issuance of Disqualified Stock by the Company (in addition to Indebtedness or Disqualified Stock permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) that, when added to all other Indebtedness Incurred pursuant to this clause (xiii) and then outstanding, will not exceed the greater of (x) $20.0 million and (y) 27.5% of Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available;

(xiv) the Incurrence by the Company or any Guarantor (including any Guarantees thereof) of Indebtedness pursuant to the Credit Facilities in an aggregate principal amount not to exceed as of any date of Incurrence, $40.0 million, plus (B) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees and other costs and expenses incurred in connection with such refinancing, less the aggregate amount of all Net Proceeds of Asset Sales applied to repay, and permanently reduce the commitment to lend in respect of, any such Indebtedness pursuant to Section 5.10;

(xv) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness, or issuance of Disqualified Stock by the Company in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by the Company since immediately after the date of the Indenture from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than Excluded Contributions, proceeds of Disqualified Stock and sales of Equity Interests to the Company or any Subsidiary of the Company) as determined in accordance with clause (iv) of paragraph (a) of Section 5.07 to the extent such net cash proceeds have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 5.07(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(xvi) (x) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness, or issuance of Disqualified Stock by the Company, incurred or issued to finance an acquisition or (y) Acquired Debt; provided that after giving pro forma effect to such acquisition, either (a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, or (b) the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is not less than such Fixed Charge Coverage Ratio immediately prior to such acquisition;

(xvii) the incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, incurred in connection with the disposition of any business, assets or Restricted Subsidiary, so long as the amount of such Indebtedness does not exceed the gross proceeds (including non-cash proceeds) actually received by the Company or any Restricted Subsidiary in connection with such transactions;

(xviii) (A) the incurrence by the Company or any of the Restricted Subsidiaries of Indebtedness arising in connection with endorsement of instruments for collection or deposit in the ordinary course of business and (B) Cash Management Obligations and Indebtedness in respect of cash pooling arrangements, netting services, automatic clearinghouse arrangements, overdraft protection, employee credit card programs and other cash management and similar obligations in the ordinary course of business (and Guarantees thereof);

(xix) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Company or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business and consistent with past practice or industry practices;

(xx) Indebtedness of the Issuer or any Restricted Subsidiaries, the proceeds of which are applied to defease or discharge the Notes in accordance with Article 9 or the satisfaction and discharge of this Indenture in accordance with Section 4.01; and

(xxi) Indebtedness of the Issuer or any Restricted Subsidiaries that is subordinated to the prior payment in full of the Notes in the case of the Issuer or the Note Guarantees in the case of a Guarantor to finance acquisitions in an aggregate amount not to exceed at any time outstanding the greater of (x) $50.0 million and (y) 70.0% of Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available.

(c) For purposes of determining compliance with this Section 5.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (xxi) of paragraph (b) above or under paragraph (a) above, the Company shall, in its sole discretion, divide and classify such item of Indebtedness in any manner that complies with this Section 5.09 and will only be required to include the amount and type of such Indebtedness in one of such clauses or pursuant to Section 5.09(a), and may re-classify any such item of Indebtedness from time to time among such clauses or Section 5.09(a), so long as such item meets the applicable criteria for such category. For avoidance of doubt, Indebtedness may be classified as Incurred in part pursuant to one of the clauses (i) through (xxi) above, and in part under one or more other clauses or under Section 5.09(a).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Accrual of interest and dividends, accretion of accreted value, issuance of securities paid-in-kind, amortization of original issue discount, changes to amounts outstanding in respect of Hedging Obligations solely as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 5.09.

(d) The Issuer will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of (i) being unsecured, (ii) being secured on junior Lien or priority basis or (iii) the operation of any “waterfall” or similar provision within an agreement governing a single Credit Facility, in each case, providing for different priorities of payment as subordinated or junior Indebtedness.

Section 5.10 Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Sale (except with respect to an Event of Loss) unless:

(i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents;

provided that the amount of:

(1) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed or discharged by the transferee of any such assets pursuant to a customary novation agreement releasing the Company or such Restricted Subsidiary from further liability;

(2) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion); and

(3) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $15.0 million and (y) 20.0% of Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, will be deemed to be cash for purposes of this Section 5.10.

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale by the Company or a Restricted Subsidiary, the Company or such Restricted Subsidiary may apply such Net Proceeds at its option:

(i) to permanently reduce Indebtedness under any Credit Facility constituting First Priority Obligations (and to correspondingly reduce commitments with respect thereto);

(ii) with respect to Asset Sales of assets of a Restricted Subsidiary that is not a Guarantor, to permanently reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor (and to correspondingly reduce commitments with respect thereto), other than Indebtedness owed to the Company or another Subsidiary; or

(iii) to the making of a Capital Expenditure or the acquisition of a controlling interest in another business or other assets, in each case, that are used or useful in a Similar Business or that replace the assets that are the subject of such Asset Sale and, in each case, such assets consist of assets that would primarily constitute Collateral;

provided that, in the case of clause (iii) above, a binding commitment to make a Capital Expenditure or acquire a controlling interest shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); provided, further, that if such commitment is later terminated or canceled before such Net Proceeds are applied and the Issuer or any Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within 180 days of such cancellation or termination (or, if later, 365 days from the receipt of such Net Proceeds), such Second Commitment shall be treated as an Acceptable Commitment; and, in the event any Acceptable Commitment is later cancelled or terminated for any reason (after giving effect to any Second Commitment) before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Excess Proceeds.

(c) Pending the final application of any such Net Proceeds, the Company or a Restricted Subsidiary may temporarily reduce Indebtedness under any Credit Facility or invest such Net Proceeds in any manner that is not prohibited by this Indenture.

(d) Any Net Proceeds from Asset Sales that are not applied or invested (by election or as a result of the passage of time) as provided in subsection (b) above shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuer shall make an Asset Sale Offer to all holders of Notes and Other Second Priority Obligations to purchase the maximum principal amount of Notes and Other Second Priority Obligations that may be purchased or repaid out of the Excess Proceeds. The offer price for such Asset Sale Offer shall be an amount in cash equal to 100% of such maximum principal amount or accreted value thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase. To the extent that the aggregate amount of Notes and Other Second Priority Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company and its Restricted Subsidiaries may use any remaining Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and Other

Second Priority Obligations surrendered by Holders thereof exceeds the amount of the Excess Proceeds available to be applied to their repurchase, the Issuer shall select the Notes and Other Second Priority Obligations to be purchased on a pro rata basis based upon the principal balance or accreted value thereof (subject to adjustments to maintain the authorized denominations of the Notes). Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder in connection with the repurchase of the Notes as a result of a Change of Control or an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture (including Section 3.09), the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of its compliance with such securities laws or regulations.

Section 5.11 Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, exchange, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), involving an amount in excess of the greater of (x) $2.5 million and (y) 5.0% of Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available, unless:

(a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at the time in an arm’s-length transaction with a person who was not an Affiliate; and

(b) if such Affiliate Transaction involves an amount in excess of $15.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of either the Conflicts Committee of the Board of Directors of the Company or the Board of Directors of the Company disinterested with respect to such Affiliate Transaction has determined in good faith that the criteria set forth in clause (a) of this Section 5.11 are satisfied and has approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate.

The foregoing provisions shall not apply to the following:

(i) any employment agreement, employee loan or compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

(ii) transactions exclusively between or among the Company and/or its Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by this Indenture;

(iii) any agreement existing on the date of this Indenture, as in effect on the date of this Indenture, or as modified, amended or amended and restated by any modification, amendment or amendment and restatement made in compliance with the applicable provisions of clauses (a) and (b) of this Section 5.11;

(iv) reasonable compensation of, and indemnity arrangements in favor of, managers of the Company and its Restricted Subsidiaries;

(v) the issuance or sale of any Equity Interests (other than Disqualified Stock) of the Company or any Parent Entity and the granting of registration and other customary rights in connection therewith;

(vi) pledges of Equity Interests of Unrestricted Subsidiaries; and

(vii) Restricted Payments that are permitted by Section 5.07 and Permitted Investments of the type described in clause (8) of the definition thereof.

Notwithstanding anything to the contrary in this Section 5.11 or in this Indenture, the Company will not, and will not permit any of its Restricted Subsidiaries to, invest any Trust Funds in any Affiliate of the Company or its Restricted Subsidiaries or in any fund, asset or Person controlled or managed by any Affiliate of the Company or its Restricted Subsidiaries.

Section 5.12 Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

In the event that a Lien securing an item of Indebtedness (or any portion thereof) upon any property or asset meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” (other than clause (21) thereof) the Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of Permitted Liens (or any portion thereof) (other than clause (21) thereof) described in the definition of “Permitted Lien.”

Section 5.13 Corporate Existence; Maintenance of Property and Insurance. Subject to Section 5.10, Article 6 and Article 11, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary and (ii) the material rights (charter and statutory), licenses and franchises of the Issuer and its Restricted Subsidiaries; provided, however, that the Issuer shall not be required to preserve any such material right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors of the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

The Issuer shall, and shall cause each of its Restricted Subsidiaries to, keep all property material to the operation of the business of the Issuer and such Restricted Subsidiaries, taken as a whole, in sufficient working order and condition in all material respects, ordinary wear and tear and casualty loss excepted; provided that the Issuer shall not be obligated to comply with this paragraph to the extent that the failure to do so is not adverse in any material respect to the Holders.

The Issuer will, and will cause each of its Restricted Subsidiaries to, maintain with one or more insurance companies of national standing insurance on all property material to the operation of the business of the Issuer and such Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks as are determined by the Issuer in good faith to be reasonable and prudent, taking into account the risks that are usually insured against in the same general area by companies engaged in the same or a similar business (in each case, after giving effect to any self-insurance determined by the Issuer to be reasonable and prudent, taking into account the practices of similarly situated Persons engaged in the same or similar businesses as the Issuer and the Restricted Subsidiaries).

Section 5.14 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, unless the Issuer has delivered a redemption notice with respect to all of the outstanding Notes as provided by Section 3.07, each Holder shall have the right to require the Issuer to repurchase all or any part (equal to minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the rights of holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder in connection with the repurchase of the Notes as a result of a Change of Control or Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of its compliance with such securities laws or regulations. Within 30 days following any Change of Control, unless the Issuer has delivered a redemption notice with respect to all of the outstanding Notes as provided by Section 3.07, the Issuer shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(i) that a Change of Control has occurred and that such holder has the right to require the Issuer to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

(ii) the circumstances and relevant facts regarding such Change of Control;

(iii) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered); and

(iv) the instructions, as determined by the Issuer, consistent with this Section 5.14, that a Holder must follow in order to have its Notes purchased.

(b) On a date that is, subject to any contrary requirement of applicable law, at least 30 but no more than 60 days from the date on which the Issuer delivers notice of the Change of Control (the “Change of Control Payment Date”), the Issuer shall, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered, and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer. The Paying Agent shall promptly mail to each Holder so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and deliver (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer shall publicly announce, and notify the Trustee in writing, the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such notes in a Change of Control Offer or an Alternate Offer and the Issuer, or any third-party making a Change of Control Offer or an Alternate Offer in lieu of the Issuer as described above, repurchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 10 days’ prior notice (provided that such notice is given not more than 30 days following such repurchase pursuant to the Change of Control Offer or an Alternate Offer described above and given after the entry into any agreement pursuant to which the Change of Control will occur), to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest on the Notes redeemed, to, but excluding, the applicable redemption date (subject to the rights of Holders of Notes on any relevant record date to receive interest due on the relevant interest payment date). Notice of any such redemption may be subject to one or more conditions precedent as set forth under Sections 3.02 and 3.03.

(d) The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (a) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (b) in connection with or in contemplation of any Change of Control, the Issuer or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment (the “Alternate Offer Price”) and purchases all Notes properly tendered in accordance with the terms of such Alternate Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

Section 5.15 Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 5.07 or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by delivery to the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate and an Opinion of Counsel certifying that such designation complied with the preceding conditions and was permitted by Section 5.07. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 5.09, the Issuer will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 5.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 5.16 Additional Guarantors. If (i) the Company or any of its Restricted Subsidiaries shall acquire or create another Domestic Subsidiary after the date of this Indenture (other than an Excluded Subsidiary) or (ii) any Foreign Subsidiary Guarantees (or otherwise becomes liable for) Indebtedness of the Issuer or a Guarantor, then, in each case within 30 days thereof, the Company shall cause such Subsidiary to become a Guarantor and:

(1) execute a supplemental indenture substantially in the form of Exhibit E attached hereto, in accordance with the terms of this Indenture, pursuant to which such Subsidiary shall unconditionally guarantee, on a senior secured basis, all of the Issuer’s Obligations under the Indenture and the other Indenture Documents on the terms set forth in this Indenture;

(2) execute and deliver to the Collateral Agent such amendments or supplements to the Collateral Documents necessary in order to grant to the Collateral Agent, for the benefit of itself, the Trustee and the Holders of the Notes, a perfected security interest in the Equity Interests of such Subsidiary, other than Excluded Property and subject to Permitted Liens, which are owned by the Issuer or a Guarantor and are required to be pledged pursuant to the Indenture and the Collateral Documents;

(3) take such actions as are necessary to grant to the Collateral Agent for the benefit of itself, the Trustee and the Holders a perfected security interest in the assets of such Subsidiary, other than Excluded Property and subject to Permitted Liens, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Indenture and the Collateral Documents or by law or as may reasonably requested by the Collateral Agent;

(4) take such further action and execute and deliver such other documents specified in the Indenture Documents or otherwise reasonably necessary or reasonably requested by the Trustee or Collateral Agent to give effect to the foregoing; and

(5) deliver to the Trustee and the Collateral Agent one or more Opinions of Counsel stating that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Subsidiary and constitute legal, valid, binding and enforceable obligations of such Subsidiary and the Collateral Documents to which such Restricted Subsidiary is a party create a valid perfected Lien on the Collateral covered thereby.

Section 5.17 Business Activities. The Company will not and will not permit any of its Restricted Subsidiaries to engage in any business other than Similar Businesses.

Section 5.18 Limitation on Issuances and Sales of Equity Interests in Wholly-Owned Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly-Owned Subsidiary of the Company to any Person (other than the Company or a Wholly-Owned Subsidiary of the Company), unless:

(1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly-Owned Restricted Subsidiary; and

(2) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 5.10.

The Company will not permit any Wholly-Owned Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to the Company or a Wholly-Owned Subsidiary of the Company.

Section 5.19 Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Notes or any other Indenture Document unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 5.20 Mortgages. With respect to any Material Real Property fee-owned or leased as of the date of this Indenture or that is acquired by the Issuer or a Guarantor after the date of this Indenture (such Material Real Property referred to individually and collectively as the “Premises”), within 120 days after the date of the Indenture or the acquisition thereof (subject to extension for an additional 45 days if the Issuer or the applicable Guarantor is using commercially reasonable efforts to comply with the requirements of this covenant and no Mortgage is granted to any other party during such period unless this covenant has been complied with), as applicable, the Issuer shall, or shall cause the applicable Guarantor, as the case may be, to:

(1) In the case of fee-owned and leased Premises:

(A) deliver to the Collateral Agent, as mortgagee, for the benefit of itself, the Trustee and the Holders, fully executed Mortgages, duly executed by the Issuer or the applicable Guarantor, as the case may be, together with evidence of the completion (or satisfactory arrangements for the completion), or all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith), together with (x) any necessary fixture filings, as may be necessary to create a valid, perfected first priority Lien, subject to Permitted Liens, against the Premises purported to be covered thereby and (y) evidence of the payment in full by the Issuer or the applicable Guarantor to the title agent of all mortgage tax, recording fees and all title search and examination costs (or that arrangements for such payments have been made);

(B) deliver to the Collateral Agent, a mortgagee’s title insurance policy issued by the title agent in favor of the Collateral Agent in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens and any other exceptions disclosed in such policy, and such policy shall also include, to the extent available and issued at ordinary rates, customary endorsements and shall be accompanied by evidence of the payment in full (or satisfactory arrangements for the payment) of all premiums thereon;

(C) deliver to the Collateral Agent, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit and/or indemnity from the Issuer or the applicable Guarantor, as the case may be, stating that to its knowledge there has been no change in the facts depicted in the survey, other than, in each case, changes that do not materially adversely affect the use by the Issuer or any Guarantor, as applicable, of such Premises for the Issuer’s or such Guarantor’s business as so conducted, or intended to be conducted, at such Premises and in each case, in form sufficient for the title insurer issuing the title policy to remove the standard survey exception from such policy and issue a survey endorsement to such policy; and

(D) deliver an Opinion of Counsel in each applicable jurisdiction to the extent required by the Collateral Documents to the Collateral Agent that such Mortgage has been duly authorized, executed and delivered by the Issuer or such Guarantor, constitutes a legal, valid, binding and enforceable obligation of the Issuer or such Guarantor and creates a valid perfected Lien in the Premises purported to be covered thereby (subject to customary assumptions, exclusions and exceptions);

(2) In the case of leased Premises, during the existence of a Default, each Grantor shall make commercially reasonable efforts to obtain a Landlord/Bailee Agreement, from the lessor of each leased property or bailee or consignee with respect to any warehouse or other location where Collateral with a value in excess of $250,000 is stored or located, which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, bailee or consignee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Collateral Agent.

Section 5.21 Trust Funds. The Company will not and will not permit any of its Restricted Subsidiaries to, except in accordance with reasonable business practices and in accordance in all material respects with applicable law, (1) withdraw or otherwise remove any monies or other assets (whether principal, interest or other earnings) from any Trust Account or (2) make any investments of Trust Funds or interest or earnings thereon.

The Company (1) will maintain a committee of its Board of Directors to approve all trust policies (a “Trust Committee”) that as of the Issue Date will include Kevin Patrick, Joe Redling and Trish Wellenbach, and upon any subsequent change to such committee after the Issue Date, shall thereafter be composed of a majority of independent directors and (2) will not permit any of its Affiliates or any entity controlled or managed by an Affiliate (in either case other than the Company or any of its Restricted Subsidiaries) to have discretion over the investments or be compensated for discretion over the investments in the Trust Accounts, other than in their capacity as an individual member of the Trust Committee.

Section 5.22 Other Post-Closing Collateral Actions. Other than with respect to Material Real Property, which shall be subject to the requirements set forth above in Section 5.20, the Company shall or shall cause the applicable Guarantor, within 30 days after the Issue Date (subject to extension for an additional 15 days if the Issuer or the applicable Guarantor is using commercially reasonable efforts to comply with the requirements of this covenant) (i) to deliver to the Collateral Agent (x) all filings and other similar actions required in connection with the perfection of security interests to secure the Indenture Obligations, (y) all control agreements that would have been required by the Security Agreement on the Issue Date but for the operation of this clause (y), and (z) a supplement to Schedule 10(a) to the Perfection Certificate encompassing all subsidiaries of the Issuer and each Guarantor, which supplement shall, upon delivery, be deemed to amend and restate Schedule 10(a) to the Perfection Certificate effective as of the Issue Date and (ii) take all actions necessary to release any Liens on the Collateral existing prior to the Issue Date; provided, however, that (1) the certificated Equity Interests (if applicable, or lost certificates of affidavit if lost) of the Issuer’s Subsidiaries will be required to be delivered on the Issue Date, (2) UCC financing statements covering the Collateral of the Issuer and the Guarantors with respect to which a Lien may be perfected by the filing of a UCC financing statement will be required to be filed as of the Issue Date and (3) insurance certificates satisfying the requirements of the Security Agreement will be required to be delivered on the Issue Date.

Section 5.23 Further Assurances. The Issuer and the Guarantors shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper. or as may be reasonably requested by the Trustee or the Collateral Agent, to carry out more effectively the provisions of this Indenture.

Subject to the Intercreditor Agreement, neither the Company nor any of its Restricted Subsidiaries will take or knowingly omit to take any action that would materially impair the Liens in favor of the Collateral Agent, on behalf of itself, the Trustee and the Holders of the Notes, with respect to any material portion of the Collateral. The Issuer shall, and shall cause each Guarantor to, at their sole cost and expense, (i) execute and deliver all such agreements and instruments as are reasonably necessary or as the Collateral Agent shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Documents and (ii) file any such notice filings, financing statements or amendments thereto, continuation statements or other agreements or instruments as may be reasonably necessary under applicable law to perfect (and maintain the perfection and priority) the Liens created by the Collateral Documents, subject to Permitted Liens, at such times and at such places as are reasonably necessary or as the Collateral Agent may reasonably request, in each case subject to the terms of the Collateral Documents.

Section 5.24 Financial Calculations for Limited Condition Transactions. When calculating the availability under any basket or ratio under this Indenture or determining the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to the making of any acquisition or other Permitted Investment, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing (each, a “Limited Condition Transaction”) or incurrence of Indebtedness in connection therewith, the determination of whether the relevant condition is satisfied may be made, at the irrevocable election of the Company (such election, a “Limited Condition Transaction Election”), at the time of (and on the basis of the financial statements for the most recently ended fiscal period for which financial statements are available at the time of) either (x) the execution of the definitive agreement with respect to such Limited Condition Transaction or (y) the consummation of the Limited Condition Transaction, in each case, after giving effect to the relevant Limited Condition Transaction and any related transactions (including any incurrence of Indebtedness and the use of proceeds thereof), on a pro forma basis (such date, the “Limited Condition Transaction Test Date”). If the Company makes such a Limited Condition Transaction Election, any subsequent calculation of any basket or ratio shall be calculated on an equivalent pro forma basis, unless the definitive agreement for such Limited Condition Transaction expires or is terminated without its consummation. Any Limited Condition Transaction Election shall be made pursuant to a written notice from the Company delivered to the Trustee at the time of the execution of the definitive agreements with respect to the Limited Condition Transaction; provided, however, that to the extent the Company has not delivered such written notice to the Trustee by the time of execution of the definitive agreements with respect to such transaction, the relevant conditions required to be satisfied as a condition to consummating such transaction and/or incurring such Indebtedness will be tested at the time of consummation of such transaction and the related incurrence of Indebtedness.

For the avoidance of doubt, if the Company has made a Limited Condition Transaction Election and any of the ratios or baskets for which compliance was determined or tested as of the Limited Condition Transaction Test Date (including with respect to the incurrence of any Indebtedness) are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations.

ARTICLE 6

SUCCESSORS

Section 6.01 Merger, Consolidation or Sale of Assets.

(a) The Issuer. The Issuer may not, in any transaction or series of related transactions consolidate with or merge with or into (whether or not the Issuer survives), or sell, assign, convey, transfer, lease or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Issuer to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Issuer’s property and assets whether as an entirety or substantially as an entirety, to any Person, unless:

(i) either:

(A) if the transaction or series of transactions is a consolidation of the Issuer with or a merger of the Issuer with or into any other Person, the Issuer shall be the surviving Person of such merger or consolidation; or

(B) the Person formed by any consolidation or merger with or into the Issuer, or to which all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries, taken as a whole, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of, shall be a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia; provided that if the Issuer (or the surviving Person) is a limited liability company there shall be a co-issuer that is a corporation; and such Person shall expressly assume by (i) a supplemental indenture executed and delivered to the Trustee and the Collateral Agent, in form satisfactory to the Trustee and the Collateral Agent, all of the obligations of the Issuer, under the Notes and this Indenture and, in each case, this Indenture, as so supplemented, shall remain in full force and effect and (ii) by amendment, supplement or other instrument (in form reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee and the Collateral Agent, all obligations of the Issuer under the Collateral Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Documents on the Collateral owned by or transferred to the surviving entity;

(ii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (including any Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

(iii) at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period (but without giving effect to the costs and expenses of such transaction), (x) the Issuer or the successor entity to the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 5.09(a) or (y) the Fixed Charge Coverage Ratio for the Company (or if applicable, the successor entity to the Company) and its Restricted Subsidiaries on a consolidated basis would be not less than the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries on a consolidated basis immediately prior to such transaction.

The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets by any Restricted Subsidiary to any Guarantor or the Issuer or the consolidation or merger of any Restricted Subsidiary with or into any Guarantor or the Issuer; provided that the surviving Issuer shall be a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia.

In connection with any consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated by the foregoing provisions, the Issuer shall deliver, or cause to be delivered, to the Trustee and the Collateral Agent an Officers’ Certificate and an Opinion of Counsel stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and any supplemental indenture in respect thereof comply with the requirements of this Indenture. Such Officers’ Certificate shall set forth the manner of determination of the Issuer’s compliance with clause (iii) of the first paragraph of this subsection (a).

(b) The Guarantors. Subject to Section 11.03, each Guarantor will not, in any transaction or series of related transactions merge or consolidate with or into (whether or not such Guarantor survives), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to, any Person, unless either:

(i) either:

(A) if the transaction or series of transactions is a consolidation of such Guarantor with or a merger of such Guarantor with or into any other Person, such Guarantor shall be the surviving Person of such consolidation or merger; or

(B) the Person formed by any consolidation or merger with or into such Guarantor, or to which all or substantially all of the properties and assets of such Guarantor and its Subsidiaries, taken as a whole, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of, shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by (i) a supplemental indenture executed and delivered to the Trustee and the Collateral Agent, in form satisfactory to the Trustee and the Collateral Agent, all of the obligations of such Guarantor under its Note Guarantee and this Indenture and, in each case, this Indenture, as so supplemented, shall remain in full force and effect and (ii) by amendment, supplement or other instrument (in form reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee and the Collateral Agent, all obligations of such Guarantor under the Collateral Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Documents on the Collateral owned by or transferred to the surviving entity; or

(ii) the transaction is made in compliance with (or is not prohibited by) Section 5.10.

The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets by any Restricted Subsidiary to any Guarantor or the Issuer, or the consolidation or merger of any Restricted Subsidiary with or into any other Guarantor or the Issuer.

In connection with any consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated by Section 6.01(b)(i), such Guarantor shall deliver, or cause to be delivered, to the Trustee and the Collateral Agent an Officers’ Certificate and an Opinion of Counsel stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements of this Indenture and an Opinion of Counsel to like effect.

Section 6.02 Successor Entity Substituted. Subject to Section 5.10 and Section 11.03, upon any consolidation, combination or merger of the Issuer or any Guarantor, or any sale, assignment, conveyance, transfer or other disposition of all or substantially all of the assets of the Issuer or such Guarantor in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or combination or into which the Issuer or such Guarantor is merged or to which the sale, assignment, conveyance, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture Documents with the same effect as if such surviving entity had been named herein and therein as the Issuer or such Guarantor and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, shall be released from the obligation to pay the principal of, and interest, if any, on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Indenture Documents, if applicable.

ARTICLE 7

DEFAULTS AND REMEDIES

Section 7.01 Events of Default. Each of the following shall be an “Event of Default”:

(a) default for 30 days in the payment when due of interest on, if any, with respect to, the Notes;

(b) default in payment when due of the principal, or premium, if any, of any Note when due at maturity, upon optional redemption, upon required purchase, upon acceleration or otherwise;

(c) failure by the Company or any of its Restricted Subsidiaries to comply with its obligations under Section 5.10, 5.14 or Article 6;

(d) failure to perform any other covenant or agreement of the Company or any of its Subsidiaries under the Indenture Documents for 30 days after written notice to the Company by the Trustee or the holders of at least 30% in aggregate principal amount of the Notes then outstanding voting as a single class; provided, however, that such 30-day period shall instead be 60 days with respect to any failure to perform any covenant or agreement set forth above under Section 5.03;

(e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness on or prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $20.0 million (or its foreign currency equivalent);

(f) failure by the Company or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $20.0 million (or its foreign currency equivalent) (not covered by independent third-party insurance as to which liability has not been denied by such insurance carrier), which judgments are not paid, discharged or stayed for a period of 60 days following such judgment becoming final, and in the event such judgment is covered by insurance, any enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(g) (i) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of the Indenture or the Collateral Documents) or (ii) the breach or repudiation by the Company or any of its Restricted Subsidiaries of any of their obligations under any Collateral Document; provided that, in the case of clauses (i) and (ii), such cessation, breach or repudiation, individually or in the aggregate, results in Collateral having a Fair Market Value in excess of $20.0 million not being subject to a valid, perfected security interest;

(h) except as permitted by this Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee in writing;

(i) the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(iv) makes a general assignment for the benefit of its creditors; or

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(iii) orders the liquidation of the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

In the event of any Event of Default specified under subsection (e) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of Notes, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that:

(a) Indebtedness or guarantee that is the basis for such Event of Default has been discharged or holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default;

(b) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(c) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Section 7.02 Acceleration. If any Event of Default (other than an Event of Default specified in subsection (i) or (j) of Section 7.01 with respect to the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) occurs and is continuing and has not been waived by the Holders, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes may, by written notice to the Company (with a copy to the Trustee, if given by the Holders), declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in subsection (i) or (j) of Section 7.01 occurs with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes shall be due and payable immediately without further action or notice. The Holders of at least a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, premium, if any, or interest, if any, that has become due solely because of the acceleration) have been cured or waived and all sums paid or advanced by the Trustee and the Collateral Agent hereunder (subject to Section 8.07 and Section 13.11) and the reasonable compensation, expenses, disbursements, and advances of the Trustee, the Collateral Agent and their agents and counsel have been paid or deposited with the Trustee or the Collateral Agent, as applicable, or provision therefor satisfactory to the Trustee or the Collateral Agent, as applicable, has been made.

Section 7.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest, if any, on the Notes or to enforce the performance of any provision of the Notes, the Indenture or the other Indenture Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 7.04 Waiver of Past Defaults. The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes waive (including in connection with a purchase of, or tender offer or exchange offer for, Notes) any existing Default or Event of Default and its consequences under this Indenture (including any acceleration of the Notes), except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest, if any, on the Notes (including in connection with an offer to purchase); provided, however, that the Holders of at least a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, premium, if any, or interest, if any, that has become due solely because of the acceleration) have been cured or waived. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 7.05 Control by Majority. Holders of at least a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee and the Collateral Agent or exercising any trust or power conferred on it; provided that the direction does not conflict with any laws or this Indenture. However, the Trustee and the Collateral Agent may refuse to follow any direction that the Trustee determines may be unduly prejudicial to the rights of other Holders (it being understood that the Trustee shall have no duty to ascertain whether such actions or forbearances are unduly prejudicial to such other Holders) or that may involve the Trustee or the Collateral Agent, as applicable, in personal liability. The Trustee and the Collateral Agent shall be entitled to indemnification satisfactory to the Trustee and the Collateral Agent, as applicable, prior to taking any action. The Trustee and the Collateral Agent may take any other action deemed proper by the Trustee or the Collateral Agent, as applicable, which is not inconsistent with such direction and which is in accordance with the provisions of this Indenture.

Section 7.06 Limitation on Suits. A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 30% in principal amount of the then outstanding Notes make a written request to the Trustee or the Collateral Agent, as applicable, to pursue the remedy;

(c) such Holder or Holders offer and, if requested, provide to the Trustee or the Collateral Agent, as applicable, indemnity reasonably satisfactory to the Trustee or the Collateral Agent, as applicable, against any loss, liability or expense;

(d) the Trustee or the Collateral Agent, as applicable, does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee or the Collateral Agent, as applicable, a direction inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that neither the Trustee nor the Collateral Agent has an affirmative duty to ascertain whether or not any uses are unduly prejudicial to such Holders) or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all of such Holders. The Trustee shall send to all Holders any notice it receives from Holders under this Section 7.06.

Section 7.07 Rights of Holders To Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, or interest, if any, on any Note, on or after the respective due dates expressed in any such Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 7.08 Collection Suit By Trustee. If an Event of Default specified in Section 7.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, or interest, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel (subject to Section 8.07).

Section 7.09 Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer or any of the Guarantors (or any other obligor upon the Notes) or their respective creditors or property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee and the Collateral Agent any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their agents and counsel, and any other amounts due the Trustee or the Collateral Agent under Sections 8.07 and 13.11. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their agents and counsel, and any other amounts due the Trustee or the Collateral Agent under Section 8.07 or 13.11 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding; provided, however, that the Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and be a member of a creditors’ or other similar committee.

Section 7.10 Priorities. Subject to the terms of the Intercreditor Agreement, if any, any money collected by the Trustee pursuant to this Article 7 or by the Collateral Agent pursuant to the Collateral Documents, or any money or other property distributable in respect of the Issuer’s or the Guarantors’ obligations under the Indenture Documents after an Event of Default, shall be applied in the following order:

First: to the Trustee, the Collateral Agent, any Agent and their respective agents and attorneys for amounts due or reasonably anticipated to become due under Section 8.07 or Section 13.11, including (subject to Section 8.07 or Section 13.11) payment of all compensation and reasonable expenses and liabilities incurred, and all advances made, by the Trustee, the Collateral Agent and any other Agent and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 7.10.

Notwithstanding the foregoing, if any Other Second Priority Obligations are outstanding and an Accession Agreement with respect to such Other Second Priority Obligations has been duly executed, the payment priority between the Indenture Obligations and such Other Second Priority Obligations shall be as set forth in Section 8.4 of the Security Agreement.

Section 7.11 Undertaking For Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 7.07 or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 7.12 Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 7.13 Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE 8

TRUSTEE

Section 8.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they are in a form that conforms to the requirements of this Indenture (but need not confirm or investigate, and may rely exclusively upon, the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of subsection (b) of this Section;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it is proved by a final order of a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.05, or a direction from the Holders of a majority in principal amount of the outstanding Notes concerning the exercise of any right, trust or power conferred upon the Trustee; and

(iv) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to subsections (a), (b), and (c) of this Section.

(e) Neither the Trustee nor the Collateral Agent shall be under any obligation to exercise any of its rights, powers and remedies under this Indenture at the request or direction of any Holders, unless such Holder shall have offered, and if requested, provided to the Trustee or the Collateral Agent, as applicable, security and indemnity satisfactory to the Trustee and the Collateral Agent, as applicable, against any loss, liability or expense (including reasonable attorneys’ fees and expenses).

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) The Trustee is hereby authorized and directed to execute and deliver each Indenture Document to which it is a party.

Section 8.02 Rights of Trustee and Collateral Agent.

(a) The Trustee and Collateral Agent may conclusively rely upon any document, resolution, certificate, statement, opinion, report, notice, request, direction, consent, order, judgment or other instrument believed by it to be genuine and to have been signed or presented by the proper Person. Neither the Trustee nor Collateral Agent need investigate any fact or matter stated in the document.

(b) Before the Trustee or the Collateral Agent acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. Neither the Trustee nor the Collateral Agent shall be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. Each of the Trustee and the Collateral Agent may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon. The Trustee and the Collateral Agent may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of, or information obtained from, any accountant, appraiser or other expert or adviser, whether retained or employed by the Company or by the Trustee or by the Collateral Agent, in relation to any matter arising in the administration of the trusts hereof.

(c) The Trustee and the Collateral Agent may employ or retain such counsel, accountants, appraisers or other experts or advisers as they may reasonably require for the purpose of determining and discharging its rights and duties hereunder and shall not be responsible for any misconduct on the part of any of them. Each of the Trustee and the Collateral Agent may act through its attorneys and agents and shall not be responsible for the acts or omissions of any agent or attorney appointed with due care, and neither the Trustee nor the Collateral Agent shall be responsible for the supervision of officers and employees of such agents or attorneys or the application of any money by any Agent.

(d) Neither the Trustee nor the Collateral Agent shall be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f) The rights, privileges, protections, immunities and benefits given to the Trustee, including, its right to be compensated, reimbursed, and indemnified, and its right to resign, are extended to, and shall be enforceable by, the Collateral Agent and the Trustee in each of its capacities hereunder or in any Indenture Document, including, but not limited to, its capacities as Note Custodian, Paying Agent and Registrar, and to each the agent, custodian and other Person employed to act hereunder or in any Indenture Document.

(g) Notwithstanding any provision in this Indenture or the other Indenture Documents to the contrary, in no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder or thereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics, pandemics, interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility; it being understood that the Trustee and the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(h) Neither the Trustee nor the Collateral Agent shall be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee or the Collateral Agent, as applicable, with responsibility over matters concerning the Notes and this Indenture has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee or the Collateral Agent, as applicable, at its respective Corporate Trust Office, and such notice references the Notes and this Indenture and states that it is a “notice of default.”

(i) Neither the Trustee nor the Collateral Agent need investigate any fact or matter stated in any document, resolution, certificate, statement, opinion, report, notice, request, direction, consent, order, judgment or other instrument delivered to it, but the Trustee and the Collateral Agent, if applicable, in their discretion or if directed to do so, may make such further inquiry or investigation into such facts or matters, and, if the Trustee or the Collateral Agent shall determine in good faith or if directed to do so to make such further inquiry or investigation, it shall be entitled upon reasonable notice during normal business hours to examine the books, records and premises of the Company and the Guarantors, personally or by agent or attorney at the sole cost of the Issuer and the Guarantors and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(j) In no event shall the Trustee or the Collateral Agent be responsible or liable for special, indirect, exemplary, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Collateral Agent, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) The Trustee or the Collateral Agent may, from time to time, request that the Issuer and the Guarantors deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the Indenture Documents, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(l) No permissive or discretionary power or authority available to the Trustee or the Collateral Agent shall be construed to be a duty of the Trustee or the Collateral Agent, respectively.

(m) Notwithstanding any provision in this Indenture to the contrary, in no event shall the Trustee or the Collateral Agent be liable for any failure or delay in the performance of its obligations under this Indenture because of circumstances beyond its control, including acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Indenture, inability to obtain material, equipment, or communications or computer facilities, or the failure of equipment or interruption of communications or computer facilities, and other causes beyond its control whether or not of the same class or kind as specifically named above; provided, however, that the Trustee and the Collateral Agent shall use reasonable efforts which are consistent with accepted practices to resume performance as soon as practicable under the circumstances.

Section 8.03 Individual Rights of Trustee. The Trustee or the Collateral Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee or the Collateral Agent, as applicable, and nothing in this Indenture shall deprive the Trustee or the Collateral Agent of any rights as a holder or pledge of Notes. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 8.10 and 8.11.

Section 8.04 Trustee’s and the Collateral Agent’s Disclaimer. Neither the Trustee nor the Collateral Agent shall be responsible for and makes no representation as to the validity or adequacy of any of the Indenture Documents or the Collateral or the perfection of the security interests in the Collateral. Neither the Trustee nor the Collateral Agent shall be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than, in the case of the Trustee, the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than, in the case of the Trustee, its certificate of authentication.

Section 8.05 Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall send to Holders, with a copy to the Issuer, a notice of the Default or Event of Default within 90 days after it occurs, unless such Default or Event of Default shall have been cured or waived before the giving of such notice. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest, if any, on any Note, the Trustee may withhold the notice if and so long as a committee of its board of directors, trust committee or Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 8.06 [Reserved].

Section 8.07 Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as the

Trustee and the Issuer shall have agreed in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and out-of-pocket expenses incurred or made by it in connection with the Trustee’s duties under this Indenture or the other Indenture Documents, including the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel, except any disbursement, advance or expenses as may be attributable to the Trustee’s willful misconduct or gross negligence, as determined by a final nonappealable order of a court of competent jurisdiction.

The Issuer and Guarantors shall jointly and severally indemnify and hold harmless the Trustee against any and all claims, demands, causes of action, losses, liabilities, damages, fines, penalties, costs, fees, charges or expenses including taxes (other than taxes based upon, measured by or determined by income of the Trustee) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture and the other Indenture Documents, including the costs and expenses of enforcing this Indenture and the other Indenture Documents against the Issuer and the Guarantors (including this Section 8.07) and defending itself against any claim (whether asserted by the Issuer, any Guarantor, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct, as determined by a final nonappealable order of a court of competent jurisdiction. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee shall cooperate in the defense. In the event the Trustee is advised by counsel that a conflict of interest exists, the Trustee may have its own separate counsel, and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

Notwithstanding anything to the contrary herein, the Issuer need not reimburse the Trustee for any cost or expense or indemnify it against any loss or liability incurred by the Trustee through its own gross negligence or willful misconduct, as determined by a final nonappealable order of a court of competent jurisdiction.

The obligations of the Issuer under this Section 8.07 shall survive the satisfaction and discharge of the Notes, the termination for any reason of this Indenture and the resignation or removal of the Trustee.

To secure the Issuer’s payment obligations in this Section 8.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 7.01(i) or (j) occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

At all times, there shall be only one Trustee hereunder.

The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and under the Indenture Documents, the Collateral Agent and each agent, custodian or other Person employed to act hereunder.

Section 8.08 Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 8.08.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer in writing no later than 30 days prior to the date of the proposed resignation. The Holders of at least a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 8.10;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a Custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of at least a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 8.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture other than those designated as continuing notwithstanding the Trustee’s resignation or removal and those that otherwise are personal to the Trustee in its individual capacity. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 8.07. Notwithstanding replacement of the Trustee pursuant to this Section 8.08, the Issuer’s obligations and the Trustee’s rights and remedies under Section 8.07 shall continue for the benefit of the retiring Trustee.

Section 8.09 Successor Trustee by Merger, Etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act or filings of any papers shall be the successor Trustee; provided such successor corporation shall be otherwise qualified and eligible under this Article 8. The Trustee reserves the right to merge or consolidate with other entities without notifying other parties prior to the merger taking place.

Section 8.10 Eligibility, Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to perform any act or acts, receive or obtain any interest in property or exercise any interest in property, or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts, to receive or obtain any such interest in property or to exercise any such right, power, duty or obligation; and no permissive or discretionary power or authority available to the Trustee shall be construed to be a duty.

Section 8.11 Preferential Collection of Claims Against Issuer. The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 9

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 9.01 Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, at its option, elect to have either Section 9.02 or 9.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 9.

Section 9.02 Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 9.01 of the option applicable to this Section 9.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 9.04, be deemed to have been discharged from their respective obligations under the Indenture Documents with respect to all outstanding Notes on and after the date all the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 9.05 and the other Sections of this Indenture referred to in subsections (a) and (b) of this Section 9.02 below, and the Issuer and the Guarantors to have satisfied all their other obligations under such Notes and the Indenture Documents (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 9.04, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest, if any, on such Notes when such payments are due;

(b) the Issuer’s obligations with respect to such Notes under Article 2;

(c) the rights, powers, trusts, duties and immunities of the Trustee and the Collateral Agent hereunder and the Issuer’s obligations in connection therewith; and

(d) this Article 9.

Subject to compliance with this Article 9, the Company may exercise its option under this Section 9.02 notwithstanding the prior exercise of its option under Section 9.03.

Section 9.03 Covenant Defeasance. Upon the Issuer’s exercise under Section 9.01 of the option applicable to this Section 9.03, the Issuer and the Restricted Subsidiaries shall, subject to the satisfaction of the conditions set forth in Section 9.04, be released from the obligations under the covenants contained in Sections 5.03, 5.04, 5.07, 5.08, 5.09, 5.10, 5.11, 5.12, 5.14, 5.15, 5.16, 5.17, 5.18, 5.19, 5.20, 5.21, 5.22 and 5.23 with respect to the outstanding Notes on and after the date all the conditions set forth in Section 9.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 7.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 9.01 of the option applicable to this Section 9.03, subject to the satisfaction of the conditions set forth in Section 9.04, Sections 7.01(c) through Section 7.01(h) shall not constitute Events of Default.

Section 9.04 Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 9.02 or 9.03 to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as shall be sufficient, in the opinion of an independent, nationally recognized firm of certified public accountants expressed in a written certification thereof delivered to the Trustee and upon which the Trustee shall be entitled to rely in good faith without any investigation, to pay the principal of, premium, if any, and interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer has specified whether the Notes are being defeased to the Stated Maturity or to a particular redemption date;

(b) in the case of an election under Section 9.02, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 9.03, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of such deposit;

(e) such deposit, defeasance and discharge or deposit and defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be avoidable as a preferential transfer under any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(g) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of the Notes over the other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others;

(h) the Issuer shall have delivered to the Trustee and the Collateral Agent an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(i) the Issuer shall have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (h) above).

Section 9.05 Deposited money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 9.06, all money and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 9.05, the “Trustee”) pursuant to Section 9.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 9.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 9 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the written request of the Issuer and within five Business Days following the receipt of such request any money or non-callable U.S. Government Obligations held by it as provided in Section 9.04 which, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 9.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 9.06 Repayment to Issuer.

Subject to Section 8.07, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest, if any, on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest, if any, has become due and payable shall be paid to the Issuer on their request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the

Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer or as required by applicable abandoned property law.

Section 9.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable U.S. Government Obligations in accordance with Section 9.02 or 9.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 9.02 or 9.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 9.02 or 9.03, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest, if any, on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 10

AMENDMENT, SUPPLEMENT AND WAIVER

Section 10.01 Without Consent of Holders. Notwithstanding Section 10.02, the Issuer, the Guarantors, the Trustee and/or Collateral Agent, as applicable, may amend, supplement or waive any provision of the Indenture Documents or the Intercreditor Agreement without the consent of any Holder to:

(a) cure any ambiguity, defect or inconsistency or to make a modification of a formal, minor or technical nature or to correct a manifest error;

(b) provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) comply with Article 6;

(d) provide for the assumption of the Issuer’s or any Guarantor’s obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets;

(e) add Guarantees with respect to the Notes or to secure the Notes;

(f) add to the covenants of the Issuer or any Guarantor for the benefit of the holders of the Notes or surrender any right or power conferred upon the Issuer or any Guarantor;

(g) make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture Documents of any such Holder;

(h) in accordance with the terms of the Indenture and the Collateral Documents, (i) enter into additional or supplemental Collateral Documents (including to provide for and secure Other Second Priority Obligations on a pari passu basis with the Indenture Obligations) or (ii) release Collateral;

(i) evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or Collateral Agent pursuant to the requirements hereof;

(j) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of the Notes or to comply with the rules of any applicable securities depository; provided, however, that compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law;

(k) provide for or confirm the issuance of Additional Notes in accordance with the terms of this Indenture; or

(l) conform the text of this Indenture or any other Indenture Document to any provision of the “Description of the Notes” section in the Offering Memorandum to the extent that such provision of the “Description of the Notes” was intended to be a verbatim recitation of a provision of this Indenture or any other Indenture Document, as evidenced by an Officers’ Certificate of the Company.

After an amendment, supplement or waiver under this Section 10.01 becomes effective, the Issuer shall send to Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of the amendment, supplement or waiver.

Section 10.02 With Consent of Holders. Except as otherwise provided below in this Section 10.02, the Indenture Documents and the Intercreditor Agreement may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, any or all of the Notes) (along with the consent of the Issuer), and any existing Default or Event of Default or compliance with any provision of the Indenture Documents and the Intercreditor Agreement may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with purchase of, or tender offer or exchange offer for, any or all of the Notes), in each case without notice to any other Holder, but subject to Section 5.19.

It shall not be necessary for the consent of the Holders under this Section 10.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 10.02 becomes effective, the Company shall send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 7.04 and 7.07, the Holders of at least a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Issuer and its Subsidiaries with any provision of any Indenture Document. However, without the consent (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of, premium, if any, or extend the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than the provisions of Sections 3.08, 3.09, 5.10 and 5.14 prior to the time that any obligation to make an offer to purchase Notes thereunder has arisen);

(c) reduce the rate of or extend the time for payment of interest, including default interest, if any, on any Note;

(d) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in money other than that stated in the Notes;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium, if any, or interest, if any, on any of the Notes;

(g) change the ranking of the Notes or the Note Guarantees in a manner that adversely affects the rights of the holders of any of the Notes;

(h) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(i) make any change to Sections 10.01 or 10.02.

No amendment, supplement or waiver shall, without the consent of Holders of not less than 66 1/3% in aggregate principal amount of the then outstanding Notes issued under this Indenture, (x) release all or substantially all of the Collateral or (y) subordinate the Liens securing the Notes otherwise than in accordance with the terms of the Indenture Documents or the Intercreditor Agreement.

Section 10.03 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee and the Issuer receive written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be, at the Issuer’s election, either (a) at least 30 days prior to the first solicitation of such consent or (b) the date of the most recent list furnished to the Trustee under Section 2.05. If a record date is fixed, then notwithstanding the second to last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.

A consent to any amendment, supplement or waiver under any Indenture Document by any Holder given in connection with a purchase of, or tender offer or exchange offer for, such Holder’s Notes shall not be rendered invalid by such purchase, tender or exchange.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it makes a change described in Section 10.02 which cannot be made without the consent of each Holder affected, in which case, the amendment, supplement or waiver shall bind only each Holder who has consented to it and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, premium, if any, and interest, if any, on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

Section 10.04 Notation On or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect any amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 10.05 Trustee or Collateral Agent to Sign Amendments, Etc. The Trustee or the Collateral Agent, as the case may be, shall sign any amendment, supplement or waiver authorized pursuant to this Article 10 if the amendment, supplement or waiver does not (or at its election if it does) affect the rights, duties, liabilities, indemnities or immunities of the Trustee or the Collateral Agent, as the case may be. The Issuer and the Guarantors may not sign an amendment or supplemental indenture until their respective Board of Directors approves it. In executing any amendment, supplement or waiver, the Trustee and the Collateral Agent shall be entitled to receive and (subject to Section 8.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture and enforceable against the Issuer and Guarantors.

ARTICLE 11

GUARANTEES

Section 11.01 Guarantees. Subject to the limitations set forth in Section 11.04, the Guarantors hereby, jointly and severally, unconditionally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (a) the principal of and premium, if any, and interest, if any, on the Notes shall be promptly paid in full when due, subject to any applicable grace period, whether at Stated Maturity, by acceleration, redemption, required purchase or repurchase or otherwise, and interest on the overdue principal of and interest on premium, if any, and interest, if any, if lawful, and all other obligations of the Issuer to the Holders, the Trustee or the Collateral Agent hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity, by acceleration, redemption, required purchase or repurchase or otherwise. In the event the Issuer fails to make payment when due, subject to any applicable grace period, of any amount so Guaranteed or any performance so Guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer or any Guarantor, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than the payment in full of the amounts Guaranteed). Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer or another Guarantor, protest, notice and all demands whatsoever and covenant that the Note Guarantees shall not be discharged except by complete performance of the obligations contained in the Indenture Documents. If any Holder, the Trustee or the Collateral Agent is required by any court or otherwise to return to the Issuer or any of the Guarantors, or any Custodian or other similar official acting in relation to either the Company or any of the Guarantors, any amount paid to the Trustee, the Collateral Agent or such Holder, the Note Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations Guaranteed hereby until payment in full of all obligations Guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Collateral Agent, on the other hand, (x) the maturity of the obligations Guaranteed hereby may be accelerated as provided in Article 7 for the purposes of the Note

Guarantees, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations Guaranteed hereby and (y) in the event of any declaration of acceleration of such obligations as provided in Article 7, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Note Guarantees. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Trustee, the Collateral Agent or the Holders under the Note Guarantees.

Section 11.02 Additional Guarantors. To the extent not a party to this Indenture on the date hereof, each Guarantor shall execute and deliver to the Trustee and the Collateral Agent a supplemental indenture substantially in the form of Exhibit E hereto, pursuant to which it shall become a Guarantor under this Article 11 (a “New Guarantor”) and shall Guarantee the obligations of the Issuer under this Indenture and the Notes. Concurrently with the execution and delivery of such supplemental indenture, such New Guarantor shall deliver to the Trustee and the Collateral Agent an Opinion of Counsel that the foregoing have been duly authorized, executed and delivered by such New Guarantor and that such New Guarantor’s Guarantee is a valid and legally binding obligation of such New Guarantor, enforceable against such New Guarantor in accordance with its terms, subject to customary limitations, qualifications, exceptions and assumptions.

The Note Guarantee of any Guarantor shall be evidenced solely by its execution and delivery of this Indenture (or, in the case of any New Guarantor, a supplemental indenture thereto) and not by an endorsement on, or attachment to, any Note of any Note Guarantee or notation thereof.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 shall be and remain in full force and effect notwithstanding any failure to endorse on any Note a notation of such Note Guarantee.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantees set forth in this Indenture on behalf of each of the Guarantors.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

Section 11.03 Releases of Guarantees. In the event of:

(a) the Company exercising its Legal Defeasance or Covenant Defeasance option with respect to the Notes in accordance with Article 9 or the satisfaction and discharge of this Indenture in accordance with Section 4.01;

(b) a sale or other disposition of all or substantially all of the assets of a Guarantor, by way of merger, consolidation, amalgamation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with (or is not prohibited by) Section 5.10;

(c) a sale, issuance or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with (or is not prohibited by) Section 5.10 and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of such sale, issuance or other disposition;

(d) the designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture or a Guarantor is or becomes an Excluded Subsidiary;

(e) in the event that such Guarantor was required to become a Guarantor under Section 5.16 by virtue of clause (ii) thereof, at such time as such Guarantor shall cease to Guarantee any Indebtedness of the Issuer or any other Guarantor; or

(f) upon the liquidation or dissolution of such Guarantor permitted by the provisions of this Indenture; provided that no Default or Event of Default shall occur as a result thereof or has occurred and is continuing;

such Guarantor (and any of its Subsidiaries that are Guarantors) shall be automatically and unconditionally released and relieved of any obligations under its Note Guarantee and the other Indenture Documents. Upon delivery by the Issuer to the Trustee and the Collateral Agent of an Officers’ Certificate and an Opinion of Counsel to the effect that such defeasance or satisfaction and discharge or such sale or other disposition or dissolution was made by the Issuer in accordance with the provisions of this Indenture, including Section 5.10, as applicable, the Trustee or the Collateral Agent, as applicable, shall promptly execute and deliver any documents reasonably requested by the Issuer in order to evidence the release of any Guarantor from its obligations under its Note Guarantee and the other Indenture Documents. Neither the Trustee nor the Collateral Agent shall have any liability to any Holder or any Person for any releases delivered in reliance on such Officers’ Certificate and Opinion of Counsel.

Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of, premium, if any, and interest, if any, on the Notes and for the other obligations of any Guarantor under the Indenture Documents as provided in this Article 11.

Section 11.04 Limitation on Guarantor Liability. For purposes hereof, each Guarantor’s liability shall be that amount from time to time equal to the aggregate liability of such Guarantor under its Note Guarantee, but shall be limited to the lesser of (a) the aggregate amount of the obligations of the Company under the Indenture Documents and (b) the amount, if any, which would not have (A) rendered such Guarantor “insolvent” (as such term is defined in the federal Bankruptcy Law and in the Debtor and Creditor Law of the State of New York), (B) left it with unreasonably small capital at the time its Note Guarantee was entered into, or at the time such Guarantor Incurred liability thereunder, after giving effect to the Incurrence of Existing Indebtedness immediately prior to such time or (C) left such Guarantor with debts beyond such Guarantor’s ability to pay as such debts mature; provided that, it shall be a presumption in any lawsuit or other proceeding in which such Guarantor is a party that the amount Guaranteed pursuant to its Note Guarantee is the amount set forth in subsection (a) above unless any creditor, or representative of creditors of such Guarantor, or debtor in possession or trustee in bankruptcy of such Guarantor, otherwise proves in such a lawsuit or other proceeding that the aggregate liability of such Guarantor is limited to the amount set forth in subsection (b). In making any determination as to the solvency or sufficiency of capital of a Guarantor in accordance with the previous sentence, the right of such Guarantor to contribution from other Guarantors and any other rights such Guarantor may have, contractual or otherwise, shall be taken into account.

Section 11.05 “Trustee” to Include Paying Agent. In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article 11 shall in such case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article 11 in place of the Trustee.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Notices. Any notice or communication by the Company, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier, other electronic means (including email) or overnight air courier guaranteeing next day delivery, to the others’ addresses:

If to the Issuer:

StoneMor Inc.

3331 Street Road, Two Greenwood Square, Suite 325

Bensalem, PA 19020

Attention: Jeffrey DiGiovanni

Email: jdigi@stonemor.com

With a copy to:

Duane Morris LLP

30 S. 17th Street

Philadelphia, PA 19103

Attention: Thomas G. Spencer

Email: TGSpencer@duanemorris.com

If to the Trustee:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402 Attn: StoneMor Inc. Administrator

Fax: (612) 217-5651

Email: hfield@wilmingtontrust.com

If to the Collateral Agent:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attn: StoneMor Inc. Administrator

Fax: (612) 217-5651

Email: hfield@wilmingtontrust.com

The Issuer, the Trustee or the Collateral Agent, by notice to the others may designate additional or different addresses for subsequent notices or communications.

Any notice to any Guarantor may be sent to the Guarantor in care of the Company as set forth above.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when received, if by electronic communication; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that notice to the Trustee or the Collateral Agent shall be effective only upon receipt.

Any notice or communication to a Holder shall be sent by electronic communication or shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to its address shown on the register kept by the Registrar. Failure to send or mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it; provided that notice to the Trustee and the Collateral Agent shall be effective only upon receipt.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

The Trustee and the Collateral Agent shall have the right, but shall not be required, to rely upon and comply with instructions and directions sent by email, facsimile and other similar unsecured electronic methods by persons believed by the Trustee or the Collateral Agent to be authorized to give instructions and directions on behalf of the Issuer or any Person. Neither the

Trustee or the Collateral Agent shall have any duty or obligation to verify or confirm that the Person who sent such instructions or directions is, in fact, a Person authorized to give instructions or directions on behalf of the Issuer or Guarantors; and neither the Trustee nor the Collateral Agent shall have any liability for any losses, liabilities, costs or expenses incurred or sustained by the Issuer or Guarantors as a result of such reliance upon or compliance with such instructions or directions. The Issuer or Guarantors agree to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee and the Collateral Agent, including, without limitation, the risk of the Trustee and the Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Where this Indenture provides for notice of any event to a Holder of a Global Note, such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to its Applicable Procedures, not later than the latest date (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice.

Section 12.02 Communication by Holders with Other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Collateral Agent, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 12.03 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any Guarantor to the Trustee or the Collateral Agent, as the case may be, to take any action under the Indenture Documents, the Issuer shall furnish to the Trustee or the Collateral Agent, as the case may be:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as the case may be, (which shall include the statements set forth in Section 12.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as the case may be, (which shall include the statements set forth in Section 12.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with; except that in the case of the initial issuance of the Notes no such Opinion of Counsel shall be necessary.

Section 12.04 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an officer of any Person may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion of, or representation by, counsel or any Opinion of Counsel may be based, insofar as it relates to factual matters, upon certificates of public officials or upon a certificate or opinion of, or representations by, an officer or officers of the Issuer or any Guarantor (including an Officers’ Certificate) stating that the information with respect to such factual matters is in the possession of the Issuer or such Guarantor unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 12.05 Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.06 No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator or holder of Capital Stock of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or any Guarantor under the Indenture Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the United States federal securities laws or other corporate laws, and it is the view of the SEC that such a waiver is against public policy.

Section 12.07 Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES.

Section 12.08 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or the Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture and the Note Guarantees.

Section 12.09 Successors. All agreements of the Issuer and each Guarantor in the Indenture Documents shall bind its successors. All agreements of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors.

Section 12.10 Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.11 Counterpart Originals. The parties may sign any number of copies of this Indenture (including by electronic transmission). Each signed copy or counterpart shall be an original, but all of them together represent the same agreement.

Section 12.12 Table of Contents, Headings, Etc. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.13 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted pursuant to the Indenture Documents are subject to the provisions of the Intercreditor Agreement, if any. In the event of any conflict between the terms of the Intercreditor Agreement, if any, and the Indenture Documents, the terms of the Intercreditor Agreement shall govern and control.

If any conflict or inconsistency exists between this Indenture and any Collateral Document, but not, for the avoidance of doubt, the Intercreditor Agreement, if any, this Indenture shall govern.

Section 12.14 Payments Due on Non-Business Days. In any case where any interest payment date, redemption date, Purchase Date, Stated Maturity of the Notes or any other date upon which any payment is due on the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes, payment of interest or principal (and premium, if any)) need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the interest payment date, redemption date, Purchase Date, at the Stated Maturity or any other date upon which any payment is due on the Notes; provided that no interest, if any, will accrue on such payment for the period from and after such interest payment date, redemption date, Purchase Date, Stated Maturity or other payment date, as the case may be.

Section 12.15 Waiver of Jury Trial. THE ISSUER, EACH GUARANTOR, THE TRUSTEE AND THE COLLATERAL AGENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR

RELATING TO THIS INDENTURE, THE NOTES, ANY OTHER INDENTURE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.16 Patriot Act. The parties hereto acknowledge that in accordance with the USA Patriot Act and its implementing regulations, the Trustee and the Collateral Agent in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each Person that establishes a relationship or opens an account with the Trustee or the Collateral Agent. The parties hereby agree that they shall provide the Trustee or the Collateral Agent with such information as it may request, including, but not limited to, each party’s name, physical address, tax identification number and other information that will help the Trustee or the Collateral Agent identify and verify each party’s identity such as organization documents, certificate of good standing, license to do business or other pertinent identifying information.

Section 12.17 Liability of Trustee and Collateral Agent. In no event shall the Trustee or Collateral Agent be responsible or liable for special, indirect, exemplary, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 12.18 Jurisdiction. The Issuer and the Guarantors agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder, the Trustee or the Collateral Agent arising out of or based upon this Indenture, the Note Guarantees or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuer and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantees or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantors, as the case may be, are subject by a suit upon such judgment.

ARTICLE 13

COLLATERAL AND SECURITY

Section 13.01 Collateral Documents.

The due and punctual payment of the principal of, premium, if any, and interest, if any, on the Notes and amounts due hereunder and under the Note Guarantees when and as the same shall be due and payable, subject to any applicable grace period, whether on an interest payment date, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest, if any to the extent permitted by law, on the Notes and the performance of all other Obligations of the Issuer and the Guarantors to the Holders, the Collateral Agent and the Trustee under the Indenture Documents are and shall be secured by the Collateral Documents. The Collateral Documents shall provide for the grant by the Issuer and the Guarantors party thereto to the Collateral Agent of security interests in the Collateral subject to Permitted Liens and the terms of the Intercreditor Agreement, if any.

Section 13.02 Recording and Opinions.

The Issuer shall, and shall cause each of the Guarantors to, at their sole cost and expense, take or cause to be taken such actions as may be required by the Collateral Documents, to perfect, maintain (with the priority required under the Collateral Documents and Intercreditor Agreement, if any), preserve and protect the valid and enforceable, perfected (except as expressly provided to the contrary herein or therein) security interests in and on all the Collateral granted by the Collateral Documents in favor of the Collateral Agent as security for the Obligations contained in this Indenture, the Notes, any Note Guarantees and the Collateral Documents, superior to and prior to the rights of all third Persons (other than third Persons from time to time holding certain Permitted Liens (as provided in the Collateral Documents) or as set forth in the Intercreditor Agreement, if any), and subject to no other Liens (other than Permitted Liens), including, (i) the preparation and filing of financing statements, amendments and continuation statements, collateral assignments and any instruments of further assurance, in such manner and in such places as may be required by law to preserve and protect fully the rights of the Holders, the Collateral Agent, and the Trustee under this Indenture and the Collateral Documents to all property comprising the Collateral, and (ii) subject to the Intercreditor Agreement, if any, the delivery of the certificates evidencing the securities pledged under the Security Agreement, duly endorsed in blank or accompanied by undated stock powers or other instruments of transfer executed in blank, it being understood that concurrently with the execution of this Indenture the Company and the Guarantors have submitted duly prepared financing statements to a reputable filing service for prompt filing in the appropriate filing offices. The Issuer shall from time to time promptly pay all financing and continuation statement recording and/or filing fees, charges and recording, stamp, intangibles and similar taxes relating to this Indenture, the Collateral Documents and any amendments hereto or thereto and any other instruments of further assurance required pursuant hereto or thereto.

Section 13.03 Release of Collateral.

(a) The Collateral Agent shall not at any time release all or any portion of the Collateral from the Liens created by the Collateral Documents unless such release is in accordance with the provisions of this Indenture and the applicable Collateral Documents or the Intercreditor Agreement, if any.

(b) The release of any Collateral from the Liens created by the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture and the Collateral Documents and the Intercreditor Agreement, if any. For the avoidance of doubt, the automatic release of any assets constituting Collateral in connection with the sale, lease or other similar disposition of such inventory of the Company and the Guarantors in the ordinary course of business shall not require delivery of any reports, certificates, opinions or other formal documentation.

Section 13.04 Specified Releases of Collateral.

(a) Collateral shall be released from the Liens created by the Collateral Documents at any time or from time to time in accordance with the provisions of the Collateral Documents and the Intercreditor Agreement, if any, and as provided in this Indenture. The Liens securing the Collateral shall be automatically released without the need for any further action by any Person under any one or more of the following circumstances:

(i) to enable the Issuer or a Guarantor to consummate asset dispositions permitted or not prohibited under Section 5.10; or

(ii) if any Guarantor is released from its Guarantee in accordance with the terms of this Indenture (including by virtue of such Guarantor ceasing to be a Restricted Subsidiary), that Guarantor’s assets will also be released from the Liens securing its Guarantee and the other Indenture Obligations;

(iii) as described under Section 13.05;

(iv) with the consent of Holders in accordance with Section 10.02; or

(v) if and when any such Collateral becomes Excluded Property.

(b) Upon the written request of the Issuer accompanied by an Officers’ Certificate and Opinion of Counsel delivered to the Trustee and the Collateral Agent confirming that all conditions precedent hereunder and under the Collateral Documents and Intercreditor Agreement, if any, have been met, and any necessary or proper instruments of termination, satisfaction or release have been prepared by the Issuer or the Guarantors, as the case may be, the Collateral Agent, without the consent of any Holder or the Trustee, and at the expense of the Issuer or the Guarantors, shall promptly execute, deliver or acknowledge such instruments or releases as are reasonably requested by the Issuer to evidence the release from the Liens created by the Collateral Documents of any Collateral permitted to be released pursuant to this Indenture and the Collateral Documents and Intercreditor Agreement, if any, and promptly release (to or as directed by the Issuer) such Collateral that is in the Collateral Agent’s possession and that is to be released, any such release to be made without any recourse, representation or warranty of the Trustee or the Collateral Agent, and to be in a form reasonably acceptable to the Collateral Agent. Neither the Trustee nor the Collateral Agent shall have any liability to any Holder or any other Person for any releases delivered in reliance on such Officers’ Certificate and Opinion of Counsel.

Section 13.05 Release upon Satisfaction or Defeasance of all Outstanding Obligations.

(a) The Liens on all Collateral that secure the Notes and the Note Guarantees shall be automatically terminated and released without the need for further action by any Person:

(i) if the Issuer exercises Legal Defeasance or Covenant Defeasance as described under Article 9;

(ii) upon satisfaction and discharge of this Indenture as described under Section 4.01;

(iii) upon payment in full in immediately available funds of the principal of, premium, if any, and accrued and unpaid interest, if any, on the Notes and all other Obligations under this Indenture and the Collateral Documents that are then due and payable (other than contingent indemnification obligations for which no claim has been asserted); or

(iv) if required or permitted by, and in accordance with, the terms of the Intercreditor Agreement, if any.

(b) Upon the request of the Issuer pursuant to an Officers’ Certificate and Opinion of Counsel delivered to the Trustee and the Collateral Agent confirming that all conditions precedent hereunder and under the Collateral Documents and Intercreditor Agreement, if any, have been met, and any necessary or proper instruments of termination, satisfaction or release have been prepared by the Issuer or the Guarantors, as the case may be, the Collateral Agent, without the consent of any Holder or the Trustee, and at the expense of the Company or the Guarantors, shall promptly execute, deliver or acknowledge such instruments or releases as reasonably requested by the Issuer to evidence the release from the Liens created by the Collateral Documents of any Collateral permitted to be released pursuant to this Indenture, the Intercreditor Agreement, if any, and the Collateral Documents, and promptly return to the Issuer all Collateral in its possession as reasonably requested by the Issuer, any such release to be made without any recourse, representation or warranty of the Trustee or the Collateral Agent, and to be in a form reasonably acceptable to the Issuer and the Trustee or the Collateral Agent, as applicable. Neither the Trustee nor the Collateral Agent shall have any liability to any Holder or any other Person for any releases delivered in reliance on such Officers’ Certificate and Opinion of Counsel.

Section 13.06 Form and Sufficiency of Release and Subordination.

In the event that the Issuer or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that may be sold, exchanged or otherwise disposed of by the Issuer or such Guarantor to any Person other than the Issuer or a Guarantor, and the Issuer or such Guarantor requests that the Trustee or Collateral Agent furnish a written disclaimer, release or quit-claim of any interest in such property under this Indenture and the Collateral Documents, or, to the extent applicable to such Collateral, take all action that is necessary or reasonably requested by the Issuer in writing (in each case at the expense of the Issuer) to release and reconvey to the Issuer or such Guarantor, without recourse, representation or warranty by the Trustee and the Collateral Agent, as applicable, such Collateral or deliver such Collateral in its possession to the Issuer or such Guarantor, the Trustee and the Collateral Agent, as applicable, shall execute, acknowledge (without any recourse, representation and warranty) and deliver to the Company or such Guarantor (in the form prepared by the Issuer at the Issuer’s sole expense) such an instrument promptly or take such other action as reasonably requested in writing by the Issuer after satisfaction of the conditions set forth herein for delivery of any such release. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Trustee or the Collateral Agent, as applicable, as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture or of the Collateral Documents but shall have no recourse or claims against the Trustee or the Collateral Agent in respect of any such release. In addition to the foregoing, in the event that the Issuer or any Guarantor has any Collateral or intends to have any Collateral subject to a Permitted Lien of the type described in clause (7) of the definition thereof, and the Issuer or such Guarantor requests that the Trustee or Collateral Agent enter into a subordination agreement with the holder of such Permitted Lien in order to subordinate the Lien of the Collateral Agent in such Collateral to the Lien of such holder in such Collateral, the Trustee and the Collateral Agent, as applicable, shall, without recourse, representation or warranty by the Trustee or the Collateral Agent, as applicable, execute, acknowledge and deliver to the Issuer or such Guarantor or the holder of such Permitted Lien such an instrument (in the form prepared by the Company, or the holder of such Permitted Lien, at the Issuer’s sole expense) promptly after such request.

Section 13.07 Purchaser Protected.

No purchaser or grantee of any property or rights purported to have been released from the Lien of this Indenture or of the Collateral Documents shall be bound to ascertain the authority of the Trustee or the Collateral Agent, as applicable, to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Indenture to be sold or otherwise disposed of by the Issuer be under any obligation to ascertain or inquire into the authority of the Company to make such sale or other disposition.

Section 13.08 Authorization of Actions to be Taken by the Trustee and the Collateral Agent Under the Collateral Documents.

(a) Each Holder, by its acceptance of the Notes, consents to the terms of, directs and agrees that the Trustee and the Collateral Agent, as applicable, shall execute and deliver the Collateral Documents to which it is a party and any amendments or supplements to the Collateral Documents in accordance with the provisions of this Indenture and, upon the written request of the Company, pursuant to an Officers’ Certificate delivered to the Collateral Agent, the Intercreditor Agreement, if any, and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent, as applicable, are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not expressly stated therein, in entering into, or taking (or forbearing from) any action under, the

Intercreditor Agreement or any Collateral Document, as applicable, the Trustee and the Collateral Agent each shall have all of the rights, privileges, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements). The Trustee and the Collateral Agent, as applicable, shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Intercreditor Agreement, or the Collateral Documents by the Issuer, any Guarantor, or any other party thereto. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreement, if any, or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes, the Trustee or the Company, as applicable.

(b) So long as an Event of Default is not continuing, the Issuer may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement, if any. During the continuance of an Event of Default, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement, if any.

(c) Beyond the exercise of reasonable care in the custody thereof, the Trustee and the Collateral Agent shall have no duty as to any Collateral in their possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. Each of the Trustee and Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or Collateral Agent in good faith.

(d) If the Issuer or any Guarantor (i) incurs any obligations in respect of First Priority Obligations at any time when the Intercreditor Agreement is not in effect or at any time when Indebtedness constituting First Priority Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Trustee and the Collateral Agent an Officers’ Certificate so stating and requesting the Trustee and Collateral Agent, if applicable, to enter into the Intercreditor Agreement in favor of the First Priority Agent for the holders of the First Priority Obligations so incurred, together with an Opinion of Counsel, the Collateral Agent and the Trustee, if applicable, shall (and is hereby authorized and directed to) enter into the Intercreditor Agreement (subject to immaterial modifications thereto reasonably requested by a First Priority Agent; at the sole expense and cost of the Issuer, including legal fees and expenses of the Trustee and Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

Section 13.09 Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the Intercreditor

Agreement, if any, and, to the extent not prohibited under the Intercreditor Agreement, if any, to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 7.10 and the other provisions of this Indenture. Such funds shall be held on deposit by the Trustee or the Collateral Agent, as applicable, without investment, and the Trustee and Collateral Agent shall have no liability for interest or other compensation thereon.

Section 13.10 Action by the Collateral Agent.

In each case that the Collateral Agent may or is required hereunder or under any Collateral Document or the Intercreditor Agreement, if any, to take any action (an “Action”), including to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Collateral Document or the Intercreditor Agreement, if any, the Collateral Agent may seek written direction from the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes; provided that all Actions so taken shall, at all times, be in compliance with the requirements of the Intercreditor Agreement, if any. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Collateral Agent shall request direction from the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received written direction from the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and an indemnification satisfactory to the Collateral Agent, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

Notwithstanding anything to the contrary in this Indenture or any Collateral Document, in no event shall the Trustee or the Collateral Agent be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the Collateral Documents (including the preparation, filing or continuation of any Uniform Commercial Code financing or continuation statements or amendments or similar documents or instruments), nor shall the Trustee or the Collateral Agent be responsible for, and neither the Trustee nor the Collateral Agent makes any representation regarding, the validity, enforceability, effectiveness, genuineness, sufficiency, value or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.

Section 13.11 Compensation and Indemnity.

(a) The Issuer shall pay to the Collateral Agent from time to time compensation as shall be agreed to in writing by the Company and the Collateral Agent for its acceptance of this Indenture, the Intercreditor Agreement, if any, the Collateral Documents and services hereunder and thereunder. The Issuer shall reimburse the Collateral Agent promptly upon request for all reasonable disbursements, advances and out-of-pocket expenses incurred or made by it in connection with Collateral Agent’s duties under the Indenture Documents, including the reasonable compensation, disbursements and out-of-pocket expenses of the Collateral Agent’s agents and counsel, except any disbursement, advance or expense as may be attributable to the Collateral Agent’s willful misconduct or gross negligence, as determined by a final nonappealable order of a court of competent jurisdiction.

(b) The Issuer and the Guarantors shall, jointly and severally, indemnify the Collateral Agent against any and all claims, demands, causes of action, losses, liabilities, damages, fines, penalties, costs, fees, charges or expenses including taxes (other than taxes based on, measured by or determined by income of the Collateral Agent) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, the Intercreditor Agreement, if any, and the Collateral Documents, including (i) any claim relating to the grant to the Collateral Agent of any Lien in any property or assets of the Issuer or the Guarantors and (ii) the costs and expenses of enforcing this Indenture, the Intercreditor Agreement, if any, and the Collateral Documents against the Issuer and the Guarantors (including this Section 13.11) and defending itself against any claim (whether asserted by the Issuer, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct, as determined by a final nonappealable order of a court of competent jurisdiction. The Collateral Agent shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Collateral Agent to so notify the Issuer shall not relieve the Issuer or the Guarantors of their obligations hereunder. The Issuer or such Guarantor shall defend such claim and the Collateral Agent shall cooperate in the defense. In the event the Collateral Agent is advised by counsel that a conflict of interest exists, the Collateral Agent may have its own separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary herein, the Issuer need not reimburse the Collateral Agent for any cost or expense or indemnify it against any loss or liability incurred by the Collateral Agent through its own gross negligence or willful misconduct, as determined by a final nonappealable order of a court of competent jurisdiction.

(c) The obligations of the Issuer and the Guarantors under this Section 13.11 shall survive the satisfaction and discharge of this Indenture, the termination of the Collateral Documents and the Intercreditor Agreement, if any, and the resignation, removal or replacement of the Collateral Agent.

Section 13.12 Replacement of Collateral Agent. The resignation, removal and succession of the Collateral Agent shall be governed by the provisions of Section 8.08 and 8.09, with references in those Sections to “Trustee” deemed to be references to “Collateral Agent.”

[Signatures on following pages]

Dated as of May 11, 2021.

STONEMOR INC.		ALLEGHANY MEMORIAL PARK LLC
ALTAVISTA MEMORIAL PARK LLC
ARLINGTON DEVELOPMENT COMPANY
By:	/s/ Joseph M. Redling	AUGUSTA MEMORIAL PARK
	Name: Joseph Redling	PERPETUAL CARE COMPANY
	Title: Chief Executive Officer	BIRCHLAWN BURIAL PARK LLC
BRONSWOOD CEMETERY, INC.
CEDAR HILL FUNERAL HOME, INC.
CEMETERY INVESTMENTS LLC
CEMETERY MANAGEMENT SERVICES, L.L.C.
CEMETERY MANAGEMENT SERVICES OF OHIO, L.L.C.
CHAPEL HILL ASSOCIATES, INC.
CHAPEL HILL FUNERAL HOME, INC.
CMS WEST LLC
CMS WEST SUBSIDIARY LLC
COLUMBIA MEMORIAL PARK LLC
CORNERSTONE FAMILY INSURANCE SERVICES, INC.
CORNERSTONE FAMILY SERVICES OF NEW JERSEY, INC.
CORNERSTONE FAMILY SERVICES OF WEST VIRGINIA LLC
CORNERSTONE FAMILY SERVICES OF WEST VIRGINIA SUBSIDIARY, INC.
CORNERSTONE FUNERAL AND CREMATION SERVICES LLC
CORNERSTONE TRUST MANAGEMENT SERVICES LLC
COVENANT ACQUISITION LLC
COVINGTON MEMORIAL FUNERAL HOME, INC.
COVINGTON MEMORIAL GARDENS, INC.
ELOISE B. KYPER FUNERAL HOME, INC.
FOREST LAWN GARDENS, INC.
FOREST LAWN MEMORIAL CHAPEL, INC.
FOREST LAWN MEMORY GARDENS, INC.
GLEN HAVEN MEMORIAL PARK LLC

Signature Page to Indenture

HENLOPEN MEMORIAL PARK LLC
HENLOPEN MEMORIAL PARK SUBSIDIARY LLC
HENRY MEMORIAL PARK LLC
JUNIATA MEMORIAL PARK LLC KIRIS LLC
KIRIS SUBSIDIARY, INC.
KIRK & NICE, INC.
KIRK & NICE SUBURBAN CHAPEL, INC.
LAKEWOOD/HAMILTON CEMETERY LLC
LAKEWOOD/HAMILTON CEMETERY SUBSIDIARY, INC.
LAKEWOOD MEMORY GARDENS SOUTH LLC
LAKEWOOD MEMORY GARDENS SOUTH SUBSIDIARY, INC.
LAUREL HILL MEMORIAL PARK LLC
LAURELWOOD HOLDING COMPANY LEGACY ESTATES, INC.
LOEWEN [VIRGINIA] LLC
LORRAINE PARK CEMETERY LLC
MODERN PARK DEVELOPMENT LLC
OAK HILL CEMETERY LLC
OSIRIS HOLDING FINANCE COMPANY
OSIRIS HOLDING OF MARYLAND LLC
OSIRIS HOLDING OF PENNSYLVANIA LLC
OSIRIS HOLDING OF RHODE ISLAND LLC
OSIRIS HOLDING OF RHODE ISLAND SUBSIDIARY, INC.
OSIRIS MANAGEMENT, INC.
PERPETUAL GARDENS.COM, INC.
PLYMOUTH WAREHOUSE FACILITIES LLC
PRINCE GEORGE CEMETERY CORPORATION
PVD ACQUISITIONS LLC
ROCKBRIDGE MEMORIAL GARDENS LLC
ROLLING GREEN MEMORIAL PARK LLC
ROSE LAWN CEMETERIES LLC
ROSELAWN DEVELOPMENT LLC
RUSSELL MEMORIAL CEMETERY LLC

Signature Page to Indenture

SHENANDOAH MEMORIAL PARK LLC
SOUTHERN MEMORIAL SALES LLC
SPRINGHILL MEMORY GARDENS LLC
STAR CITY MEMORIAL SALES LLC
STEPHEN R. HAKY FUNERAL HOME, INC.
STITHAM LLC
STONEMOR ALABAMA LLC
STONEMOR ALABAMA SUBSIDIARY, INC.
STONEMOR CEMETERY PRODUCTS LLC
STONEMOR COLORADO LLC
STONEMOR COLORADO SUBSIDIARY LLC
STONEMOR FLORIDA LLC
STONEMOR FLORIDA SUBSIDIARY LLC
STONEMOR GEORGIA LLC
STONEMOR GEORGIA SUBSIDIARY, INC.
STONEMOR HOLDING OF PENNSYLVANIA LLC
STONEMOR ILLINOIS LLC
STONEMOR ILLINOIS SUBSIDIARY LLC
STONEMOR INDIANA LLC
STONEMOR INDIANA SUBSIDIARY LLC
STONEMOR IOWA LLC
STONEMOR IOWA SUBSIDIARY LLC
STONEMOR KANSAS LLC
STONEMOR KANSAS SUBSIDIARY LLC
STONEMOR KENTUCKY LLC
STONEMOR KENTUCKY SUBSIDIARY LLC
STONEMOR LP HOLDINGS LLC
STONEMOR MICHIGAN LLC
STONEMOR MICHIGAN SUBSIDIARY LLC
STONEMOR MISSISSIPPI LLC
STONEMOR MISSISSIPPI SUBSIDIARY LLC
STONEMOR MISSOURI LLC
STONEMOR MISSOURI SUBSIDIARY LLC
STONEMOR NORTH CAROLINA LLC

Signature Page to Indenture

STONEMOR NORTH CAROLINA SUBSIDIARY LLC
STONEMOR NORTH CAROLINA FUNERAL SERVICES, INC.
STONEMOR OHIO LLC
STONEMOR OHIO SUBSIDIARY, INC.
STONEMOR OPERATING LLC
STONEMOR PARTNERS L.P.
STONEMOR PENNSYLVANIA LLC
STONEMOR PENNSYLVANIA SUBSIDIARY LLC
STONEMOR PUERTO RICO LLC
STONEMOR PUERTO RICO CEMETERY AND FUNERAL, INC.
STONEMOR PUERTO RICO SUBSIDIARY LLC
STONEMOR SOUTH CAROLINA LLC
STONEMOR SOUTH CAROLINA SUBSIDIARY LLC
STONEMOR TENNESSEE SUBSIDIARY, INC.
STONEMOR WISCONSIN LLC
STONEMOR WISCONSIN SUBSIDIARY LLC
SUNSET MEMORIAL GARDENS LLC
SUNSET MEMORIAL PARK LLC
TEMPLE HILL LLC
THE VALHALLA CEMETERY COMPANY LLC
THE VALHALLA CEMETERY SUBSIDIARY CORPORATION
TIOGA COUNTY MEMORIAL GARDENS LLC
VIRGINIA MEMORIAL SERVICE LLC
WNCI LLC
WICOMICO MEMORIAL PARKS LLC
WOODLAWN MEMORIAL PARK SUBSIDIARY LLC

By: /s/ Joseph M. Redling
Name: Joseph Redling
Title: Chief Executive Officer

Signature Page to Indenture

Dated as of May 11, 2021

WILMINGTON TRUST, NATIONAL ASSOCIATION, AS TRUSTEE AND COLLATERAL AGENT

By:	/s/ Hallie E. Field
Name: Hallie E. Field
Title: Vice President

Signature Page to Indenture

EXHIBIT A

[Form of Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

STONEMOR INC.

8.500% SENIOR SECURED NOTE DUE 2029

CUSIP [ ]
No. [ ]	$[ ]

StoneMor Inc., a Delaware corporation (the “Issuer,” which term includes any successor entity), for value received promises to pay to [            ] or its registered assigns, the principal sum of [ ] (or such principal amount as may be set forth in the records of the Trustee hereinafter referred to in accordance with the Indenture) on May 15, 2029, and to pay interest thereon as hereinafter set forth.

Interest Payment Dates: May 15 and November 15, commencing November 15, 2021. Record Dates: May 1 and November 1.

Dated: [            ]

Reference is made to the further provisions of this Note contained on the reverse side of this Note, which shall for all purposes have the same effect as if set forth at this place.

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

STONEMOR INC.

By:
Name: Joseph Redling
Title: Chief Executive Officer

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the 8.500% Senior Secured Notes due 2029 referred to in the within-mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated:

[Form of Back of Note]

8.500% Senior Secured Notes due 2029

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. StoneMor Inc., a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at 8.500% per annum from the issue date of the Notes until maturity. The Issuer will pay interest semi-annually in arrears every May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be November 15, 2021. The Issuer shall pay interest (including Post-Petition interest in any proceeding under any Bankruptcy Law) on overdue principal and installments of interest (without regard to any applicable grace period) at the rate equal to 1% per annum in excess of the then-applicable interest rate on the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Issuer shall pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders at the close of business on May 1 or November 1 (whether or not a Business Day), as the case may be, immediately preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.11 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Issuer maintained for such purpose, or, at the option of the Issuer, by check mailed to the Holders at their respective addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and, interest and premium, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, Wilmington Trust, National Association, as the Trustee under the Indenture (the “Trustee”), will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Issuer issued the Notes under an Indenture, dated as of May 11, 2021 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuer, the Guarantors, the Trustee and the Collateral Agent. This Note is one of a duly authorized issue of notes of the Issuer designated as its 8.500% Senior Secured Notes due 2029. The terms of the Notes include those stated in the Indenture and those made part of the

Indenture by express reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb) (the “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. Optional Redemption.

(a) On and after May 15, 2024, the Issuer may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount redeemed) set forth below, plus accrued and unpaid interest on the amount redeemed, if any, to, but excluding, the redemption date (subject to the right of Holders on the relevant record date to receive interest, if any, due on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 15 of each of the years set forth below.

Year	Percentage
2024	104.250%
2025	102.125%
2026 and thereafter	100.000%

(b) Prior to May 15, 2024, the Issuer may redeem up to 40% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under the Indenture at a redemption price of 108.500% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date (subject to the right of Holders on the relevant record date to receive interest, if any, due on the relevant interest payment date) if:

(1) such redemption is made with the net proceeds of one or more Equity Offerings;

(2) at least 50% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under this Indenture remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or any of its Subsidiaries); and

(3) the redemption occurs within 120 days of the Issuers’ receipt of the proceeds of such Equity Offering.

(c) Prior to May 15, 2024, during any consecutive 12-month period ending on the day immediately preceding the first, second or third anniversary of the Issue Date, the Issuer may redeem a portion of the Notes at a redemption price equal to 103% of the principal amount of the Notes redeemed plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date (subject to the right of Holders on the relevant record date to receive interest, if any, due on the relevant interest payment date); provided that the aggregate principal amount of the Notes that may be redeemed during any such 12-month period shall not exceed 10% of the aggregate principal amount of the Notes (including any Additional Notes) originally issued under this Indenture.

(d) Prior to May 15, 2024, the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but excluding, the redemption date (subject to the right of Holders on the relevant record date to receive interest, if any, due on the relevant interest payment date).

(e) Any redemption pursuant to this Section 5 shall be made pursuant to the provisions of Section 3.01 through 3.06 of the Indenture.

(f) If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such notes in a Change of Control Offer or an Alternate Offer and the Issuer, or any third-party making a Change of Control Offer or an Alternate Offer in lieu of the Issuer as described above, repurchases all of the Notes validly tendered and not withdrawn by such holders, the Issuer or such third party will have the right, upon not less than 10 days’ prior notice (provided that such notice is given not more than 30 days following such repurchase pursuant to the Change of Control Offer or Alternate Offer described above and given after the entry into any agreement pursuant to which the Change of Control will occur), to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest on the Notes redeemed, to, but excluding, the applicable redemption date (subject to the rights of holders of Notes on any relevant record date to receive interest due on the relevant interest payment date).

6. Mandatory Redemption. The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. Notice of Redemption. Notice of redemption will be mailed by first-class mail at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in minimum denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, unless the Issuer defaults in the payment of the redemption price and interest, if any, will cease to accrue on the principal amount of the Notes or portions thereof called for redemption.

Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the completion of a transaction (including an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction.

8. Offer to Purchase. Sections 5.10 and 5.14 of the Indenture provide that (i) after certain Asset Sales and (ii) upon the occurrence of a Change of Control, in each case, subject to further limitations contained therein, the Issuer will make an offer to purchase Notes in accordance with the applicable procedures set forth in the Indenture.

9. Denominations, Transfer, Exchange. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of

Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption, except for the unredeemed portion of the Note being redeemed in part. Also, the Registrar is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11. Unclaimed Money. If any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest, if any, on any Note remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Issuer at their request or, if then held by the Issuer, will be discharged from such trust. After any such payment, any Holder of a Note entitled to the money must look, as an unsecured creditor, only to the Issuer and not the Trustee or Paying Agent for payment, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

12. Discharge and Defeasance. Subject to the conditions set forth in the Indenture, the Issuer and the Guarantors at any time shall be entitled to terminate some or all of their obligations under the Indenture and the Notes or the Note Guarantees, as applicable, if the Issuer deposits with the Trustee cash in U.S. dollars or non-callable U.S. Government Obligations for the payment of the principal of, premium, if any, and accrued interest, if any, on the Notes to redemption or Stated Maturity, as the case may be.

13. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture Documents and the Intercreditor Agreement may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, any or all of the Notes) along with the consent of the Issuer, and any existing Default or Event of Default or compliance with any provision of the Indenture Documents and the Intercreditor Agreement may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with the purchase of, or tender offer or exchange offer for, any or all of the Notes), in each case without notice to any other Holder, but subject to Section 5.19 of the Indenture. Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder): (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (2) reduce the principal of, premium, if any, or extend the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than the provisions of Sections 3.08, 3.09, 5.10 and 5.14 of the Indenture prior to the time that any obligation to make an offer to purchase Notes thereunder has arisen); (3) reduce the rate of or extend the time for payment of interest, including default interest, if any, on any Note; (4) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration); (5) make any Note payable in money other than that stated in the Notes; (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, premium, if any, or interest, if any, on any of the Notes; (7) change the ranking of the Notes or the Note Guarantees in a manner that adversely affects the rights of the holders of any of the Notes; (8) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or (9) make any change in the foregoing or succeeding amendment, supplement and waiver provisions or Sections 10.01 or 10.02 of the Indenture. In addition, any amendment to, supplement or waiver of, the provisions of the Indenture Documents or the Intercreditor Agreement that has the effect of (x) releasing all or substantially all of the Collateral from the Liens securing the Notes or (y) subordinating the Liens securing the Notes other than as permitted by the Indenture shall require the consent of the Holders of not less than 66 1⁄3% in aggregate principal amount of the Notes then outstanding. Notwithstanding the foregoing, without the consent of any Holder, the Issuer, the Guarantors, the Trustee and/or the Collateral Agent, as applicable, may amend, supplement or waive any provision of the Indenture Documents or the Intercreditor Agreement to: (1) cure any ambiguity, defect or inconsistency or to make a modification of a formal, minor or technical nature or to correct a manifest error, (2) provide for uncertificated Notes in addition to or in place of certificated Notes, (3) comply with the covenant relating to mergers, consolidations and sales of assets; (4) provide for the assumption of the Issuer’s or any Guarantor’s obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, (5) add Guarantees with respect to the Notes or to secure the Notes, (6) add to the covenants of the Issuer or any Guarantor for the benefit of the Holders or surrender any right or power conferred upon the Issuer or any Guarantor, (7) make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture Documents of any such Holder, (8) in accordance with the terms of the Indenture and the Collateral Documents, (i) enter into additional or supplemental Collateral Documents (including to provide for and secure Other Second Priority Obligations on a pari passu basis with the Indenture Obligations) or (ii) release Collateral, (9) evidence and provide for the acceptance and appointment under the Indenture of a successor trustee pursuant to the requirements thereof, (10) make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including to facilitate the issuance and administration of the Notes or to comply with the rules of any applicable securities depository; provided, however, that compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law or (11) provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture, or (12) conform the text of the Indenture or any other Indenture Document to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision was intended to be a verbatim recitation of a provision of the Indenture or any other Indenture Document, as evidenced by an Officers’ Certificate of the Company. The consent of Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under the Indenture becomes effective, the Issuer is required to mail to Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of the amendment, supplement or waiver.

14. Defaults and Remedies.

(a) Under the Indenture, Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal, or premium, if any, of any Note when due at maturity, upon optional redemption, upon required purchase, upon acceleration or otherwise; (iii) failure by the Company or any of its Restricted Subsidiaries to comply with its obligations under Sections 5.10, 5.14 or Article 6 of the Indenture; (iv) failure to perform any other covenant or agreement of the Company or any of its Subsidiaries under the Indenture Documents for 30 days after written notice to the Company by the Trustee or the holders of at least 30% in aggregate principal amount of the Notes then outstanding voting as a single class; provided, however, that such 30-day period shall instead be 60 days with respect to any failure to perform any covenant or agreement set forth above under Section 5.03; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness on or prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $20.0 million (or its foreign currency equivalent); (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $20.0 million (or its foreign currency equivalent) (not covered by independent third-party insurance as to which liability has not been denied by such insurance carrier), which judgments are not paid, discharged or stayed for a period of 60 days following such judgment becoming final, and in the event such judgment is covered by insurance, any enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; (vii) (A) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of the Indenture or the Collateral Documents) or (B) the breach or repudiation by the Company or any of its Restricted Subsidiaries of any of their obligations under any Collateral Document; provided that, in the case of clauses (A) and (B), such cessation, breach or repudiation, individually or in the aggregate, results in Collateral having a Fair Market Value in excess of $20.0 million not being subject to a valid, perfected security interest; (viii) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee in writing; and (ix) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

(b) If any Event of Default (other than an Event of Default specified in subsection (i) or (j) of Section 7.01 of the Indenture with respect to the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) occurs and is continuing and has not been waived by the Holders, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes may, by written notice to the Company (with a copy to the Trustee, if given by the Holders), declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in subsection (i) or (j) of Section 7.01 of the Indenture occurs with respect to the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes shall be due and payable immediately without further action or notice. The Holders of at least a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, premium, if any, and interest, if any, that has become due solely because of the acceleration) have been cured or waived and all sums paid or advanced by the Trustee and the Collateral Agent hereunder (subject to Section 8.07 and Section 13.11) and under the Indenture and the reasonable compensation, expenses, disbursements, and advances of the Trustee, the Collateral Agent and their agents and counsel have been paid or deposited with the Trustee or provision therefor reasonably satisfactory to the Trustee has been made. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of at least a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if any) if it determines that withholding notice is in their interest.

(c) The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive (including in connection with a purchase of, or tender offer or exchange offer for, Notes) any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of principal, premium, if any, or interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration).

(d) In the event of any Event of Default specified in clause (a)(v) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that:

(i) Indebtedness or guarantee that is the basis for such Event of Default has been discharged or holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default;

(ii) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(iii) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(e) The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the Issuer is required, within ten Business Days of any Officer becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

15. No Recourse Against Others. No past, present or future manager, director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or any Guarantor under the Indenture Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the United States federal securities laws or other corporate laws, and it is the view of the SEC that such a waiver is against public policy.

16. Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17. Trustee Dealings with the Issuer. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 8.10 and 8.11 of the Indenture.

18. Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE, THE INDENTURE AND THE NOTE GUARANTEES.

19. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

20. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the correctness or accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21. Guarantees. The payment of the principal of, premium, if any, and interest, if any, on the Notes, is unconditionally guaranteed, jointly and severally, by the Guarantors to the extent set forth in and subject to the provisions of the Indenture.

22. Security. Subject to the terms of the Intercreditor Agreement, if any, the Obligations of the Issuer and the Guarantors under the Notes and the Note Guarantees are secured by Liens on the Collateral pursuant to the terms of the Collateral Documents. The actions of the Trustee, the Collateral Agent and the Holders and the application of proceeds from the enforcement of any remedies with respect to such Collateral are limited pursuant to the terms of the Indenture, the Collateral Documents and the Intercreditor Agreement, if any.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture, the Collateral Documents and the Intercreditor Agreement, if any. Requests may be made to the Company at the following address:

StoneMor Inc.

3331 Street Road, Two Greenwood Square, Suite 325

Bensalem, PA 19020

Attention: Corporate Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for it.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 5.10 or 5.14 of the Indenture, check the appropriate box below:

☐ Section 5.10	☐ Section 5.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 5.10 or 5.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS

IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $                     . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following such Decrease or Increase	Signature of Authorized Signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

StoneMor Inc.

3331 Street Road, Two Greenwood Square, Suite 325

Bensalem, Pennsylvania 19020

Attention: Corporate Secretary

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: StoneMor Inc. Administrator

Fax: (612) 217-5651

Re: 8.500% Senior Secured Notes due 2029

Reference is hereby made to the Indenture, dated as of May 11, 2021 (the “Indenture”), among StoneMor Inc., a Delaware corporation (the “Issuer”), the Guarantors and Wilmington Trust, National Association, as Trustee and as Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

____________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                 in such Note[s] or interests (the “Transfer”), to _______________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being

1

effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the AI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a Subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed

2

transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the AI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

3

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ AI Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ AI Global Note (CUSIP ), or

(iv)	☐ Unrestricted Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

5

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

StoneMor Inc.

3331 Street Road, Two Greenwood Square, Suite 325

Bensalem, Pennsylvania 19020

Attention: Corporate Secretary

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: StoneMor Inc. Administrator

Fax: (612) 217-5651

Re: 8.500% Senior Secured Notes due 2029

Reference is hereby made to the Indenture, dated as of May 11, 2021 (the “Indenture”), among StoneMor Inc., a Delaware corporation (the “Issuer”), the Guarantors and Wilmington Trust, National Association, as Trustee and as Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

____________________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                 in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the

1

Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ AI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon

2

consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Owner]

By:
Name:
Title:

Dated:

3

EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING ACCREDITED INVESTOR

StoneMor Inc.

3331 Street Road, Two Greenwood Square, Suite 325

Bensalem, Pennsylvania 19020

Attention: Corporate Secretary

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: StoneMor Inc. Administrator

Fax: (612) 217-5651

Re: 8.500% Senior Secured Notes due 2029

Reference is hereby made to the Indenture, dated as of May 11, 2021 (the “Indenture”), among StoneMor Inc., a Delaware corporation (the “Issuer”), the Guarantors and Wilmington Trust, National Association, as Trustee and as Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $                 aggregate principal amount of:

(a)	☐ a beneficial interest in a Global Note, or

(b)	☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuer a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act,

1

(D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuer such certifications, legal opinions and other information as you and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

2

EXHIBIT E

[FORM OF SUPPLEMENTAL INDENTURE]

[                 ] SUPPLEMENTAL INDENTURE (this “supplemental indenture”), dated as of [____], between (the “New Guarantor”), a direct or indirect subsidiary of StoneMor Inc., a Delaware corporation, (the “Issuer”) (or its respective successors), in favor of Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”) under the indenture referred to below.

WITNESSETH

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee and the Collateral Agent an indenture (the “Indenture”), dated as of May 11, 2021, providing for the issuance of 8.500% Senior Secured Notes due 2029 (the “Notes”).

WHEREAS, Section 5.16 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee and the Collateral Agent a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Issuer’s obligations under the Indenture Documents pursuant to a Note Guarantee on the terms and conditions set forth herein;

WHEREAS, Section 10.01(e) of the Indenture provides, among other things, that the Issuer, the Guarantors, the Trustee and the Collateral Agent may amend or supplement the Indenture Documents without the consent of any Holder of a Note to add Guarantees with respect to the Notes; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the New Guarantor, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The New Guarantor hereby agrees, jointly and severally with all other Guarantors, to Guarantee the Issuer’s obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture.

3. EFFECTIVENESS. This supplemental indenture shall be effective upon execution by the parties hereto.

4. RECITALS. The recitals contained herein shall be taken as the statements of the Issuer and the Guarantors and neither the Trustee nor the Collateral Agent assumes any responsibility for their correctness. Neither the Trustee nor the Collateral Agent makes any representations as to the validity of this supplemental indenture.

5. NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

6. COUNTERPARTS. The parties may sign any number of copies of this supplemental indenture (including by electronic transmission). Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

STONEMOR INC.

By:
Name:
Title:

[Insert Name of New Guarantor]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:
Name:
Title:

EXHIBIT F

FORM OF INTERCREDITOR AGREEMENT

dated as of [             ], 20[_]

among

STONEMOR INC.,

as Company,

[    ],

as First Priority Collateral Agent,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Second Priority Collateral Agent

7.2	No Warranties or Liability	36
7.3	No Waiver of Lien Priorities	37
7.4	Obligations Unconditional	39
SECTION 8	MISCELLANEOUS	39
8.1	Conflicts	39
8.2	Effectiveness; Continuing Nature of this Agreement; Severability	39
8.3	Amendments; Waivers	40
8.4	Information Concerning Financial Condition of the Company and its Subsidiaries	41
8.5	Subrogation	42
8.6	Application of Payments	42
8.7	SUBMISSION TO JURISDICTION; WAIVERS	43
8.8	Notices	44
8.9	Further Assurances	44
8.10	APPLICABLE LAW	44
8.11	Binding on Successors and Assigns	44
8.12	Headings	45
8.13	Counterparts	45
8.14	Authorization	45
8.15	No Third-Party Beneficiaries; Provisions Solely to Define Relative Rights	45
8.16	No Indirect Actions	45
8.17	Grantors; Additional Grantors	45
8.18	Collateral Agents	46

ANNEXES

Annex A	Form of Supplement to Intercreditor Agreement
Annex B	Form of Acknowledgment Regarding Refinancing Indebtedness and New Agent

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”), is dated as of [    ], 20[ ], and entered into by and among [         ], in its capacity as collateral agent for the holders of the First Priority Obligations (as defined below), including its successors and assigns from time to time (in such capacity, the “First Priority Collateral Agent”), and Wilmington Trust, National Association (“Wilmington”), in its capacity as collateral agent for the holders of the Second Priority Obligations (as defined below), including its successors and assigns from time to time (in such capacity, the “Second Priority Collateral Agent”), and acknowledged and agreed to by StoneMor Inc. (the “Company”) and the other Grantors (as defined below). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

The Company, [the other borrowers party thereto,] the lenders and agents party thereto, and [    ], [as arranger, book manager, administrative agent and collateral agent,] have entered into that certain [Credit Agreement], dated as of the date hereof, providing for [                ] (as amended, restated, supplemented, modified, and subject to the terms hereof, replaced or refinanced, from time to time, the “First Priority Credit Agreement”);

The Company has, pursuant to the Second Priority Notes Indenture (as defined below), issued the Second Priority Notes;

Pursuant to (i) the First Priority Credit Agreement, the Company has agreed to cause certain current and future Subsidiaries (the “Subsidiary Guarantors”) to guarantee the First Priority Obligations (the “First Priority Guarantee”) and (ii) the Second Priority Notes Indenture, the Company has agreed to cause each Subsidiary Guarantor to guarantee the Second Priority Obligations (each a “Second Priority Guarantee”);

The First Priority Loan Documents and the Second Priority Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and

In order to induce the First Priority Collateral Agent and the First Priority Claimholders to consent to the Grantors incurring the Second Priority Obligations and to induce the First Priority Claimholders to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any other Grantor, the Second Priority Collateral Agent on behalf of the Second Priority Claimholders has agreed to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1

SECTION 1 DEFINITIONS.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accession Agreement” means an accession agreement, if any, to the Second Priority Security Documents, in substantially the form provided in one or more of such documents, entered into by the Company, the other Grantors, the trustee, agent or other representative for the holders of the applicable Other Second Priority Obligations and the Second Priority Collateral Agent.

“Additional Secured Parties” means, collectively, the agent, trustee or other representative, if any, and any additional lenders or holders of Indebtedness identified in a Supplement to this Agreement and an Accession Agreement.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to that term in the Preamble to this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Cash Collateral” has the meaning set forth in Section 6.1(a).

“Cash Management Obligations” means, with respect to any Person, all obligations of such Person incurred in the ordinary course of business in respect of overdrafts and liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions.

“CFC” means a controlled foreign corporation within the meaning of Section 957(a) of the Code, and any entity that wholly-owns the stock of a CFC and which is disregarded for United States federal income purposes as an entity that is separate from its owner.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means collectively, both First Priority Collateral and Second Priority Collateral, whether now or existing or hereafter acquired, pledged, or purported to be pledged as

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collateral or otherwise subject to a security interest or purported to be subject to a security interest under any First Priority Security Document or Second Priority Security Document including any property subject to Liens granted pursuant to Section 6 to secure both First Priority Obligations and Second Priority Obligations.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning assigned to that term in the Preamble to this Agreement.

“Comparable Second Priority Security Document” means, in relation to any Collateral subject to any Lien created under any First Priority Security Document, the Second Priority Document that creates a Lien on the same Collateral, granted by the same Grantor.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“DIP Financing” has the meaning assigned to that term in Section 6.1(a).

“Discharge of First Priority Obligations” means, except to the extent otherwise expressly provided in Section 5.6:

(a) payment in full in cash of the principal of and interest (including Post-Petition Interest) on all Indebtedness outstanding under the First Priority Loan Documents to the extent constituting First Priority Obligations;

(b) payment in full in cash of all Hedging Obligations constituting First Priority Obligations or the cash collateralization of all such Hedging Obligations on terms satisfactory to each applicable counterparty and the expiration or termination of all outstanding transactions under First Priority Hedging Obligations relating thereto;

(c) payment in full in cash of all other First Priority Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time);

(d) termination or expiration of all commitments, if any, to extend credit that would constitute First Priority Obligations; and

(e) termination or cash collateralization in an amount and manner reasonably satisfactory to the First Priority Collateral Agent, but in no event greater than 105% of the aggregate undrawn face amount of all letters of credit issued under the First Priority Loan Documents and constituting First Priority Obligations.

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“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment (other than any collateral assignment), conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“ECP” has the meaning assigned to that term in the definition of “Excluded Swap Obligation.”

“Enforcement Action” means any action to:

(a) foreclose, execute, levy, or collect on, take possession or control of (other than taking “possession” for the sole purpose of perfecting a Lien on Collateral), sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral, or otherwise exercise or enforce remedial rights with respect to Collateral under the First Priority Loan Documents or the Second Priority Documents (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b) solicit bids from third Persons, approve bid procedures for any proposed disposition of Collateral, conduct the liquidation or disposition of Collateral or engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling Collateral;

(c) receive a transfer of Collateral in satisfaction of Indebtedness or any other Obligation secured thereby;

(d) otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to the First Priority Loan Documents or Second Priority Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the clauses (a) through (e) of this definition, and exercising voting rights in respect of Equity Interests comprising Collateral); or

(e) effect the Disposition of Collateral by any Grantor after the occurrence and during the continuation of an “event of default” under the First Priority Loan Documents or the Second Priority Documents with the consent of the First Priority Collateral Agent or the Second Priority Collateral Agent (as directed, in the case of the Second Priority Collateral Agent, by the Instructing Group), as applicable;

provided that an Enforcement Action will not be deemed to include the commencement of, or joinder in filing of a petition for commencement of, an Insolvency or Liquidation Proceeding.

“Equity Interest” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited), or if such Person is a limited liability company, membership interests and any other interest or participation that

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confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the date of this Agreement, but excluding debt securities convertible or exchangeable into such equity.

“Excess First Priority Obligations” means any Obligations that would constitute First Priority Obligations if not for the First Priority Cap Amount.

“Excess Second Priority Obligations” means any Obligations that would constitute Second Priority Obligations if not for the Second Priority Cap Amount.

“Excluded Swap Obligations” means, with respect to any Grantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Grantor of, or the grant by such Grantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Grantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (each, an “ECP”) and the regulations thereunder at the time the guarantee of such Grantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“First Priority Cap Amount” means the maximum principal amount of Indebtedness permitted to be incurred at the time of incurrence thereof pursuant to clause (xiii) and/or (xiv) of the definition of “Permitted Debt” under (and as defined in) the Second Priority Notes Indenture (as in effect on the date hereof).

“First Priority Claimholders” means, with respect to any First Priority Obligations (without giving effect to clause (c) of the definition thereof), the First Priority Collateral Agent, and all lenders or other holders of such First Priority Obligations.

“First Priority Collateral” means, collectively, all of the collateral securing the First Priority Obligations and all other property of whatever kind and nature, whether now existing or hereafter acquired, pledged or purported to be pledged as collateral or otherwise subject to a security interest or purported to be subject to a security interest under any First Priority Security Document.

“First Priority Collateral Agent” has the meaning assigned to that term in the Preamble to this Agreement.

“First Priority Credit Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“First Priority Guarantee” has the meaning assigned to that term in the Recitals to this Agreement.

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“First Priority Hedging Obligations” means any Hedging Obligations that are permitted to be incurred under clause (vi) of the definition of the term “Permitted Debt” in the Second Priority Notes Indenture and that are secured (or purported to be secured) by any collateral under the First Priority Security Documents.

“First Priority Lenders” means the “Lenders” under and as defined in the First Priority Loan Documents.

“First Priority Lender Counterparty” means each counterparty to a First Priority Hedging Obligation if (i) at the date of entering into such Hedging Obligation, such counterparty was an agent or a lender under the First Priority Credit Agreement or an affiliate of such agent or lender and (ii) such counterparty complied with the terms applicable to it under the First Priority Credit Agreement.

“First Priority Loan Documents” means the agreements, documents and instruments providing for or evidencing any other First Priority Obligation (including each First Priority Hedging Obligation), and any other document or instrument executed or delivered at any time in connection with any First Priority Obligations, including any intercreditor or joinder agreement among holders of First Priority Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.

“First Priority Obligations” means, subject to clause (c) hereof, the following:

(a) all obligations of the Company and the other Grantors from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including any Post-Petition Interest) on the loans made pursuant to and under the First Priority Credit Agreement pursuant to clauses (xiii) and/or (xiv) of the definition of the term “Permitted Debt” in the Second Priority Notes Indenture, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Company and the other Grantors under the First Priority Credit Agreement pursuant to clauses (xiii) and/or (xiv) of the definition of the term “Permitted Debt” in the Second Priority Notes Indenture in respect of any letter of credit, when and as due, including payments in respect of reimbursement obligations, interest thereon and obligations to provide cash collateral, (iii) all Cash Management Obligations and (iv) all other monetary obligations and liabilities of any kind, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accrued or incurred during the pendency of any Insolvency or Liquidation Proceeding (or would have accrued but for such Insolvency or Liquidation Proceeding) regardless of whether allowed or allowable in any such Insolvency or Liquidation Proceeding) of the Company and the other Grantors under the First Priority Loan Documents (including each First Priority Hedging Obligation);

(b) to the extent any payment with respect to any First Priority Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Second Priority Claimholders, receiver or

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similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Claimholders, and the Second Priority Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the First Priority Loan Documents are disallowed by order of any court, including, without limitation, by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the First Priority Claimholders, and the Second Priority Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “First Priority Obligations”; and

(c) notwithstanding the foregoing, if the sum of: (1) Indebtedness for borrowed money constituting principal outstanding under the First Priority Loan Documents (but excluding, for the avoidance of doubt, any First Priority Hedging Obligations); plus (2) the aggregate face amount of any letters of credit issued but not reimbursed under any First Priority Loan Document, is in excess of the First Priority Cap Amount, then only that portion of such Indebtedness and such aggregate face amount of letters of credit up to the First Priority Cap Amount shall be included in First Priority Obligations and interest and reimbursement obligations with respect to such Indebtedness and letters of credit shall only constitute First Priority Obligations to the extent related to such Indebtedness and face amounts of letters of credit included in the First Priority Obligations.

“First Priority Security Documents” means any agreement, document or instrument pursuant to which a Lien is granted securing any First Priority Obligations or under which rights or remedies with respect to such Liens are governed.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company incorporated or organized in a jurisdiction other than the United States or any FSHCO.

“FSHCO” means means any Subsidiary that has no material assets other than stock or debt of one or more Foreign Subsidiaries (other than a Foreign Subsidiary formed under the laws of or domiciled in Puerto Rico) that are CFCs.

“Governmental Authority” means any federal, state, local or foreign (whether civil, administrative, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, self-regulatory organization (including the Financial Industry Regulatory Authority, Inc. and any comparable foreign equivalent thereof), exchange, instrumentality or regulatory body or any subdivision thereof (including the Securities and Exchange Commission and any comparable foreign equivalent thereof) or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States or a foreign entity or government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantors” means the Company, each of the Subsidiary Guarantors and each other Person that has or may from time to time hereafter execute and deliver a First Priority Security

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Document or a Second Priority Security Document as a “grantor” or “pledgor” (or the equivalent thereof).

“Hedging Agreement” means, with respect to any Person, every net payment obligation of such Person under interest rate swap, cap, collar or similar agreements or foreign currency hedge, exchange or similar agreements of such Person.

“Hedging Obligation” means, with respect to any Person, every net payment obligation of such Person under interest rate swap, cap, collar or similar agreements or foreign currency hedge, exchange or similar agreements of such Person.

“Indebtedness” means and includes all Obligations that constitute “Indebtedness” within the meaning of the First Priority Credit Agreement or the Second Priority Notes Indenture, as applicable; for the avoidance of doubt “Indebtedness” shall not include Hedging Obligations.

“Insolvency or Liquidation Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority (whether voluntary or involuntary) relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code.

“Instructing Group” has the meaning assigned to such term in the Second Priority Security Agreement.

“Legal Requirements” means, as to any Person, the Organizational Documents of such Person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, in each case whether or not having the force of law.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in the nature of a security interest (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Maximum Other Second Priority Obligations Amount” means the maximum aggregate principal amount of Indebtedness provided under a Supplement to this Agreement, which is permitted under the First Priority Credit Agreement at the time of the execution and delivery of such Supplement to this Agreement.

“New Agent” has the meaning assigned to that term in Section 5.6.

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“New First Priority Debt Notice” has the meaning assigned to that term in Section 5.6.

“Obligations” means all obligations of every nature of each Grantor from time to time owed to the First Priority Claimholders, the Second Priority Claimholders or any of them or their respective Affiliates under the First Priority Loan Documents or the Second Priority Documents, whether for principal, premium, reimbursements for letters of credit (or obligations to cash collateralize letters of credit), interest or payments for early termination of Hedging Obligations, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing and including any Post-Petition Interest that accrues after the commencement of any Insolvency or Liquidation Proceeding (or would have accrued but for such Insolvency or Liquidation Proceeding) naming such Grantor as the debtor in such Insolvency or Liquidation Proceeding, regardless of whether such interest and fees are allowed claims in such Insolvency or Liquidation Proceeding; provided, however, the term “Obligations” shall not include any Excluded Swap Obligations.

“Organizational Documents” means, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation, articles of incorporation or deed of incorporation and bylaws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement, limited liability company agreement or memorandum and articles of association (or similar constituent documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constituent documents) of such Person (and, where applicable, the equityholders or shareholders registry of such Person), (d) in the case of any general partnership, the partnership agreement (or similar constituent document) of such Person, (e) in any other case, the functional equivalent of the foregoing, and (f) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such Person.

“Other Second Priority Documents” means any loan agreement relating to the Other Second Priority Obligations and related documents identified in a Supplement to this Agreement.

“Other Second Priority Obligations” means any Indebtedness (1) that is permitted to be incurred under Section 5.09(a) of the Second Priority Notes Indenture, (2) that is secured on a pari passu (and for the avoidance of doubt, not a junior or subordinated) basis with the Second Priority Notes and the Second Priority Guarantees relating to such Second Priority Notes, as applicable, by a Permitted Lien permitted under clauses (18) or (21) of the definition of Permitted Liens in the Second Priority Notes Indenture (as in effect on the date hereof), and (3) the aggregate principal amount of which does not at any time exceed the Maximum Other Second Priority Obligations Amount; provided that (i) such Indebtedness is so designated as Other Second Priority Obligations in an Officers’ Certificate (as defined in the Second Priority Notes Indenture) delivered to the Second Priority Collateral Agent and (ii) the Other Second Priority Obligations Agent for the holders of such Indebtedness shall have executed and delivered a Supplement to this Agreement and an Accession Agreement.

“Other Second Priority Obligations Agent” shall have the meaning assigned to that term in Section 2.5.

“Pay-Over Amount” has the meaning assigned to that term in Section 6.3(b).

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“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock corporation, trust, unincorporated organization or government or agency or political subdivision thereof or any other entity.

“Pledged Collateral” has the meaning set forth in Section 5.5(a).

“Post-Petition Interest” means interest, fees, expenses and other charges that, pursuant to the First Priority Loan Documents or the Second Priority Documents, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under any Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Purchase Price” has the meaning set forth in Section 5.7.

“Real Property” means, collectively, all right, title and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures and equipment.

“Recovery” has the meaning set forth in Section 6.5.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Second Priority Adequate Protection Payments” has the meaning assigned to that term in Section 6.3(b).

“Second Priority Cap Amount” means the sum of the aggregate amount of Second Priority Notes issued on the date of the Second Priority Notes Indenture plus the aggregate amount of any Additional Notes (as defined in the Second Priority Notes Indenture) issued after the date of the Second Priority Notes Indenture plus the aggregate amount of any other issuances of notes or other Indebtedness under the Second Priority Indenture Documents that are expressly permitted under the First Priority Credit Agreement then in effect at the time of the incurrence of such other notes or other Indebtedness and the Second Priority Notes Indenture.

“Second Priority Claimholders” means the Second Priority Collateral Agent, the Second Priority Notes Trustee, the Second Priority Noteholders (including the holders of any Additional Notes (as defined in the Second Priority Notes Indenture)), the holders of any Other Second Priority Obligations and the representatives of such holders of such Other Second Priority Obligations.

“Second Priority Collateral” means collectively, all of the Collateral (as defined in the Second Priority Notes Indenture and, in the case a Supplement to this Agreement is executed and delivered as contemplated by Section 2.5, the collateral described in the respective Other Second

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Priority Document, in each case, securing or purporting to secure the Second Priority Obligations).

“Second Priority Collateral Agent” has the meaning set forth in the Preamble of this Agreement.

“Second Priority Documents” means the Second Priority Indenture Documents and the Other Second Priority Documents.

“Second Priority Guarantee” has the meaning assigned to that term in the Recitals to this Agreement.

“Second Priority Indenture Documents” means the Second Priority Notes, the Second Priority Notes Indenture, the Second Priority Guarantees and the Second Priority Security Documents relating thereto.

“Second Priority Noteholders” means the Person or Persons in whose name the Second Priority Notes are registered in accordance with the Second Priority Notes Indenture.

“Second Priority Notes” means the Company’s 8.500% Senior Secured Notes due May 15, 2029, issued pursuant to the Second Priority Notes Indenture.

“Second Priority Notes Indenture” means the Indenture, dated as of May 11, 2021, by and among the Company, as issuer, the Subsidiaries of the Company that are guarantors party thereto and the Second Priority Notes Trustee.

“Second Priority Notes Trustee” means Wilmington in its capacity as trustee pursuant to the Second Priority Documents and any successor appointed in accordance with the Second Priority Documents.

“Second Priority Obligations” means (a) all Obligations (including Post-Petition Interest) outstanding under the Second Priority Documents; and (b) notwithstanding the foregoing, if Indebtedness for borrowed money constituting principal outstanding under the Second Priority Documents is in excess of the Second Priority Cap Amount, then only that portion of such Indebtedness less than or equal to the Second Priority Cap Amount shall be included in Second Priority Obligations and interest with respect to such Indebtedness shall only constitute Second Priority Obligations to the extent related to such Indebtedness included in the Second Priority Obligations.

“Second Priority Security Agreement” means the Security Agreement, dated as of May 11, 2021, by and among the Company, the Subsidiaries of the Company that are guarantors party thereto in favor of the Second Priority Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Second Priority Security Documents” means the Second Priority Security Agreement, and any other security agreements, pledge agreements, mortgages and other security documents entered into pursuant to the Second Priority Notes Indenture and other Second Priority

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Documents in which Liens are granted on the Collateral to the Second Priority Collateral Agent for its benefit and the benefit of the Second Priority Claimholders.

“Short Fall” has the meaning assigned to that term in Section 6.3(b).

“Standstill Period” has the meaning set forth in Section 3.1(a)(i).

“Subsidiary” means, with respect to any Person, (a) any corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the total voting power of all equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees thereof are, as of such date, owned, controlled or held, directly or indirectly, by such Person and/or one or more Subsidiaries of such Person (or a combination thereof) and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person and/or one or more or a Subsidiary of such Person or (ii) the only general partners of which are such Person and/or one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantors” has the meaning set forth in the Recitals to this Agreement.

“Supplement to this Agreement” means a supplement, if any, to this Agreement, in substantially the form of Annex A attached hereto, entered into by the Company, the other Grantors, the Other Second Priority Obligations Agent, the First Priority Collateral Agent and the Second Priority Collateral Agent.

“Swap Obligation” means, with respect to any Grantor, any Hedging Obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1 a(47) of the Commodity Exchange Act.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Wilmington” has the meaning assigned to that term in the Preamble to this Agreement.

1.2 Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended;

(b) any reference herein to any Person shall be construed to include such Person’s successors and assigns;

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(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d) all references herein to Sections shall be construed to refer to Sections of this Agreement;

(e) all references to “knowledge” in this Agreement refers to the actual knowledge (after reasonable inquiry) of such Person making such certification;

(f) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and

(g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2 LIEN PRIORITIES.

2.1 Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Second Priority Obligations granted on the Collateral or of any Liens securing the First Priority Obligations granted on the Collateral and notwithstanding any provision of the UCC, or any other applicable law or the Second Priority Documents or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the First Priority Obligations or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the Second Priority Collateral Agent, on behalf of itself and the Second Priority Claimholders, hereby agrees that:

(a) any Lien on the Collateral securing any First Priority Obligations now or hereafter held by or on behalf of the First Priority Collateral Agent or any First Priority Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior and prior in all respects to any Lien on the Collateral securing any Second Priority Obligations;

(b) any Lien on the Collateral securing any Second Priority Obligations now or hereafter held by or on behalf of the Second Priority Collateral Agent, any Second Priority Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First Priority Obligations. All Liens on the Collateral securing any First Priority Obligations shall be and remain senior and prior in all respects to any Lien on the Collateral securing any Second Priority Obligations for all purposes, whether or not such Liens securing any First Priority Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person; and

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(c) any Lien on the Collateral securing any Excess First Priority Obligations now or hereafter held by or on behalf of the First Priority Collateral Agent, any First Priority Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to any Lien on the Collateral securing any Second Priority Obligations up to but not exceeding the Second Priority Cap Amount (but only with respect to such excess amounts). All Liens securing Excess First Priority Obligations will be senior in all respects and prior to any Lien on the Collateral securing any Excess Second Priority Obligations and all Liens securing any Excess Second Priority Obligations will be junior and subordinate in all respects and prior to any Lien securing Excess First Priority Obligations.

The subordination of Liens securing Second Priority Obligations to Liens securing First Priority Obligations in this Agreement affects only the relative priority of those Liens, and does not subordinate the Second Priority Obligations in right of payment to the First Priority Obligations. Nothing in this Agreement will affect the entitlement of any Second Priority Claimholder to receive and retain required payments of interest, principal, and other amounts in respect of a Second Priority Obligation unless the receipt is expressly prohibited by, or results from the Second Priority Claimholder’s breach of, this Agreement.

2.2 Prohibition on Contesting Liens; No Marshaling. Each of the Second Priority Collateral Agent, for itself and on behalf of each Second Priority Claimholder, and the First Priority Collateral Agent, for itself and on behalf of each First Priority Claimholder, agrees that it will not (and hereby waives any right to) directly or indirectly contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity, perfection, extent or enforceability of a Lien held, or purported to be held, by or on behalf of any of the First Priority Claimholders in the First Priority Collateral or by or on behalf of any of the Second Priority Claimholders in the Second Priority Collateral, as the case may be, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to (x) prevent or impair the rights of the First Priority Collateral Agent or any First Priority Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the First Priority Obligations as provided in Sections 2.1 and 3.1, nor to (y) prevent or impair the rights of the Second Priority Collateral Agent to enforce this Agreement relating to Liens securing Second Priority Obligations as provided herein. Until the Discharge of First Priority Obligations, neither the Second Priority Collateral Agent nor any Second Priority Claimholder will assert (and the Second Priority Collateral Agent and any Second Priority Claimholder hereby waives any right to assert) any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.

2.3 No New Liens. So long as the Discharge of First Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the parties hereto agree that the Company shall not, and shall not permit any other Grantor to:

(a) grant or permit any additional Liens on any property to secure any Second Priority Obligation unless it has granted or concurrently grants a Lien on such property to secure the First Priority Obligations, the parties hereto agreeing that any such Lien shall be

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subject to Section 2.1; provided that this provision will not be violated if the First Priority Collateral Agent is given a reasonable opportunity to accept a Lien on such property and declines in writing to accept a Lien on such property; or

(b) grant or permit any additional Liens on any property to secure any First Priority Obligations unless it has granted or concurrently grants a Lien on such property to secure the Second Priority Obligations; provided that this provision will not be violated if the Second Priority Collateral Agent is given a reasonable opportunity to accept a Lien and declines in writing to accept a Lien on such property.

To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Priority Collateral Agent and/or the First Priority Claimholders, the Second Priority Collateral Agent, on behalf of Second Priority Claimholders, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.

2.4 Similar Liens and Agreements. The parties hereto agree that it is their intention that the First Priority Collateral and the Second Priority Collateral be identical, except as provided in Section 2.3. In furtherance of the foregoing and of Section 8.9, the parties hereto agree, subject to the other provisions of this Agreement, that, upon request by the First Priority Collateral Agent or the Second Priority Collateral Agent, each shall cooperate reasonably and in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Priority Collateral and the Second Priority Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective Persons obligated under the First Priority Loan Documents and the Second Priority Documents.

Notwithstanding the foregoing Sections 2.3 and 2.4, (x) to the extent a second lien pledge of the Equity Interests of any Foreign Subsidiary is prohibited or otherwise unenforceable under local law of any jurisdiction outside the United States but a first lien pledge thereof is not so prohibited or otherwise unenforceable, the First Priority Loan Documents may include a pledge of such Equity Interests and the Second Priority Documents may not include a pledge of such Equity Interests and, except to the extent held as a bailee or custodian or agent by the First Priority Collateral Agent on behalf of the Second Priority Collateral Agent under Section 5.5, the Second Priority Collateral shall not include the Equity Interests of such Foreign Subsidiary and (y) it is understood by each of the parties that to the extent that the First Priority Collateral Agent or the Second Priority Collateral Agent obtains a Lien on an asset (of a type that is not included in the types of assets included in the Collateral as of the date hereof or which would not constitute Collateral without a grant of a security interest or Lien separate from the First Priority Loan Documents or Second Priority Documents, as applicable, as in effect immediately prior to obtaining such Lien on such asset) which the other party to this Agreement elects in writing not to obtain after receiving prior written notice thereof, the Collateral securing the First Priority Loan Obligations and the Second Priority Loan Obligations will not be identical, any such difference in the scope or extent of perfection with respect to the Collateral resulting therefrom are hereby expressly permitted by this Agreement.

2.5 Other Second Priority Payment Obligations

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As a condition to either the Company or any other Grantor incurring any Other Second Priority Obligations, (i) a Supplement to this Agreement, identifying the proposed Indebtedness, the authorized representative of the lenders or holders providing such Indebtedness (the “Other Second Priority Obligations Agent”) and the documents in connection with such Indebtedness, shall be executed and delivered and (ii) the Other Second Priority Obligations Agent shall enter into an Accession Agreement, pursuant to which such authorized representative shall agree to be bound by the terms and conditions of this Agreement and the Second Priority Security Documents.

Section 3 ENFORCEMENT.

3.1 Exercise of Remedies

(a) Until the Discharge of First Priority Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the Second Priority Collateral Agent and the Second Priority Claimholders:

(i) will not commence or maintain, or seek to commence or maintain, any Enforcement Action or otherwise exercise any rights or remedies with respect to the Collateral; provided that the Second Priority Collateral Agent may commence an Enforcement Action or otherwise exercise any or all such rights or remedies after the passage of a period of at least 180 days has elapsed since the later of: (i) the date on which the Second Priority Collateral Agent declared the existence of any “Event of Default” under any Second Priority Documents and demanded the repayment of all the principal amount of any Second Priority Obligations and (ii) the date on which the First Priority Collateral Agent received notice from the Second Priority Collateral Agent of such declaration of an “Event of Default” (the “Standstill Period”) (provided that the Second Priority Collateral Agent shall have given the First Priority Collateral Agent at least 15 days written notice prior to such Enforcement Action, which notice may be given during the pendency of the applicable Standstill Period); provided, further, that notwithstanding anything herein to the contrary, in no event shall the Second Priority Collateral Agent or any Second Priority Claimholder exercise any rights or remedies with respect to the Collateral (subject to customary rights such as the right to timely file a proof of claim) if, notwithstanding the expiration of the Standstill Period, the First Priority Collateral Agent or First Priority Claimholders shall have commenced and be diligently pursuing an Enforcement Action or other exercise of their rights or remedies with respect to all or any material portion of the Collateral (prompt notice of such exercise to be given to the Second Priority Collateral Agent) or the Company or Guarantor is subject to an Insolvency or Liquidation Proceeding;

(ii) will not contest, protest or object to any foreclosure proceeding or action brought by the First Priority Collateral Agent or any First Priority Claimholder or any other exercise by the First Priority Collateral Agent or any First Priority Claimholder of any rights and remedies relating to the Collateral under the First Priority Loan Documents or otherwise;

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(iii) subject to their rights under clause (a)(i) above, will not object to the forbearance by the First Priority Collateral Agent or the First Priority Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral, in each case so long as any proceeds received by the First Priority Collateral Agent in excess of those necessary to achieve a Discharge of First Priority Obligations are distributed in accordance with the UCC and other applicable law, subject to the relative priorities described herein;

(iv) will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Second Priority Obligation pari passu with or senior to, or give any Second Priority Claimholder any preference or priority relative to, the Liens with respect to the First Priority Obligations or the First Priority Claimholders; and

(v) will not institute any suit or other proceeding or assert in any suit, Insolvency or Liquidation Proceeding or other proceeding any claim against any First Priority Claimholder or First Priority Collateral Agent seeking damages from or other relief by way of specific performance, injunction or otherwise, with respect to, and no First Priority Claimholder or First Priority Collateral Agent shall be liable to the Second Priority Collateral Agent or any Second Priority Claimholder for, any action taken or omitted to be taken by such First Priority Claimholder or First Priority Collateral Agent with respect to any Collateral or pursuant to the First Priority Loan Documents.

(b) Until the Discharge of First Priority Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, subject to Section 3.1(a)(i), the First Priority Collateral Agent and the First Priority Claimholders shall have the exclusive right to commence and maintain an Enforcement Action or otherwise enforce rights, exercise remedies (including set-off, recoupment and the right to “credit bid” their debt, except that the Second Priority Collateral Agent shall have the “credit bid” rights (subject to customary rights such as the right to timely file a proof of claim) set forth in Section 3.1(c)(vi)) and, subject to Section 5.1, to make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Second Priority Collateral Agent or any Second Priority Claimholder; provided that any proceeds received by the First Priority Collateral Agent in excess of those necessary to achieve a Discharge of First Priority Obligations are distributed in accordance with the UCC and other applicable law, subject to the relative priorities described herein. In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the Collateral, the First Priority Collateral Agent and the First Priority Claimholders may enforce the provisions of the First Priority Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with or consent of the Second Priority Collateral Agent or any Second Priority Claimholder and regardless of whether any such exercise is adverse to the interest of any Second Priority Claimholder. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

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(c) Notwithstanding the foregoing, the Second Priority Collateral Agent and any Second Priority Claimholder may:

(i) file a claim or statement of interest with respect to the Second Priority Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor;

(ii) take any action (not adverse to the priority status of the Liens on the Collateral securing the First Priority Obligations, or the rights of any First Priority Collateral Agent or the First Priority Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral;

(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second Priority Claimholders, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Second Priority Obligations and the Collateral; provided that no filing of any claim or vote, or pleading relating to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by the Second Priority Collateral Agent or any Second Priority Claimholder may be inconsistent with the provisions of this Agreement;

(v) exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 3.1(a)(i); and

(vi) bid for or purchase Collateral at any public, private or judicial foreclosure upon such Collateral initiated by the First Priority Collateral Agent or any First Priority Claimholder, or any sale of Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Priority Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of First Priority Obligations.

The Second Priority Collateral Agent, on behalf of itself and the Second Priority Claimholders, agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including set-off and recoupment) with respect to any Collateral in its capacity as a creditor, unless and until the Discharge of First Priority Obligations has occurred, except in connection with any foreclosure expressly permitted by Section 3.1(a)(i) to the extent the Second Priority Collateral Agent and Second Priority Claimholders are permitted to retain the proceeds thereof in accordance with Section 4.2 of this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of

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First Priority Obligations has occurred, except as expressly provided in Sections 3.1(a), 6.3(b) and this Section 3.1(c), the sole right of the Second Priority Collateral Agent and the Second Priority Claimholders with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Second Priority Security Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Priority Obligations has occurred.

(d) Subject to Sections 3.1(a) and (c) and Section 6.3(b):

(i) the Second Priority Collateral Agent, for itself and on behalf of the Second Priority Claimholders, agrees that the Second Priority Collateral Agent and the Second Priority Claimholders will not take any action that would hinder any exercise of remedies under the First Priority Loan Documents or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise;

(ii) the Second Priority Collateral Agent, for itself and on behalf of the Second Priority Claimholders, hereby waives any and all rights it or the Second Priority Claimholders may have as a junior lien creditor or otherwise to object to the manner in which the First Priority Collateral Agent or the First Priority Claimholders seek to enforce or collect the First Priority Obligations or the Liens securing the First Priority Obligations granted in any of the First Priority Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of the First Priority Collateral Agent or First Priority Claimholders is adverse to the interest of the Second Priority Claimholders; and

(iii) the Second Priority Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Second Priority Security Documents or any other Second Priority Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the First Priority Collateral Agent or the First Priority Claimholders with respect to the Collateral as set forth in this Agreement and the First Priority Loan Documents.

(e) To the extent not inconsistent with the terms of this Agreement, the Second Priority Collateral Agent and the Second Priority Claimholders may exercise rights and remedies as unsecured creditors against the Company or any other Grantor that has guaranteed or granted Liens to secure the Second Priority Obligations in accordance with the terms of the Second Priority Documents and applicable law (other than initiating or joining in an involuntary case or proceeding under any Insolvency or Liquidation Proceeding with respect to any Grantor); provided that in the event that any Second Priority Claimholder becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Priority Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Priority Obligations) as the other Liens securing the Second Priority Obligations are subject to this Agreement.

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(f) Except as specifically set forth in Sections 3.1(a) and (d), nothing in this Agreement shall prohibit the receipt by the Second Priority Collateral Agent or any Second Priority Claimholders of the required payments of interest, principal, premium, fees and other amounts owed in respect of the Second Priority Obligations so long as such receipt is not the direct or indirect result of the exercise by the Second Priority Collateral Agent or any Second Priority Claimholders of rights or remedies as a secured creditor (including set-off and recoupment) or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the First Priority Collateral Agent or the First Priority Claimholders may have with respect to the First Priority Collateral.

3.2 Actions Upon Breach; Specific Performance. If any Second Priority Claimholder, in contravention of the terms of this Agreement, in any way takes, attempts to or threatens to take any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fails to take any action required by this Agreement, this Agreement shall create an irrebuttable presumption and admission by such Second Priority Claimholder that relief against such Second Priority Claimholder by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the First Priority Claimholders, it being understood and agreed by the Second Priority Collateral Agent on behalf of each Second Priority Claimholder that (i) the First Priority Claimholders’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Second Priority Claimholder waives any defense that the Grantors and/or the First Priority Claimholders cannot demonstrate damage and/or be made whole by the awarding of damages. Each of the First Priority Collateral Agent and the Second Priority Collateral Agent may demand specific performance of this Agreement. The First Priority Collateral Agent, on behalf of itself and the First Priority Claimholders under the First Priority Loan Documents, and the Second Priority Collateral Agent, on behalf of itself and the Second Priority Claimholders, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the First Priority Collateral Agent or the First Priority Claimholders or the Second Priority Collateral Agent or the Second Priority Claimholders, as the case may be. No provision of this Agreement shall constitute or be deemed to constitute a waiver by the First Priority Collateral Agent on behalf of itself and the First Priority Claimholders or the Second Priority Collateral Agent on behalf of itself and the Second Priority Claimholders of any right to seek damages from any Person in connection with any breach or alleged breach of this Agreement.

SECTION 4 PAYMENTS.

4.1 Application of Proceeds. So long as the Discharge of First Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or any proceeds thereof, or sale proceeds of the Collateral received in connection with any Enforcement Action or other exercise of remedies by the First Priority Collateral Agent or First Priority Claimholders, shall be applied: first, by the First Priority Collateral Agent to the First Priority Obligations that are not Excess First Priority Obligations in such order as specified in the relevant First Priority Loan Documents; second, to the payment by the Second Priority Collateral Agent of the Second

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Priority Obligations that are not Excess Second Priority Obligations in such order as specified in the relevant Second Priority Loan Documents; third, by the First Priority Collateral Agent to the payment of any Excess First Priority Obligations in such order as specified in the relevant First Priority Loan Documents; fourth, by the Second Priority Collateral Agent to the payment of any Excess Second Priority Obligations in such order as specified in the relevant Second Priority Documents; and fifth, to the applicable Grantor or as otherwise required by applicable law; provided that any non-cash Collateral or non-cash proceeds will be held by the First Priority Collateral Agent as Collateral unless the failure to apply such amounts would be commercially unreasonable. Upon the Discharge of First Priority Obligations, the First Priority Collateral Agent shall deliver to the Second Priority Collateral Agent any Collateral and proceeds thereof held by it in the same form as received, with any necessary endorsements to the Second Priority Collateral Agent, or as a court of competent jurisdiction may otherwise direct, to be applied by the Second Priority Collateral Agent to the Second Priority Obligations in such order as specified in the Second Priority Security Documents.

4.2 Payments Over.

(a) So long as the Discharge of First Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or any proceeds thereof and all sale or other proceeds (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3 and any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) received by the Second Priority Collateral Agent or any Second Priority Claimholders in connection with any Enforcement Action or other exercise of any right or remedy relating to the Collateral in contravention of this Agreement in all cases shall be segregated and held in trust and forthwith paid over to the First Priority Collateral Agent for the benefit of the First Priority Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First Priority Collateral Agent is hereby authorized to make any such endorsements as agent for the Second Priority Collateral Agent or any such Second Priority Claimholders. This authorization is coupled with an interest and is irrevocable until the Discharge of First Priority Obligations.

(b) So long as the Discharge of First Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or any proceeds thereof and all sale proceeds (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3 and any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) received by the Second Priority Collateral Agent or any Second Priority Claimholders in connection with any Enforcement Action or other exercise of any right or remedy relating to the Collateral not in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the First Priority Collateral Agent for the benefit of the First Priority Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct; provided that, with respect to Collateral, this Section 4.2(b) shall only be applicable if the exercise of such right or remedy by the Second Priority Collateral Agent or any Second Priority Claimholder has the effect of discharging the Lien of the First Priority Collateral Agent on such Collateral. The First Priority Collateral Agent is hereby authorized to make any such endorsements as agent for the Second Priority Collateral Agent or any such Second Priority

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Claimholders. This authorization is coupled with an interest and is irrevocable until the Discharge of First Priority Obligations.

(c) So long as the Discharge of First Priority Obligations has not occurred, if in any Insolvency or Liquidation Proceeding the Second Priority Collateral Agent or any Second Priority Claimholders shall receive any distribution of money or other property in respect of the Collateral (including any assets or proceeds subject to Liens referred to in the final sentence of Section 2.3 and any assets or proceeds subject to Liens that have been avoided or otherwise invalidated), such money or other property shall be segregated and held in trust and forthwith paid over to the First Priority Collateral Agent for the benefit of the First Priority Claimholders in the same form as received, with any necessary endorsements. Any Lien received by the Second Priority Collateral Agent or any Second Priority Claimholders in respect of any of the Second Priority Obligations in any Insolvency or Liquidation Proceeding shall be subject to the terms of this Agreement.

4.3 Certain Agreements with respect to Unenforceable Collateral.

In addition to the rights and obligations of the First Priority Collateral Agent, the Second Priority Collateral Agent, the First Priority Claimholders and Second Priority Claimholders set forth herein, in the event that in any Insolvency or Liquidation Proceeding a determination is made that Liens of the First Priority Collateral Agent or the First Priority Claimholders encumbering any Collateral are not enforceable for any reason, then the Second Priority Collateral Agent and the Second Priority Claimholders agree that, any distribution or recovery they may receive with respect to, or allocable to, the value of such Collateral or any proceeds thereof shall (for so long as the Discharge of First Priority Obligations has not occurred) be segregated and held in trust and forthwith paid over to the First Priority Collateral Agent for the benefit of the First Priority Claimholders in the same form as received without recourse, representation or warranty (other than a representation of the Second Priority Collateral Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct until such time as the Discharge of First Priority Obligations has occurred. The First Priority Collateral Agent is hereby authorized to make any such endorsements as agent for the Second Priority Collateral Agent or any such Second Priority Claimholders. This authorization is coupled with an interest and is irrevocable.

SECTION 5 OTHER AGREEMENTS.

5.1 Releases.

(a) If in connection with any Enforcement Action by the First Priority Collateral Agent or any other exercise of the First Priority Collateral Agent’s remedies in respect of the Collateral, in each case, prior to the Discharge of First Priority Obligations, the First Priority Collateral Agent, for itself or on behalf of any of the First Priority Claimholders, releases any of its Liens on any part of the Collateral, then the Liens, if any, of the Second Priority Collateral Agent, for itself or for the benefit of the Second Priority Claimholders, on such Collateral shall be automatically, unconditionally and simultaneously released. If in connection with any Enforcement Action or other exercise of rights and remedies by the First Priority

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Collateral Agent, in each case, prior to the Discharge of First Priority Obligations, the equity interests of any Person are foreclosed upon or otherwise disposed of and the First Priority Collateral Agent releases its Lien on the property of such Person then the Liens of Second Priority Collateral Agent with respect to the property of such Person will be automatically released to the same extent as the Liens of the First Priority Collateral Agent. The Second Priority Collateral Agent, for itself or on behalf of any such Second Priority Claimholders, promptly shall execute and deliver to the First Priority Collateral Agent such termination statements, releases and other documents as the First Priority Collateral Agent may reasonably request to effectively confirm the foregoing releases.

(b) If in connection with any Disposition permitted under the terms of the First Priority Loan Documents and not expressly prohibited under the terms of the Second Priority Documents (other than in connection with an Enforcement Action or other exercise of the First Priority Collateral Agent’s remedies in respect of the Collateral which shall be governed by Section 5.1(a)), the First Priority Collateral Agent, for itself or on behalf of any of the First Priority Claimholders, releases any of its Liens on any part of the Collateral, other than (i) in connection with, or following, the Discharge of First Priority Obligations and (ii) after the occurrence and during the continuance of any “Event of Default” under the Second Priority Notes Indenture, then the Liens, if any, of the Second Priority Collateral Agent, for itself or for the benefit of the Second Priority Claimholders, on such Collateral shall be automatically, unconditionally and simultaneously released. The Second Priority Collateral Agent, for itself or on behalf of any such Second Priority Claimholders, promptly shall execute and deliver to the First Priority Collateral Agent such termination statements, releases and other documents as the First Priority Collateral Agent may reasonably request to effectively confirm such release.

(c) Until the Discharge of First Priority Obligations occurs, the Second Priority Collateral Agent, for itself and on behalf of the Second Priority Claimholders, hereby irrevocably constitutes and appoints the First Priority Collateral Agent and any officer or agent of the First Priority Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Second Priority Collateral Agent or such holder or in the First Priority Collateral Agent’s own name, from time to time in the First Priority Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable until the Discharge of First Priority Obligations.

(d) Until the Discharge of First Priority Obligations occurs, to the extent that the First Priority Collateral Agent or the First Priority Claimholders (i) have released any Lien on Collateral and any such Liens are later reinstated or (ii) obtain any new Liens, then the Second Priority Collateral Agent, for itself and for the Second Priority Claimholders, shall be granted a Lien on any such Collateral, subject to the lien subordination provisions of this Agreement.

5.2 Insurance. Unless and until the Discharge of First Priority Obligations has occurred, the First Priority Collateral Agent and the First Priority Claimholders shall have the sole and exclusive right, subject to the rights of the Grantors under the First Priority Loan Documents, to adjust settlement for any insurance policy covering the Collateral in the event of

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any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of First Priority Obligations has occurred, and subject to the rights of the Grantors under the First Priority Loan Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect to the Collateral shall be paid to the First Priority Collateral Agent for the benefit of the First Priority Claimholders pursuant to the terms of the First Priority Loan Documents (including for purposes of cash collateralization of letters of credit) and thereafter, to the extent no First Priority Obligations are outstanding, and subject to the rights of the Grantors under the Second Priority Documents, to the Second Priority Collateral Agent for the benefit of the Second Priority Claimholders to the extent required under the Second Priority Security Documents and then, to the extent no Second Priority Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Priority Obligations has occurred, if the Second Priority Collateral Agent or any Second Priority Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the First Priority Collateral Agent in accordance with the terms of Section 4.2.

5.3 Amendments to First Priority Loan Documents and Second Priority Documents.

(a) The First Priority Loan Documents may be amended, supplemented or otherwise modified in accordance with their terms and the First Priority Credit Agreement may be Refinanced, in each case, without notice to, or the consent of, the Second Priority Collateral Agent or the Second Priority Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided that the holders of such Refinancing debt bind themselves to the terms of this Agreement in a writing (executed by such holders or by a representative acting on their behalf) addressed to the Second Priority Collateral Agent substantially in the form attached hereto as Annex B,s and any such amendment, supplement, modification or Refinancing shall not, without the consent of the Second Priority Collateral Agent (as directed, in the case of the Second Priority Collateral Agent, by the Instructing Group):

(i) increase the sum of (A) the then outstanding aggregate principal amount of the Indebtedness for borrowed money outstanding under the First Priority Credit Agreement (including, if any, any undrawn portion of any commitment under the First Priority Credit Agreement) and (B) the aggregate face amount of any letters of credit issued under the First Priority Credit Agreement and not reimbursed, in excess of the First Priority Cap Amount;

(ii) increase the obligations of the obligors thereunder or confer any additional material rights of the lenders under the First Priority Credit Agreement (or a representative on their behalf) which would be materially adverse to the Company or any other Grantor, the Second Priority Collateral Agent or any other Second Priority Claimholders; or

(iii) add to the Collateral securing the First Priority Obligations other than as specifically provided by this Agreement;

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provided, however, that the Second Priority Collateral Agent shall have all the rights and protections of the applicable Second Priority Documents when consenting to an amendment under this Section.

(b) Without the prior written consent of the First Priority Collateral Agent, no Second Priority Document may be Refinanced, amended, restated, supplemented or otherwise modified or entered into to the extent such Refinancing, amendment, restatement, supplement or modification, or the terms of any new Second Priority Document, would:

(i) increase the then outstanding principal amount of the Notes or Other Second Priority Obligations to the amount that, as the case may be, would result in the aggregate outstanding principal amount of the Second Priority Obligations exceeding the Second Priority Cap Amount;

(ii) increase the interest rate by more than 300 basis points (excluding increases resulting from the accrual of interest at the default rate);

(iii) amend or otherwise modify any Default or Event of Default thereunder in a manner adverse to the loan parties thereunder;

(iv) amend or otherwise modify any covenant thereunder in a manner that would make such covenant materially more restrictive as to the Company or any Grantor;

(v) accelerate any dates upon which a scheduled payment of principal or interest is due, or otherwise decreases the weighted average life to maturity;

(vi) modify (or have the effect of a modification of) the mandatory prepayment provisions of the Second Priority Notes Indenture in a manner materially adverse to the lenders or other First Priority Claimholders under the First Priority Credit Agreement;

(vii) increase the obligations of the obligor thereunder or to confer any additional material rights of the Second Priority Noteholders (or a representative on their behalf) which would be materially adverse to the Company or any other Grantor, the First Priority Collateral Agent or any other First Priority Claimholders; or

(viii) add to the Collateral securing the Second Priority Obligations other than as specifically provided by this Agreement.

(c) In the event the First Priority Collateral Agent or the First Priority Claimholders and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the First Priority Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Priority Security Document or changing in any manner the rights of the First Priority Collateral Agent in a manner not otherwise prohibited by this Section 5.3, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Second Priority Security Document without the consent of the Second Priority Collateral Agent or the Second Priority

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Claimholders and without any action by the Second Priority Collateral Agent, the Company or any other Grantor; provided that:

(i) no such amendment, waiver or consent shall have the effect of:

(A) removing assets subject to the Lien of the Second Priority Security Documents, except to the extent that a release of such Lien is permitted or required by Section 5.1 and provided that there is a corresponding release of the Liens securing the First Priority Obligations;

(B) imposing duties on or impairing the rights of the Second Priority Collateral Agent without its consent;

(C) permitting other Liens on the Collateral not permitted under the terms of the Second Priority Documents or Section 6; or

(D) being prejudicial to the interests of the Second Priority Claimholders to a greater extent than the First Priority Claimholders (other than by virtue of their relative priority and the rights and obligations hereunder); and

(ii) notice of such amendment, waiver or consent shall have been given to the Second Priority Collateral Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent.

5.4 Legends. The Company agrees that each Second Priority Security Document and each First Priority Security Document shall include the following language (or language to similar effect approved, in the case of the Second Priority Security Documents, by the First Priority Collateral Agent, and in the case of the First Priority Security Documents, by the Second Priority Collateral Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the [Second Priority Collateral Agent/First Priority Collateral Agent] pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder and the obligations of the Assignors hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [ ], 20[ ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Company, [ ], as First Priority Collateral Agent and Wilmington Trust, National Association, as Second Priority Collateral Agent, and certain other Persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

In addition, the Company agrees that each mortgage covering any Collateral shall contain such other language as the First Priority Collateral Agent, in the case of the Second Priority Security Documents, and the Second Priority Collateral Agent, in the case of the First Priority Security Documents, may reasonably request to reflect the subordination and other provisions of this Agreement.

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5.5 Gratuitous Bailee/Agent for Perfection.

(a) The First Priority Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as collateral agent for the First Priority Claimholders and as gratuitous bailee for the Second Priority Collateral Agent (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the First Priority Loan Documents and the Second Priority Documents, respectively, subject to the terms and conditions of this Section 5.5. Solely with respect to any deposit accounts under the control (within the meaning of Section 9-104 of the UCC) of the First Priority Collateral Agent, the First Priority Collateral Agent agrees to also hold control over such deposit accounts as gratuitous agent for the Second Priority Collateral Agent, subject to the terms and conditions of this Section 5.5.

(b) The First Priority Collateral Agent shall have no obligation whatsoever to the First Priority Claimholders, the Second Priority Collateral Agent or any Second Priority Claimholder to ensure that the Pledged Collateral is genuine or owned by any of the Grantors, any security interest granted in any such Pledged Collateral is valid or in effect or otherwise perfected or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5. The duties or responsibilities of the First Priority Collateral Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as bailee (and with respect to deposit accounts, agent) in accordance with this Section 5.5 and delivering the Pledged Collateral upon a Discharge of First Priority Obligations as provided in paragraph (d) below.

(c) None of the First Priority Collateral Agent and the First Priority Claimholder shall have by reason of the First Priority Security Documents, the Second Priority Security Documents, this Agreement or any other document a fiduciary relationship in respect of the Second Priority Collateral Agent or any Second Priority Claimholder, and the Second Priority Collateral Agent and the Second Priority Claimholders hereby waive and release the First Priority Collateral Agent and the First Priority Claimholders from all claims and liabilities arising pursuant to the First Priority Collateral Agent’s role under this Section 5.5 as gratuitous bailee and gratuitous agent with respect to the Pledged Collateral. It is understood and agreed that the interests of the First Priority Collateral Agent and the First Priority Claimholders, on the one hand, and the Second Priority Collateral Agent and the Second Priority Claimholders, on the other hand, may differ and the First Priority Collateral Agent and the First Priority Claimholders shall be fully entitled to act in their own interest without taking into account the interests of the Second Priority Collateral Agent or the Second Priority Claimholders.

(d) Upon the Discharge of First Priority Obligations under the First Priority Loan Documents to which the First Priority Collateral Agent is a party, the First Priority Collateral Agent shall deliver the remaining Pledged Collateral in its possession (if any) together with any necessary endorsements (such endorsement shall be without recourse to, and without any representation or warranty by, the First Priority Collateral Agent), first, to the Second Priority Collateral Agent to the extent Second Priority Obligations remain outstanding and second, to the Company only to the extent no First Priority Obligations, Excess First Priority

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Obligations, Second Priority Obligations or Excess Second Priority Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct. The First Priority Collateral Agent further agrees to take all other action reasonably requested by the Second Priority Collateral Agent (as directed, in the case of the Second Priority Collateral Agent, by the Instructing Group) in connection with the Second Priority Collateral Agent obtaining a first-priority security interest in the Collateral, and the reasonable, documented out-of-pocket expenses of the First Priority Collateral Agent in connection with such actions shall be for the account of the Company. The Second Priority Collateral Agent will have no obligation to any First Priority Claimholder or Second Priority Claimholder to ensure that any Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5(d). The duties or responsibilities of the Second Priority Collateral Agent under this Section 5.5(d) will be limited solely to possessing or controlling the Pledged Collateral as bailee and/or agent for perfection in accordance with this Section 5.5(d) and delivering the Pledged Collateral upon the Discharge of Second Priority Obligations first to the First Priority Collateral Agent and second, to the Company only to the extent no First Priority Obligations, Excess First Priority Obligations, Second Priority Obligations or Excess Second Priority Obligations remain outstanding.

(e) To the extent that any Collateral (or proceeds thereof) comes into the possession or under the control of the Second Priority Collateral Agent or any other Second Priority Claimholder at any time prior to the Discharge of First Priority Obligations, such Collateral (and proceeds thereof) (whether arising out of the action taken to enforce, collect or realize upon any Collateral or otherwise) shall be promptly delivered to the First Priority Collateral Agent without recourse and without any representation or warranty of any kind whatsoever, together with any necessary endorsements. Until such time as such Collateral (or proceeds thereof) shall have been so delivered to the First Priority Collateral Agent, the Second Priority Collateral Agent or other Second Priority Claimholder shall hold same as agent and bailee for the First Priority Collateral Agent and any assignee solely for the purpose of perfecting the security interest (improving the priority thereof) granted in such Collateral pursuant to the First Priority Loan Documents.

5.6 When Discharge of First Priority Obligations Deemed to Not Have Occurred. If, at any time after the Discharge of First Priority Obligations has occurred, the Company thereafter enters into any Refinancing of any First Priority Loan Document evidencing a First Priority Obligation, which Refinancing is permitted by the Second Priority Documents, then such Discharge of First Priority Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of First Priority Obligations), and, from and after the date on which the New First Priority Debt Notice is delivered to the Second Priority Collateral Agent in accordance with the next sentence, the obligations under such Refinancing of the First Priority Loan Document shall automatically be treated as First Priority Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the First Priority Collateral Agent under such First Priority Loan Documents shall be the First Priority Collateral Agent for all purposes of this Agreement. Upon receipt of a notice (the “New First Priority Debt Notice”) stating that the Company has entered into a new First Priority Loan Document (which notice shall include the identity of the new first lien

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collateral agent, such agent, the “New Agent”), the Second Priority Collateral Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New Agent shall reasonably request in order to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow the New Agent to obtain control of such Pledged Collateral). The New Agent shall agree in a writing addressed to the Second Priority Collateral Agent and the Second Priority Claimholders to be bound by the terms of this Agreement, substantially in the form attached hereto as Annex B. If the new First Priority Obligations under the new First Priority Loan Documents are secured by assets of the Grantors constituting Collateral that do not also secure the Second Priority Obligations, then the Second Priority Obligations shall be secured at such time by a second priority Lien on such assets to the same extent provided in the Second Priority Security Documents and this Agreement.

5.7 Purchase Right.

(a) Without prejudice to the enforcement of any of the First Priority Claimholders’ remedies under the First Priority Loan Documents, this Agreement, at law or in equity or otherwise, the First Priority Claimholders agree that at any time following: (i) an acceleration of the First Priority Obligations in accordance with the terms of the First Priority Credit Agreement, (ii) a payment default in respect of principal or interest under the First Priority Credit Agreement that has not been cured or waived by the First Priority Claimholders within 60 days of the occurrence thereof or (iii) the commencement of any Insolvency or Liquidation Proceeding, the First Priority Collateral Agent, on behalf of the First Priority Claimholders, will offer the Second Priority Claimholders, including the Second Priority Noteholders, by written notice to the Second Priority Collateral Agent, the option to purchase the entire aggregate amount of outstanding First Priority Obligations (including unfunded commitments under the First Priority Credit Agreement) at the Purchase Price without warranty or representation or recourse except as provided in Section 5.7(c). The “Purchase Price” will equal the sum of: (1) the principal amount of all loans, advances or similar extensions of credit included in the First Priority Obligations (including an amount in cash equal to 105% of the undrawn amount of outstanding letters of credit), and all accrued and unpaid interest thereon through the date of purchase (but excluding any prepayment penalties or premiums), (2) the net aggregate amount then owing to First Priority Lender Counterparties under First Priority Hedging Agreements, including all amounts owing to the First Priority Lender Counterparties as a result of the termination (or early termination) thereof, and (3) all accrued and unpaid fees, expenses and other amounts owed to the First Priority Claimholders under the First Priority Loan Documents on the date of purchase to the extent not allocable to Excess First Priority Obligations.

(b) The Second Priority Claimholders opting to purchase the First Priority Obligations shall irrevocably accept such offer within twenty (20) Business Days of the receipt thereof and shall agree to consummate the purchase no later than the fortieth (40th) Business Day after the receipt of such offer, subject to any required approval of any court or other Governmental Authority then in effect, if any. Such sale shall be pursuant to documentation mutually acceptable to each of the First Priority Collateral Agent and the purchasing Second Priority Claimholders, without the prior written consent of the Company or any other Grantor. If

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the Second Priority Claimholders reject such offer (or do not so irrevocably accept such offer within the required timeframe above), the First Priority Claimholders shall have no further obligations pursuant to this Section 5.7 and may take any further actions in their sole discretion in accordance with the First Priority Loan Documents and this Agreement. Each First Priority Claimholder will retain all rights to indemnification provided in the relevant First Priority Loan Documents for all claims and other amounts relating to periods prior to the purchase of the First Priority Obligations pursuant to this Section 5.7. The Purchase Price shall be remitted by wire transfer in federal funds to such bank account of the First Priority Collateral Agent for the ratable account of the First Priority Collateral Agent and the First Priority Claimholders in New York, New York, as the First Priority Collateral Agent may designate in writing to the purchasing Second Priority Claimholders for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Second Priority Noteholders that have exercised such option to the bank account designated by the First Priority Collateral Agent are received in such bank account prior to 1:00 p.m., New York City time and interest shall be calculated to and including such Business Day if the amounts so paid by such Second Priority Noteholders to the bank account designated by the First Priority Collateral Agent are received in such bank account later than 1:00 p.m., New York City time on such Business Day.

(c) The Second Priority Claimholders agree that the purchase and sale of the First Priority Obligations under this Section 5.7 will be expressly made without recourse and without representation or warranty of any kind by the First Priority Claimholders, except that the First Priority Claimholders shall severally and not jointly represent and warrant to the Second Priority Claimholders that on the date of the purchase, immediately before giving effect to such purchase:

(i) the principal of and accrued and unpaid interest on the First Priority Obligations, and the fees and expenses thereof owed to the respective First Priority Claimholders, are as stated in any assignment agreement prepared in connection with the purchase and sale of the First Priority Obligations; and

(ii) each First Priority Claimholder owns the First Priority Obligations purported to be owned by it free and clear of any Liens (other than participation interests not prohibited by the First Priority Credit Agreement, in which case the Purchase Price will be appropriately adjusted so that the Second Priority Claimholders do not pay amounts represented by participation interests).

(d) Any Excess First Priority Obligations will, after the closing of the purchase of the First Priority Obligations in accordance with this Section 5.7, remain Excess First Priority Obligations for all purposes of this Agreement.

SECTION 6 INSOLVENCY OR LIQUIDATION PROCEEDINGS.

6.1 Finance and Sale Issues.

(a) Until the Discharge of First Priority Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and

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the First Priority Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code), on which the First Priority Collateral Agent or any other creditor has a Lien or to permit the Company or any other Grantor to obtain financing, whether from the First Priority Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”), then the Second Priority Collateral Agent, on behalf of itself and the Second Priority Claimholders, agrees that it will raise no objection to or contest (or join with or support any third party in objecting or contesting), and each Second Priority Claimholder shall be deemed to have consented to, such Cash Collateral use or DIP Financing (including any proposed orders for such Cash Collateral use and/or DIP Financing which are acceptable to the First Priority Collateral Agent) and to the extent the Liens securing the First Priority Obligations are subordinated to or pari passu with such DIP Financing, the Second Priority Collateral Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) and will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the First Priority Collateral Agent or to the extent permitted by Section 6.3); provided that (i) the aggregate principal amount of the DIP Financing plus the aggregate outstanding principal amount of First Priority Obligations constituting Indebtedness for borrowed money plus (x) the aggregate face amount of any letters of credit issued and not reimbursed and (y) any protective advances in an aggregate amount not to exceed $4,000,000, in each case, under the First Priority Credit Agreement does not exceed the sum of (A) the First Priority Cap Amount and (B) $15,000,000 and (ii) the Second Priority Collateral Agent and the Second Priority Claimholders retain the right to object to any ancillary agreements or arrangements regarding Cash Collateral use or the DIP Financing that are materially prejudicial to their interests. The Second Priority Collateral Agent, on behalf of itself and each other Second Priority Claimholder, agrees that it will not provide or seek (or support any other Person that is not a First Priority Claimholder seeking) to provide DIP Financing to the Company or any other Grantor secured by Liens equal or senior in priority to the Liens securing any First Priority Obligations.

(b) The Second Priority Collateral Agent on behalf of the Second Priority Claimholders agrees that it will not seek consultation rights in connection with, and it will raise no objection or oppose, a motion to Dispose of Collateral under Section 363 of the Bankruptcy Code if the requisite First Priority Claimholders have consented to such Disposition. The Second Priority Collateral Agent on behalf of the Second Priority Claimholders further agrees that it will not directly or indirectly oppose or impede entry of any order in connection with such Disposition, including orders to retain professionals or set bid procedures in connection with such sale, liquidation or disposition if the requisite First Priority Claimholders have consented to such (i) retention of professionals and bid procedures in connection with such sale, liquidation or disposition of such assets and (ii) Disposition of such assets, in which event the Second Priority Claimholders will be deemed to have consented to the Disposition of Collateral pursuant to Section 363(f) of the Bankruptcy Code and such motion does not impair the rights of the Second Priority Claimholders under Section 363(k) of the Bankruptcy Code; provided that (i) the First Priority Cap Amount shall be reduced by an amount equal to the net cash proceeds of such sale or other disposition which are used to pay the principal or face amount of the First Priority Obligations and (ii) any proceeds in excess of those necessary for the Discharge of First Priority Obligations shall be applied in accordance with this Agreement and applicable law.

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6.2 Relief from the Automatic Stay. Until the Discharge of First Priority Obligations has occurred, the Second Priority Collateral Agent, on behalf of itself and the Second Priority Claimholders, agrees that none of them shall: (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of the First Priority Collateral Agent or (ii) oppose (or support any other Person in opposing) any request by the First Priority Collateral Agent for relief from such stay.

6.3 Adequate Protection.

(a) The Second Priority Collateral Agent, on behalf of itself and the Second Priority Claimholders, agrees that none of them shall contest (or support any other Person contesting):

(i) any request by the First Priority Collateral Agent or the First Priority Claimholders for adequate protection under any Bankruptcy Law; or

(ii) any objection by the First Priority Collateral Agent or the First Priority Claimholders to any motion, relief, action or proceeding based on the First Priority Collateral Agent or the First Priority Claimholders claiming a lack of adequate protection.

(b) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding:

(i) if the First Priority Claimholders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any use of Cash Collateral or DIP Financing, then the Second Priority Collateral Agent, on behalf of itself or any of the Second Priority Claimholders, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the First Priority Obligations and such use of Cash Collateral or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Priority Obligations are so subordinated to the First Priority Obligations under this Agreement; and

(ii) the Second Priority Collateral Agent and the Second Priority Claimholders shall only be permitted to seek adequate protection with respect to their respective rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the First Priority Obligations, the First Priority Collateral Agent, on behalf of the First Priority Claimholders, is also granted a senior Lien on such additional collateral; (B) replacement Liens on the Collateral; provided that as adequate protection for the First Priority Obligations, the First Priority Collateral Agent, on behalf of the First Priority Claimholders, is also granted senior replacement Liens on the Collateral; and (C) an administrative expense claim; provided that as adequate protection for the First Priority Obligations, the First Priority Collateral Agent, on behalf of the First Priority Claimholders, is also granted an administrative expense claim which is senior and prior to

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the administrative expense claim of the Second Priority Collateral Agent and the Second Priority Claimholders. If any Second Priority Claimholder receives post-petition interest and/or adequate protection payments in an Insolvency or Liquidation Proceeding (“Second Priority Adequate Protection Payments”), and the First Priority Claimholders do not receive payment in full in cash of all First Priority Obligations (subject, in the case of principal outstanding under the First Priority Credit Agreement and the other First Priority Loan Documents and face amounts of letters of credit, to the First Priority Cap Amount) upon the effectiveness of the plan of reorganization for, or conclusion of, that Insolvency or Liquidation Proceeding, then, each Second Priority Claimholders shall pay over to the First Priority Claimholders an amount (the “Pay-Over Amount”) equal to the lesser of (i) the Second Priority Adequate Protection Payments received by such Second Priority Claimholders and (ii) the amount of the short-fall (the “Short Fall”) in payment in full of the First Priority Loan Obligations (subject, in the case of principal outstanding under the First Priority Credit Agreement and the other First Priority Loan Documents and face amounts of letters of credit, to the First Priority Cap Amount); provided that to the extent any portion of the Short Fall represents payments received by the First Priority Claimholders in the form of promissory notes, equity or other property, equal in value to the cash paid in respect of the Pay-Over Amount, the First Priority Claimholders shall, upon receipt of the Pay-Over Amount, transfer those promissory notes, equity or other property, pro rata, equal in value to the cash paid in respect of the Pay-Over Amount to the applicable Second Priority Claimholders in exchange for the Pay-Over Amount. Notwithstanding anything herein to the contrary, the First Priority Claimholders shall not be deemed to have consented to, and expressly retain their rights to object to, the grant of adequate protection in the form of cash payments to the Second Priority Claimholders made pursuant to this Section 6.3(b).

(c) The Second Priority Collateral Agent, for itself and on behalf of the other Second Priority Claimholders, agrees that notice of a hearing to approve DIP Financing or use of Cash Collateral on an interim basis shall be adequate if delivered to the Second Priority Collateral Agent at least five (5) Business Days in advance of such hearing and that notice of a hearing to approve DIP Financing or use of Cash Collateral on a final basis shall be adequate if delivered to the Second Priority Collateral Agent at least fifteen (15) days in advance of such hearing.

6.4 No Waiver. Subject to Sections 3.1(a), 3.1(c), 3.1(d) and 6.7(b), nothing contained herein shall prohibit or in any way limit the First Priority Collateral Agent or any First Priority Claimholder from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Second Priority Collateral Agent or any of the Second Priority Claimholders, including the seeking by the Second Priority Collateral Agent or any Second Priority Claimholders of adequate protection (other than adequate protection permitted hereunder) or the asserting by the Second Priority Collateral Agent or any Second Priority Claimholders of any of its rights and remedies under the Second Priority Documents or otherwise.

6.5 Avoidance Issues. If any First Priority Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor any amount paid in respect of First Priority Obligations (a

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“Recovery”), then such First Priority Claimholders shall be entitled to a reinstatement of First Priority Obligations with respect to all such recovered amounts on the date of such Recovery, and from and after the date of such reinstatement the Discharge of First Priority Obligations shall be deemed not the have occurred for all purposes hereunder. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.6 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan, both on account of First Priority Obligations and on account of Second Priority Obligations, then, to the extent the debt obligations distributed on account of the First Priority Obligations and on account of the Second Priority Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.7 Post-Petition Interest.

(a) Neither the Second Priority Collateral Agent nor any Second Priority Claimholder shall oppose or seek to challenge any claim by the First Priority Collateral Agent or any First Priority Claimholder for allowance in any Insolvency or Liquidation Proceeding of First Priority Obligations consisting of Post-Petition Interest to the extent of the value of any First Priority Claimholder’s Lien, without regard to the existence of the Lien of the Second Priority Collateral Agent on behalf of the Second Priority Claimholders on the Collateral.

(b) Neither the First Priority Collateral Agent nor any other First Priority Claimholder shall oppose or seek to challenge any claim by the Second Priority Collateral Agent or any Second Priority Claimholder for allowance in any Insolvency or Liquidation Proceeding of Second Priority Obligations consisting of Post-Petition Interest to the extent of the value of the Priority of the Second Priority Collateral Agent on behalf of the Second Priority Claimholders on the Collateral (after taking into account the value of the First Priority Obligations).

6.8 Waiver. The Second Priority Collateral Agent, for itself and on behalf of the Second Priority Claimholders, waives any claim it may hereafter have against any First Priority Claimholder arising out of the election of any First Priority Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding so long as such actions are not in express contravention of the terms of this Agreement.

6.9 Separate Grants of Security and Separate Classification. The Second Priority Collateral Agent, for itself and on behalf of the Second Priority Claimholders, and the First Priority Collateral Agent for itself and on behalf of the First Priority Claimholders, acknowledges and agrees that:

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(a) the grants of Liens pursuant to the First Priority Security Documents and the Second Priority Security Documents constitute two separate and distinct grants of Liens; and

(b) because of, among other things, their differing rights in the Collateral, the Second Priority Obligations are fundamentally different from the First Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Priority Claimholders and the Second Priority Claimholders in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees (and by the acceptance of the benefits hereof, each of the First Priority Claimholders and Second Priority Claimholders acknowledges and agrees) that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Claimholders), the First Priority Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest, including any additional interest payable pursuant to the First Priority Credit Agreement, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding) before any distribution is made in respect of the claims held by the Second Priority Claimholders with respect to the Collateral, with the Second Priority Collateral Agent, for itself and on behalf of the Second Priority Claimholders, hereby acknowledging and agreeing to turn over to the First Priority Collateral Agent, for itself and on behalf of the First Priority Claimholders, Collateral or proceeds of Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Claimholders.

6.10 Effectiveness in Insolvency Proceedings. The parties acknowledge that this Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, which will be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. All references in this Agreement to any Grantor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in any Insolvency or Liquidation Proceeding.

6.11 No Surcharge of Collateral. None of the Second Priority Collateral Agent or any other Second Priority Claimholder shall, in an Insolvency or Liquidation Proceeding or otherwise, assert or enforce, at any time when the Discharge of First Priority Obligations has not occurred, any claim under Section 506(c) of the Bankruptcy Code (and otherwise) for costs or expenses of preserving or disposing of any Collateral.

6.12 Right to Credit Bid. None of the Second Priority Collateral Agent or any other Second Priority Claimholder shall object to, contest or oppose (or support any other Person in objecting to, contesting or opposing) in any manner the exercise by the First Priority Collateral

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Agent or any of the First Priority Claimholders of the right to “credit bid” pursuant to Section 363(k) of the Bankruptcy Code or other applicable law in respect of the Collateral. None of the First Priority Collateral Agent or any other First Priority Claimholder shall object to, contest or oppose (or support any other Person in objecting to, contesting or opposing) in any manner the exercise by the Second Priority Collateral Agent or any other Second Priority Claimholder of the right to “credit bid” pursuant to Section 363(k) of the Bankruptcy Code or other applicable law in respect of the Collateral, so long as such bid provides for the Discharge of First Priority Obligations.

6.13 Plan Treatment. None of the Second Priority Collateral Agent or any other Second Priority Claimholder shall seek (or cause or support any other Person to seek) the filing or confirmation of any plan of reorganization or liquidation or similar dispositive plan that does not expressly provide for the Discharge of First Priority Obligations on the plan’s effective date.

SECTION 7 RELIANCE; WAIVERS; ETC.

7.1 Reliance. Other than any reliance on the terms of this Agreement, the First Priority Collateral Agent, on behalf of itself and the First Priority Claimholders, acknowledges that it and such First Priority Claimholders have, independently and without reliance on the Second Priority Collateral Agent or any Second Priority Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the First Priority Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the First Priority Loan Documents or this Agreement. The Second Priority Collateral Agent, on behalf of itself and the Second Priority Claimholders, acknowledges that it and the Second Priority Claimholders have, independently and without reliance on the First Priority Collateral Agent or any First Priority Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Priority Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second Priority Documents or this Agreement; provided that nothing in this Section 7.1 shall impose any duty on the Second Priority Collateral Agent or the Second Priority Notes Trustee to make any credit decisions (and neither the Second Priority Collateral Agent nor the Second Priority Notes Trustee has made any credit decisions) on behalf of any Second Priority Claimholder.

7.2 No Warranties or Liability. The First Priority Collateral Agent, on behalf of itself and the First Priority Claimholders, acknowledges and agrees that each of the Second Priority Collateral Agent and the Second Priority Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Second Priority Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Second Priority Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Second Priority Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. Except as otherwise provided herein, the Second Priority Collateral Agent, on behalf of itself and the Second Priority Claimholders, acknowledges and agrees that each of the First Priority

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Collateral Agent and the First Priority Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First Priority Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the First Priority Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the First Priority Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Second Priority Collateral Agent and the Second Priority Claimholders shall have no duty to the First Priority Collateral Agent or any of the First Priority Claimholders, and the First Priority Collateral Agent and the First Priority Claimholders shall have no duty to the Second Priority Collateral Agent or any of the Second Priority Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including the First Priority Loan Documents and the Second Priority Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3 No Waiver of Lien Priorities.

(a) No right of the First Priority Claimholders, the First Priority Collateral Agent or any of them to enforce any provision of this Agreement or any First Priority Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any First Priority Claimholder or the First Priority Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Priority Loan Documents or any of the Second Priority Documents, regardless of any knowledge thereof which the First Priority Collateral Agent or the First Priority Claimholders, or any of them, may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the First Priority Loan Documents and subject to the provisions of Section 5.3(a)), the First Priority Claimholders, the First Priority Collateral Agent and any of them may, at any time and from time to time in accordance with the First Priority Loan Documents and/or applicable law, without the consent of, or notice to, the Second Priority Collateral Agent or any Second Priority Claimholders, without incurring any liabilities to the Second Priority Collateral Agent or any Second Priority Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Second Priority Collateral Agent or any Second Priority Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First Priority Obligations or any Lien on any First Priority Collateral or guarantee thereof or any liability of the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Priority Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any

37

manner any Liens held by the First Priority Collateral Agent or any of the First Priority Claimholders, the First Priority Obligations or any of the First Priority Loan Documents; provided that any such increase in the First Priority Obligations shall not increase the sum of the Indebtedness for borrowed money constituting principal under the First Priority Credit Agreement and the face amount of any letters of credit issued under the First Priority Credit Agreement and not reimbursed to an amount in excess of the First Priority Cap Amount;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Priority Collateral or any liability of the Company or any other Grantor to the First Priority Claimholders or the First Priority Collateral Agent, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any First Priority Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Priority Obligations) in any manner or order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against the Company or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Company, any other Grantor or any First Priority Collateral and any security and any guarantor or any liability of the Company or any other Grantor to the First Priority Claimholders or any liability incurred directly or indirectly in respect thereof.

(c) Except as otherwise expressly provided herein, the Second Priority Collateral Agent, on behalf of itself and the Second Priority Claimholders, also agrees that the First Priority Claimholders and the First Priority Collateral Agent shall have no liability to the Second Priority Collateral Agent or any Second Priority Claimholders, and the Second Priority Collateral Agent, on behalf of itself and the Second Priority Claimholders, hereby waives any claim against any First Priority Claimholder or the First Priority Collateral Agent, arising out of any and all actions which the First Priority Claimholders or the First Priority Collateral Agent may take or permit or omit to take with respect to:

(i) the First Priority Loan Documents (other than this Agreement);

(ii) the collection of the First Priority Obligations;

(iii) the foreclosure upon, or sale, liquidation or other disposition of, any First Priority Collateral. The Second Priority Collateral Agent, on behalf of itself and the Second Priority Claimholders, agrees that the First Priority Claimholders and the First Priority Collateral Agent have no duty to them in respect of the maintenance or preservation of the First Priority Collateral, the First Priority Obligations or otherwise; or

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(iv) any election by a First Priority Claimholder in any proceeding under the Bankruptcy Code of the application of Section 1111(b) thereof.

(d) Until the Discharge of First Priority Obligations, the Second Priority Collateral Agent, on behalf of itself and the Second Priority Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshaling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4 Obligations Unconditional. All rights, interests, agreements and obligations of the First Priority Collateral Agent and the First Priority Claimholders and the Second Priority Collateral Agent and the Second Priority Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Priority Loan Documents or any Second Priority Documents;

(b) except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Priority Obligations or Second Priority Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof or interest rate thereon, whether by course of conduct or otherwise, of the terms of any First Priority Loan Document or any Second Priority Document;

(c) except as otherwise expressly set forth in this Agreement, any exchange or impairment of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Priority Obligations or Second Priority Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the First Priority Collateral Agent, the First Priority Obligations, any First Priority Claimholder, the Second Priority Collateral Agent, the Second Priority Obligations or any Second Priority Claimholder in respect of this Agreement.

SECTION 8 MISCELLANEOUS.

8.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the First Priority Loan Documents or the Second Priority Documents, the provisions of this Agreement shall govern and control.

8.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the First Priority Claimholders may continue, at

39

any time and without notice to the Second Priority Collateral Agent or any Second Priority Claimholder subject to the Second Priority Documents, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any other Grantor constituting First Priority Obligations in reliance hereof. The Second Priority Collateral Agent, on behalf of itself and the Second Priority Claimholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor-in-possession and any receiver, trustee or similar Person for the Company or such Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. Subject to the immediately succeeding sentence, this Agreement shall terminate and be of no further force and effect:

(a) with respect to the First Priority Collateral Agent, the First Priority Claimholders and the First Priority Obligations, the date of Discharge of First Priority Obligations, subject to the rights of the First Priority Claimholders under Section 6.5; and

(b) with respect to the Second Priority Collateral Agent, the Second Priority Claimholders and the Second Priority Obligations, upon the later of (1) the date upon which the obligations under the Second Priority Notes Indenture terminate if there are no other Second Priority Obligations outstanding on such date and (2) if there are other Second Priority Obligations outstanding on such date, the date upon which such Second Priority Obligations terminate.

Notwithstanding the foregoing or anything else in this Agreement to the contrary, to the extent that the Discharge of First Priority Obligations has occurred (subject to the rights of the First Priority Claimholders under Section 6.5) and no Second Priority Obligations remain outstanding but there remains outstanding Excess First Priority Obligations or Excess Second Priority Obligations, (i) the provisions of this Agreement shall continue in full force and effect until such time as all Excess First Priority Obligations and all Excess Second Priority Obligations have been paid in full in cash, (ii) the Excess First Priority Obligations shall be treated for all purposes hereunder as First Priority Obligations and (iii) the Excess Second Priority Obligations shall be treated for all purposes hereunder as Second Priority Obligations.

8.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by the Second Priority Collateral Agent or the First Priority Collateral Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time; provided that (x) the First Priority Collateral Agent may, without the written consent of any other First Priority Claimholder, the Second Priority Collateral Agent or any other Second Priority Claimholder, agree to modifications of this Agreement for the purpose of securing additional extensions of credit (including pursuant to the First Priority Credit

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Agreement or any other First Priority Loan Document or any Refinancing or extension thereof) and adding new creditors as “First Priority Claimholders” hereunder, so long as such extensions (and resulting additions) do not otherwise give rise to a violation of the express terms of the First Priority Credit Agreement or any other First Priority Loan Document or the Second Priority Notes Indenture or any other Second Priority Document and (y) additional Grantors may be added as parties hereto in accordance with the provisions of Section 8.17. Notwithstanding the foregoing, the Company shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly and adversely affected.

8.4 Information Concerning Financial Condition of the Company and its Subsidiaries. (a) The First Priority Collateral Agent and the First Priority Claimholders, on the one hand, and the Second Priority Claimholders and the Second Priority Collateral Agent, on the other hand, shall each be responsible for keeping themselves informed of (i) the financial condition of the Company and its Subsidiaries and all endorsers and/or guarantors of the First Priority Obligations or the Second Priority Obligations and (ii) all other circumstances bearing upon the risk of nonpayment of the First Priority Obligations or the Second Priority Obligations; provided that nothing in this Section 8.4 shall impose any duty on the Second Priority Collateral Agent or the Second Priority Notes Trustee to keep itself informed as to the financial condition of the Company or its Subsidiaries or any risk of non-payment beyond that which may be required by the Second Priority Notes Indenture.

(b) The First Priority Collateral Agent and the First Priority Claimholders shall have no duty to advise the Second Priority Collateral Agent or any Second Priority Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the First Priority Collateral Agent or any of the First Priority Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Second Priority Collateral Agent or any Second Priority Claimholder, it or they shall be under no obligation:

(i) to make, and the First Priority Collateral Agent and the First Priority Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(ii) to provide any additional information or to provide any such information on any subsequent occasion;

(iii) to undertake any investigation; or

(iv) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

(c) The Second Priority Collateral Agent and the Second Priority Claimholders shall have no duty to advise the First Priority Notes Collateral Agent or any First Priority Claimholder of information known to it or them regarding such condition or any such

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circumstances or otherwise. In the event the Second Priority Collateral Agent or any of the Second Priority Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the First Priority Collateral Agent or any First Priority Claimholder, it or they shall be under no obligation:

(i) to make, and the Second Priority Collateral Agent and the Second Priority Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(ii) to provide any additional information or to provide any such information on any subsequent occasion;

(iii) to undertake any investigation; or

(iv) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5 Subrogation. With respect to the value of any payments or distributions in cash, or other property that any of the Second Priority Claimholders or the Second Priority Collateral Agent pays over to the First Priority Collateral Agent or the First Priority Claimholders under the terms of this Agreement, the Second Priority Claimholders and the Second Priority Collateral Agent shall be subrogated to the rights of the First Priority Collateral Agent and the First Priority Claimholders; provided that the Second Priority Collateral Agent, on behalf of itself and the Second Priority Claimholders, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Priority Obligations has occurred. The Company acknowledges and agrees that the value of any payments or distributions in cash, or other property received by the Second Priority Collateral Agent or the Second Priority Claimholders that are paid over to the First Priority Collateral Agent or the First Priority Claimholders pursuant to this Agreement shall not reduce any of the Second Priority Obligations.

8.6 Application of Payments. (a) All payments received by the First Priority Collateral Agent or the First Priority Claimholders may be applied, reversed and reapplied, in whole or in part, to such part of the First Priority Obligations provided for in the First Priority Loan Documents. The Second Priority Collateral Agent, on behalf of itself and the Second Priority Claimholders, assents to any extension or postponement of the time of payment, subject to Section 5.3(a), of the First Priority Obligations or any part thereof and, subject to the provisions of this Agreement, to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the First Priority Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

(b) All payments received by the Second Priority Collateral Agent or the Second Priority Claimholders may be applied in accordance with this Agreement, reversed and reapplied, in whole or in part, to such part of the Second Priority Obligations provided for in the

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Second Priority Documents. The First Priority Collateral Agent, on behalf of itself and the First Priority Claimholders, assents to any extension or postponement of the time of payment, subject to Section 5.3(b), of the Second Priority Obligations or any part thereof and, subject to the provisions of this Agreement, to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the Second Priority Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7 SUBMISSION TO JURISDICTION; WAIVERS.

(a) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENTS.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 8.7(a). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY FIRST PRIORITY LOAN DOCUMENT OR SECOND PRIORITY DOCUMENT, IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 8.8.

(d) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS,

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ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7(d).

8.8 Notices. All notices to the First Priority Claimholders and the Second Priority Claimholders permitted or required under this Agreement shall also be sent to the First Priority Collateral Agent and the Second Priority Collateral Agent, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, facsimile or sent by other electronic transmission or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or other electronic transmission, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.9 Further Assurances. The First Priority Collateral Agent, on behalf of itself and the First Priority Claimholders under the First Priority Loan Documents, and the Second Priority Collateral Agent, on behalf of itself and the Second Priority Claimholders under the Second Priority Documents, and the Company, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First Priority Collateral Agent or the Second Priority Collateral Agent may reasonably request to effectuate the terms of and the priorities contemplated by this Agreement, including reinstatement as control agent under any account control agreement. The reasonable, documented out-of-pocket expenses of the First Priority Collateral Agent and the Second Priority Collateral Agent in connection with such actions shall be for the account of the Company.

8.10 APPLICABLE LAW. THIS AGREEMENT, AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT LAW OR TORT LAW OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.11 Binding on Successors and Assigns. This Agreement shall be binding upon the First Priority Collateral Agent, the First Priority Claimholders, the Second Priority Collateral Agent, the Second Priority Claimholders and their respective successors and assigns. If either of the First Priority Collateral Agent or the Second Priority Collateral Agent resigns or is replaced pursuant to the First Priority Credit Agreement or the Second Priority Notes Indenture, as

44

applicable, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement. No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of any estate or creditor is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

8.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

8.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy, facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.14 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.15 No Third-Party Beneficiaries; Provisions Solely to Define Relative Rights. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the First Priority Claimholders and the Second Priority Claimholders. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Priority Collateral Agent and the First Priority Claimholders on the one hand and the Second Priority Collateral Agent and the Second Priority Claimholders on the other hand. None of the Company, any other Grantor or any other creditor thereof shall have any rights hereunder and neither the Company nor any other Grantor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the First Priority Obligations and the Second Priority Obligations as and when the same shall become due and payable in accordance with their terms.

8.16 No Indirect Actions. Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

8.17 Grantors; Additional Grantors. It is understood and agreed that the Company and each other Grantor on the date of this Agreement shall constitute the original Grantors party hereto. The original Grantors hereby covenant and agree to cause each Subsidiary which

45

becomes a Subsidiary Guarantor after the date hereof to promptly become a party hereto (as a Grantor) by executing and delivering a counterpart hereof to each of the First Priority Collateral Agent and Second Priority Collateral Agent or by executing and delivering an assumption agreement in form and substance reasonably satisfactory to the First Priority Collateral Agent. The parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person which becomes a Subsidiary Guarantor at any time (and any security granted by any such Person) shall be subject to the provisions hereof as fully as if same constituted a Grantor and had complied with the requirements of the immediately preceding sentence.

8.18 Collateral Agents. It is understood and agreed that (i) [        ] is entering into this Agreement in its capacity as First Priority Collateral Agent and the rights, powers, privileges and protections afforded to the “Agent” under Article X of the First Priority Credit Agreement shall also apply to [        ] as First Priority Collateral Agent hereunder, (ii) Wilmington Trust, National Association is entering in this Agreement in its capacity as “Notes Collateral Agent” under the Second Priority Notes Security Agreement and the other Second Priority Documents and the rights, powers, privileges, protections, immunities and benefits afforded to the “Notes Collateral Agent” under the Second Priority Documents shall also apply to Wilmington Trust, National Association, as the Second Priority Collateral Agent hereunder, and (iii) the Second Priority Noteholders have expressly authorized and instructed the Second Priority Collateral Agent to execute and deliver this Agreement. In addition, but not in substitution of the foregoing and except as expressly provided in this Agreement, (x) the Second Priority Collateral Agent shall not be subject to any fiduciary, trust or other implied duties to the First Priority Collateral Agent or the other First Priority Claimholders by reason of this Agreement and (y) the First Priority Collateral Agent shall not be subject to any fiduciary, trust or other implied duties to the Second Priority Collateral Agent or the other Second Priority Claimholders by reason of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

First Priority Collateral Agent

[ ], as First Priority Collateral Agent

By:
Name:
Title:

Address for Notices:
[ ]
[ ]
Attention: [ ]
Email: [ ]

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Second Priority Collateral Agent

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Second Priority Collateral Agent

By:
Name:
Title:

Address for Notices: 50 South Sixth Street, Suite 1290 Minneapolis, MN 55402 Attn: StoneMor Inc. Administrator Fax: (612) 217-5651

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Acknowledged and Agreed to by:

STONEMOR INC.	Notice Address: StoneMor Inc. 3331 Street Road, Suite 325 Bensalem, PA 19020
By:
Attention: Jeffrey DiGiovanni

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ALLEGHANY MEMORIAL PARK LLC

ALTAVISTA MEMORIAL PARK LLC

ARLINGTON DEVELOPMENT COMPANY

AUGUSTA MEMORIAL PARK PERPETUAL CARE COMPANY

BIRCHLAWN BURIAL PARK LLC

BRONSWOOD CEMETERY, INC.

CEDAR HILL FUNERAL HOME, INC.

CEMETERY INVESTMENTS LLC

CEMETERY MANAGEMENT SERVICES OF OHIO, L.L.C.

CEMETERY MANAGEMENT SERVICES, L.L.C.

CHAPEL HILL ASSOCIATES, INC.

CHAPEL HILL FUNERAL HOME, INC.

CMS WEST LLC

CMS WEST SUBSIDIARY LLC

COLUMBIA MEMORIAL PARK LLC

CORNERSTONE FAMILY INSURANCE SERVICES, INC.

CORNERSTONE FAMILY SERVICES OF NEW JERSEY, INC.

CORNERSTONE FAMILY SERVICES OF WEST VIRGINIA LLC

CORNERSTONE FAMILY SERVICES OF WEST VIRGINIA SUBSIDIARY, INC.

CORNERSTONE FUNERAL AND CREMATION SERVICES LLC

CORNERSTONE TRUST MANAGEMENT SERVICES LLC

COVENANT ACQUISITION LLC

COVINGTON MEMORIAL FUNERAL HOME, INC.

COVINGTON MEMORIAL GARDENS, INC.

ELOISE B. KYPER FUNERAL HOME, INC.

FOREST LAWN GARDENS, INC.

FOREST LAWN MEMORIAL CHAPEL, INC.

FOREST LAWN MEMORY GARDENS, INC.

GLEN HAVEN MEMORIAL PARK LLC

HENLOPEN MEMORIAL PARK LLC

HENLOPEN MEMORIAL PARK SUBSIDIARY LLC

HENRY MEMORIAL PARK LLC

JUNIATA MEMORIAL PARK LLC

KIRIS LLC

KIRIS SUBSIDIARY, INC.

Notice Address: STONEMOR INC. 3331 Street Road, Suite 325 Bensalem, PA 19020 Attention: Jeffrey DiGiovanni

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KIRK & NICE SUBURBAN CHAPEL, INC.

KIRK & NICE, INC.

LAKEWOOD MEMORY GARDENS SOUTH LLC

LAKEWOOD MEMORY GARDENS SOUTH SUBSIDIARY, INC.

LAKEWOOD/HAMILTON CEMETERY LLC

LAKEWOOD/HAMILTON CEMETERY SUBSIDIARY, INC.

LAUREL HILL MEMORIAL PARK LLC

LAURELWOOD HOLDING COMPANY

LEGACY ESTATES, INC.

LOEWEN [VIRGINIA] LLC

LORRAINE PARK CEMETERY LLC

MODERN PARK DEVELOPMENT LLC

OAK HILL CEMETERY LLC

OSIRIS HOLDING FINANCE COMPANY

OSIRIS HOLDING OF MARYLAND LLC

OSIRIS HOLDING OF PENNSYLVANIA LLC

OSIRIS HOLDING OF RHODE ISLAND LLC

OSIRIS HOLDING OF RHODE ISLAND SUBSIDIARY, INC.

OSIRIS MANAGEMENT, INC.

PERPETUAL GARDENS.COM, INC.

PLYMOUTH WAREHOUSE FACILITIES LLC

PRINCE GEORGE CEMETERY CORPORATION

PVD ACQUISITIONS LLC

ROCKBRIDGE MEMORIAL GARDENS LLC

ROLLING GREEN MEMORIAL PARK LLC

ROSE LAWN CEMETERIES LLC

ROSELAWN DEVELOPMENT LLC

RUSSELL MEMORIAL CEMETERY LLC

SHENANDOAH MEMORIAL PARK LLC

SOUTHERN MEMORIAL SALES LLC

SPRINGHILL MEMORY GARDENS LLC

STAR CITY MEMORIAL SALES LLC

STEPHEN R. HAKY FUNERAL HOME, INC.

STITHAM LLC

STONEMOR ALABAMA LLC

STONEMOR ALABAMA SUBSIDIARY, INC.

STONEMOR CEMETERY PRODUCTS LLC

STONEMOR COLORADO LLC

STONEMOR COLORADO SUBSIDIARY LLC

STONEMOR FLORIDA LLC

STONEMOR FLORIDA SUBSIDIARY LLC

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STONEMOR GEORGIA LLC

STONEMOR GEORGIA SUBSIDIARY, INC.

STONEMOR HOLDING OF PENNSYLVANIA LLC

STONEMOR ILLINOIS LLC

STONEMOR ILLINOIS SUBSIDIARY LLC

STONEMOR INDIANA LLC

STONEMOR INDIANA SUBSIDIARY LLC

STONEMOR IOWA LLC

STONEMOR IOWA SUBSIDIARY LLC

STONEMOR KANSAS LLC

STONEMOR KANSAS SUBSIDIARY LLC

STONEMOR KENTUCKY LLC

STONEMOR KENTUCKY SUBSIDIARY LLC

STONEMOR LP HOLDINGS, LLC

STONEMOR MICHIGAN LLC

STONEMOR MICHIGAN SUBSIDIARY LLC

STONEMOR MISSISSIPPI LLC

STONEMOR MISSISSIPPI SUBSIDIARY LLC

STONEMOR MISSOURI LLC

STONEMOR MISSOURI SUBSIDIARY LLC

STONEMOR NORTH CAROLINA FUNERAL SERVICES, INC.

STONEMOR NORTH CAROLINA LLC

STONEMOR NORTH CAROLINA SUBSIDIARY LLC

STONEMOR OHIO LLC

STONEMOR OHIO SUBSIDIARY, INC.

STONEMOR OPERATING LLC

STONEMOR PARTNERS L.P.

STONEMOR PENNSYLVANIA LLC

STONEMOR PENNSYLVANIA SUBSIDIARY LLC

STONEMOR PUERTO RICO CEMETERY AND FUNERAL, INC.

STONEMOR PUERTO RICO LLC

STONEMOR PUERTO RICO SUBSIDIARY LLC

STONEMOR SOUTH CAROLINA LLC

STONEMOR SOUTH CAROLINA SUBSIDIARY LLC

STONEMOR TENNESSEE SUBSIDIARY, INC.

STONEMOR WISCONSIN LLC

STONEMOR WISCONSIN SUBSIDIARY LLC

SUNSET MEMORIAL GARDENS LLC

SUNSET MEMORIAL PARK LLC

TEMPLE HILL LLC

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THE VALHALLA CEMETERY COMPANY LLC

THE VALHALLA CEMETERY SUBSIDIARY CORPORATION

TIOGA COUNTY MEMORIAL GARDENS LLC

VIRGINIA MEMORIAL SERVICE LLC

WICOMICO MEMORIAL PARKS LLC

WNCI LLC

WOODLAWN MEMORIAL PARK SUBSIDIARY LLC

By:
Name:
Title:

53

ANNEX A

FORM OF SUPPLEMENT TO INTERCREDITOR AGREEMENT

This SUPPLEMENT TO THE INTERCREDITOR AGREEMENT (this “Supplement”) is made on [ ], 20[ ] among: (i) STONEMOR INC. (the “Company”), (ii) [             ] (each a “Grantor” and collectively with the Company, the “Grantors”) and (iii) [             ] (the “Other Second Priority Obligations Agent”).

Reference is hereby made to that certain Intercreditor Agreement, dated as of [ ], 20[ ] (as amended, the “Intercreditor Agreement”), among the Company, the other Grantors, Wilmington Trust, National Association, as collateral agent for the benefit of the holders of Second Priority Obligations (in such capacity, including any successor thereto in such capacity, the “Second Priority Collateral Agent”) and [ ], as collateral agent for the benefit of the holders of First Priority Obligations (in such capacity, including any successor thereto in such capacity, the “First Priority Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Company and the other Grantors have entered into the Other Second Priority Documents and it is a condition under the terms of the Intercreditor Agreement to the incurrence of New Indebtedness identified below that this Supplement be executed and delivered to the First Priority Collateral Agent and the Second Priority Collateral Agent;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Intercreditor Agreement. As used in this Supplement, the following terms shall have the following definitions:

“Borrowing Date” means the date on which the Other Second Priority Documents are effective.

“Holders” means the lenders or holders providing Other Second Priority Obligations.

“New Indebtedness” means any principal and interest payable to the Holders under the Other Second Priority Documents and any other obligations arising under Other Second Priority Documents.

“Other Second Priority Obligations Agent” means [ ], as agent on behalf of the Holders providing Other Second Priority Obligations.

“Other Second Priority Documents” means the [             ], dated as of [             ] and [list other documents executed and delivered in connection therewith].

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SECTION 2. Supplement. This Supplement is supplemental to the Intercreditor Agreement and is the supplement to be delivered pursuant to Section 2.5 of the Intercreditor Agreement in connection with the New Indebtedness. The Other Second Priority Obligations Agent hereby agrees to the terms of the Intercreditor Agreement as if it were a party thereto.

SECTION 3. Other Second Priority Obligations. The Company hereby confirms that the Other Second Priority Obligations Agent, the First Priority Collateral Agent and the other First Priority Claimholders and the Second Priority Collateral Agent and the other Second Priority Claimholders may conclusively rely on the representations set forth in the Officer’s Certificate attached hereto as Exhibit A certifying that the New Indebtedness (a) complies with the requirements of the definition of “Other Second Priority Obligations” under the Intercreditor Agreement and (b) does not exceed the Maximum Other Second Priority Obligations Amount. Each of the Company and the other Grantors hereby confirm that attached hereto as Exhibit B is a true, correct and complete copy of the Accession Agreement which was executed and delivered in connection with the New Indebtedness.

SECTION 4. Effectiveness; Ratification. This Supplement shall become effective upon the later of (a) the receipt of this Supplement by the First Priority Collateral Agent and the Second Priority Collateral Agent and (b) the Borrowing Date, and from and after the date hereof, the Other Second Priority Obligations Agent and the Holders shall constitute “Additional Secured Parties” and “Second Priority Claimholders” under the Intercreditor Agreement.

Any and all references to the “Intercreditor Agreement” in the First Priority Loan Documents and the Second Priority Loan Documents shall mean the Intercreditor Agreement, as supplemented hereby. Except as supplemented by this Supplement, the Intercreditor Agreement remains unmodified and in full force and effect and is hereby ratified, approved and confirmed as of the date hereof.

SECTION 5. Appointment of Collateral Agent. The Other Second Priority Obligations Agent, by its execution and delivery hereof (on behalf of itself and the Holders), authorizes and appoints Wilmington Trust, National Association, as the Second Priority Collateral Agent, and directs the Second Priority Collateral Agent to act on its behalf (and on behalf of the Holders) under the Intercreditor Agreement. In acting hereunder, the Second Priority Collateral Agent shall have all of the rights, benefits and immunities given to it under the Second Priority Notes Indenture and the Security Documents, all of which are incorporated by reference herein.

The Second Priority Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by the Second Priority Notes Indenture, the Second Priority Security Documents or the Intercreditor Agreement at the request or direction of any Second Priority Noteholder or Holder, unless such requesting or directing party shall have offered to the Second Priority Collateral Agent security or indemnity satisfactory to the Second Priority Collateral Agent against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction; and no provision of the Intercreditor Agreement or any Second Priority Security Document shall require the Second Priority Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for

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believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

SECTION 6. Governing Law. This Supplement shall in all respects be governed by the law of the State of New York.

SECTION 7. Third-Party Beneficiary. The Second Priority Noteholders and the other Second Priority Claimholders and the First Priority Claimholders are intended third-party beneficiaries of this Supplement.

SECTION 8. Disclaimer. Neither the First Priority Collateral Agent nor the Second Priority Collateral Agent shall be responsible for the validity or sufficiency of this Supplement or of the recitals hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Supplement as of the date first written above.

STONEMOR INC., as Company

By:
Name:
Title:

[ ], as Grantor

By:
Name:
Title:

[ ], as Other Second Priority Obligations Agent

By:
Name:
Title:

Acknowledged and Agreed:

FIRST PRIORITY COLLATERAL AGENT:

[ ],
as First Priority Collateral Agent

By:

Name:
Title:

Date:

SECOND PRIORITY COLLATERAL AGENT:

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Second Priority Collateral Agent

By:
Name:
Title:

Date:

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ANNEX B

FORM OF ACKNOWLEDGMENT REGARDING REFINANCING INDEBTEDNESS AND NEW AGENT

This ACKNOWLEDGMENT REGARDING REFINANCING INDEBTEDNESS AND NEW AGENT (this “Acknowledgment”) is made on [             ], 20[ ] by [ ], as New First Priority Collateral Agent (as defined below).

Reference is hereby made to that certain Intercreditor Agreement, dated as of [ ], 20[ ] (as amended, the “Intercreditor Agreement”), among the Company, certain of its Subsidiaries, Wilmington Trust, National Association, as collateral agent for the benefit of the holders of Second Priority Obligations (in such capacity, including any successor thereto in such capacity, the “Second Priority Collateral Agent”), and [ ], as collateral agent for the benefit of the holders of First Priority Obligations (in such capacity, including any successor thereto in such capacity, the “First Priority Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Company and certain of its Subsidiaries have entered into a Refinancing of the First Priority Credit Agreement with the Holders and the New First Priority Collateral Agent and it is required under the terms of the Intercreditor Agreement that this Acknowledgment be executed and delivered (x) by the Holders to the Second Priority Collateral Agent and (y) by the New First Priority Collateral Agent to the Second Priority Collateral Agent and the Second Priority Claimholders.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Intercreditor Agreement. As used in this Acknowledgment, the following terms shall have the following definitions:

“Borrowing Date” means the date on which the New First Priority Documents are effective.

“Holders” means the holders of the Refinanced Indebtedness under the New First Priority Documents.

“New First Priority Collateral Agent” means [ ], as new First Priority Collateral Agent on behalf of the Holders providing new First Priority Obligations.

“New First Priority Documents” means the [ ], dated as of [ ] and [list other documents executed and delivered in connection therewith].

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“Refinanced Indebtedness” means any principal and interest payable to the Holders under the New First Priority Documents and any other obligations arising under the new First Priority Documents.

SECTION 2. Acknowledgment. This Acknowledgment is delivered pursuant to Sections 5.3 and 5.6 of the Intercreditor Agreement in connection with the Refinanced Indebtedness. The New First Priority Collateral Agent hereby agrees to be bound by the terms of the Intercreditor Agreement as “First Priority Collateral Agent.” The New First Priority Collateral Agent, pursuant to the authority granted to it under the New First Priority Documents, hereby binds each Holder to the terms of the Intercreditor Agreement as if each were a party thereto.

SECTION 4. Effectiveness; Ratification. This Acknowledgment shall become effective upon the later of (a) the receipt of this Acknowledgment by the Second Priority Collateral Agent and the Second Priority Claimholders and (b) the Borrowing Date, and from and after the date hereof, the New First Priority Obligations Agent and the Holders shall constitute “First Priority Claimholders” under the Intercreditor Agreement.

Any and all references to the “Intercreditor Agreement” in the First Priority Loan Documents and the Second Priority Loan Documents shall mean the Intercreditor Agreement, as modified by this Acknowledgment hereby. Except as modified by this Acknowledgment, the Intercreditor Agreement remains unmodified and in full force and effect and is hereby ratified, approved and confirmed as of the date hereof.

SECTION 6. Governing Law. This Supplement shall in all respects be governed by the law of the State of New York.

SECTION 7. Third-Party Beneficiary. The Second Priority Noteholders and the other Second Priority Claimholders are intended third-party beneficiaries of this Acknowledgment.

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IN WITNESS WHEREOF, the parties hereto have executed this Acknowledgment as of the date first written above.

NEW FIRST PRIORITY COLLATERAL AGENT:
[ ],
as First Priority Collateral Agent

By:

Name:
Title:

Date:

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